As filed with the Securities and Exchange Committee on September 25, 2025

Registration No. 333-289934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 4
To
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Billion Group Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

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Cayman Islands	2000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 502, 20-20A,
Chung Ying Building,
Connaught Road West,
Sheung Wan, Hong Kong
+852 3568 7452
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________________________

Concord & Sage PC
1360 Valley Vista Dr Suite 140
Diamond Bar, CA 91765
929-989-7572
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:

________________________________________

Copy to:

Mr. Kyle Leung Concord & Sage PC 1360 Valley Vista Dr Suite 140 Diamond Bar, CA 91765 Tel: 929-989-7572	Anthony N. DeMint, Esq. DeMint Law, PLLC 3753 Howard Hughes Parkway Second Floor, Suite 314 Las Vegas, NV 89169 Tel: 702-714-0889

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion) DATED September 25, 2025

Billion Group Holdings Limited

1,600,000 Ordinary Shares

This is the initial public offering of 1,600,000 Ordinary Shares (as defined below) of Billion Group Holdings Limited, a Cayman Islands exempted company. We are a Cayman Islands exempted company with limited liability with a principal place of business in Hong Kong through our wholly-owned subsidiary, Billion Enterprise International Limited (“Operating Subsidiary”).

Investors are cautioned that you are buying shares of a Cayman Islands holding company with operations in Hong Kong by its operating subsidiary.

Given the substantial operations of our operating subsidiary in Hong Kong and the PRC government may exercise significant oversight over the conduct of business in Hong Kong, in the event that we or our Hong Kong operating subsidiary were to become subject to the laws and regulations of Mainland China, the legal and operational risks associated with Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in Mainland China, complex and evolving Mainland China laws and regulations, and as to whether and how the recent PRC government statements and regulatory actions by China’s government, such as those relating to the use of variable interest entities and data and cyberspace security and anti-monopoly concerns, have or may impact the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange. These risks could result in a material change in the Company’s operations and/or the value of the securities of the Company or could significantly limit or completely hinder the Company’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Billion Group Holdings Limited is a holding company with no material operations of its own, which conducts substantially all of its operations through its operating entities established in Hong Kong through our wholly-owned subsidiary, Billion Enterprise International Limited. Throughout this prospectus, unless the context indicates otherwise, references to “Billion Group Holdings Limited”, “our company,” the “Company,” “we,” “us,” “our,” “ourselves”, or similar terms are to Billion Group Holdings Limited and its subsidiaries. We conduct substantially all of our operations in Hong Kong. Hong Kong is a special administrative region of the People’s Republic of China (“PRC”) and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and constitutional document for Hong Kong, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

We are offering 1,600,000 Ordinary Shares, par value US$0.0001 per share (“Ordinary Shares”) through the underwriters on a firm commitment basis. We expect the initial public offering price of our Ordinary Shares to be in the range of US$4.00 to US$6.00 per share. The assumed public offering price per Ordinary Share used throughout this prospectus may not be indicative of the actual public offering price for the Ordinary Shares. Prior to this offering, there has been no public market for our Ordinary Shares. We will apply to have our Ordinary Shares listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “BGHL”. We cannot guarantee that we will be successful in listing our Ordinary Shares on the Nasdaq; however, we will not complete this offering unless we are so listed. If Nasdaq does not approve our listing application, this offering will be terminated.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See the section entitled “Risk Factors” starting on page 13 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Ordinary Shares.

Investors in this Offering are not purchasing equity securities of the Hong Kong Operating Subsidiary, Billion Enterprise International Limited. Instead, they are purchasing Ordinary Shares of Billion Group Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability which is the parent company of Billion Enterprise International Limited. Such a structure involves unique risks to investors in this Offering. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities of the Company, including that it could cause the value of such securities to significantly decline or become worthless. For a detailed description, see “Risk Factors — Risks Related to our Ordinary Shares and this Offering” on page 30 of this prospectus and “Risks Related to Doing Business in Hong Kong” on page 13 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Risk Factors” on pages 9 and 13, respectively.

Upon the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our controlling shareholder, which refers to a person or entity that (i) holds more than 50% of the total voting power of the issuer’s outstanding shares, or (ii) possesses de facto control over the issuer’s management or corporate policies through contractual arrangements, board representation, concentrated voting power or other governance mechanisms, will own 62.6% of our total issued and outstanding Ordinary Shares, representing 62.6% of the total voting power, assuming that the representative of the underwriters does not exercise the over-allotment option. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules after the Offering, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent and our nomination compensation committees might not consist entirely of independent directors.

We are not, and our Operating Subsidiary, namely Billion Enterprise International Limited is not, a Chinese operating company. We hold 100% equity interests in our Operating Subsidiary in Hong Kong, and do not use a variable interest entity (“VIE”) structure. None of our business, operations or subsidiary is located in Mainland China and the Company is not a Chinese operating company. Furthermore, none of our suppliers are in Mainland China. Because all of our operations are in Hong Kong, a special administrative region of China, our business is subject to the complex and rapidly evolving laws and regulations there.

To the extent cash or assets in the business are in Hong Kong or a Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of you or your subsidiaries by the PRC government to transfer cash or assets. For a detailed description, see “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China and Hong Kong-based issuers, which could result in a material change in our operations and/or the value of the securities of the Company. Our Operating Subsidiaries in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, regulations, rules, and the enforcement of laws of the PRC may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.” on page 13 of this prospectus. The Company currently has no express cash management policies that dictate how such funds are transferred. The majority of our historical clients were based in Hong Kong and our advertising market is in Hong Kong, none of our business, operations or subsidiary is located in Mainland China and the Company is not a Chinese operating company. Nor do we intend to set up any subsidiary in Mainland China or enter into any contractual arrangements to establish a VIE structure in Mainland China. Furthermore, none of our suppliers are in Mainland China.

The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China and Hong Kong-based issuers, which could result in a material change in our operations and/or the value of the securities of the Company. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are in Hong Kong, a special administrative region of China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China and Hong Kong-based issuers, which could result in a material change in our operations and/or the value of the securities of the Company. Our Operating Subsidiaries in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, regulations, rules, and the enforcement of laws of the PRC may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.” on page 13 of the prospectus. Because the Basic Law, which is a national law of the PRC and a constitutional document for Hong Kong, provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”, we do not believe we or our subsidiary Billion Enterprise International Limited are subject to most 4 laws or regulations relating to overseas securities offerings. However, there may be prominent risks associated with our operations being in Hong Kong. There are also risks that the Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas, and/or foreign investment in China and Hong Kong-based issuers, which could result in a material change in our operations or the value of the securities of the Company.

If there is a significant change to current political arrangements between Mainland China and Hong Kong, companies operating in Hong Kong may face similar regulatory risks as those operating in Mainland China, including material changes in the company’s operations or the value of the securities being registered for sale or could significantly limit or completely hinder the Company’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our operating subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in China and Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Our business, financial conditions and results of operations, and/or the value of our Ordinary Shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected by existing or future laws and regulations of Mainland China which may become applicable to Hong Kong and thus to a company such as us.” on page 14 of the prospectus and “Risk Factors — Risks Related to Doing Business in Hong Kong — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we would not be able to continue listing on U.S. exchanges and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors” on page 15 of the prospectus.

Any changes in the political and economic policies of the PRC government or relations between China and the United States may materially and adversely affect our business, financial condition, and results of operations or could result in our inability to sustain our growth and expansion strategies. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.” on page 19 of the prospectus.

Our Hong Kong counsel, SH Wong & Co, has rendered its opinion that, as of the date of this prospectus, the Company and its Hong Kong subsidiary, (1) are not required to obtain permissions or approvals from any PRC national authorities to operate their businesses or to issue the Ordinary Shares to foreign investors; and (2) are not subject to permission requirements from the China Securities Regulatory Commission (the “CSRC”), including the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) effected on March 31, 2023, the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve our operations. Specifically, under the currently effective PRC laws and regulations, we are not required to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing plan, nor have we received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. This conclusion is based on the fact that as of the date of this prospectus: (1) our Company’s operating subsidiary is located in Hong Kong, (2) we and our subsidiary have no operations in Mainland China, and (3) pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). However, in light of the recent statements and regulatory actions by the PRC government, such as those related to the extension of China’s oversight and control into Hong Kong, the promulgation of regulations prohibiting foreign ownership of Chinese companies operating in certain industries, which are constantly evolving, and anti-monopoly concerns, we may be subject to the risks of the uncertainty of any future actions of the PRC government in this regard. If it is determined in the future, however, that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, the offering will be delayed until we have obtained the relevant approvals. There is also the possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If the approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the CSRC approval in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations, limit our ability to pay dividends, limit our operations, or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. See “Risk Factors — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we would not be able to continue listing on U.S. exchanges and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors.” on page 15 of the prospectus.

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act, as amended in 2022, which reduced the consecutive non-inspection period to two years, if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. The Holding Foreign Companies Accountable Act (“HFCAA”) enacted in December 2020, together with a recent joint statement by the United States Securities and Exchange Commission (“SEC”) and the PCAOB call for additional stringent criteria to be applied to emerging market companies by assessing the qualification of non-U.S. auditors who are not inspected by the PCAOB. The HFCAA provided that if the PCAOB cannot fully inspect or investigate an auditor for two consecutive years, securities of such companies will be prohibited from trading on any national securities exchange and in the over-the-counter market in the United States. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 (the “December 2021 Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) Mainland China of the People’s Republic of China because of a position taken by one or more authorities in Mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, AssentSure PAC is not headquartered in Mainland China or Hong Kong and was not identified in the 2021 Determination Report as a firm subject to the PCAOB’s determination. AssentSure PAC is headquartered in Singapore, is registered with the PCAOB, and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess AssentSure PAC’s compliance with applicable professional standards.

On August 26, 2022, the CSRC, the Ministry of Finance of China, and the PCAOB signed a protocol governing inspections and investigations of audit firms based in China and Hong Kong, which could prevent China-based, U.S.-listed firms from being delisted pursuant to the HFCAA. On December 15, 2022, the PCAOB issued a new Determination Report (the “2022 Determination Report”) which: (1) vacated the 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. Although the 2022 Determination Report reversed the conclusion of the 2021 Determination Report with respect to PCAOB’s ability to conduct inspections and investigations completely of the registered public accounting firms headquartered in Mainland China and Hong Kong, the successful 2024 inspection of Assentsure PAC demonstrates ongoing compliance with PCAOB requirements, the 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completed. If in the future the PCAOB determines that it no longer can inspect or investigate our auditor completely because of a position taken by authorities in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Although the audit report included in this prospectus was issued by U.S. auditors who are currently inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate the Company’s auditor completely, investors would be deprived of the benefits of such inspection and the Ordinary Shares may be delisted or prohibited from trading.”

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from initial listing or trading on any U.S. stock exchanges or OTC Markets if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before your securities may be prohibited from trading or delisted. The delisting, or the cessation of trading of our Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Related to our Ordinary Shares and this Offering — Our Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act, 2023, enacted on December 29, 2022 amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.” on page 38 of the prospectus.

HK taxation and PRC impacts

As Billion Group Holdings Limited is a holding company with no business operation and its principal operating subsidiary is Billion Enterprise International Limited which operates in Hong Kong, payments of dividends from our Hong Kong subsidiary to us are not subject to any withholding tax in Hong Kong. See “Dividend Policy” for further details on our dividend policy. As of the date of this prospectus, the Company does not have any operations in the PRC. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since our operation is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions. See “Corporate History and Structure” on page 44 and “Risks Related to Doing Business in Hong Kong” on page 13 for additional details.

Billion Group Holdings Limited is permitted under the laws of the Cayman Islands to provide funding to our subsidiary Billion Enterprise International Limited through loans or capital contributions without restrictions on the amount of the funds. There are no restrictions or limitations under the laws of the Cayman on Billion Group Holdings Limited’s ability to distribute earnings from its businesses, including subsidiaries, to U.S. investors. Billion Group Holdings Limited is permitted under the laws of Hong Kong to provide funding to Billion Enterprise International Limited through dividend distribution without restrictions on the amount of the funds. Both Billion Group Holdings Limited and Billion Enterprise International Limited currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Neither Billion Group Holdings Limited nor its subsidiary has any dividend payout policy, and each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Please see “Risk Factors” beginning on page 13 of this prospectus for additional information.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 9 of this prospectus for more information.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

	PER SHARE	TOTAL
Initial public offering price(1)	$4.00	$6,400,000
Underwriting discounts and commissions(2)	$0.28	$448,000
Proceeds, before expenses, to us(3)	$3.72	$5,952,000

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(1)      Determined based on the proposed minimum offering price per Ordinary Share. Assumes that the underwriters do not exercise their over-allotment option. For more information, see “Underwriting” in this prospectus.

(2)      We have agreed to pay the underwriters a discount equal to seven percent (7.0%) of the gross proceeds of this offering. We have also agreed to pay the representative of the underwriters, American Trust Investment Services, Inc. (“ATIS” or the “Representative”), a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds raised and to reimburse the underwriters for certain expenses incurred relating to this offering. These payments will further reduce proceeds available to us before expenses. For a description of compensation and other items of value payable to the underwriters, see “Underwriting” beginning on page 105.

(3)      We expect our total cash expenses payable by us for this offering, excluding the underwriting discount and other fees and expenses payable to the underwriters, to be approximately US$810,000. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. We have granted the underwriters an option for a period of thirty (30) days after the closing of this Offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts payable will be US$515,200 and the total proceeds to us, before expenses, will be US$6,844,800.

If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Ordinary Shares against payment in U.S. Dollars to purchasers against payment on [*], 2025.

Sole Book-Running Manager

American Trust Investment Services, Inc.

Prospectus dated [*], 2025

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

Until [*], 2025 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

•        “Billion Enterprise International Limited” refers to Billion Enterprise International Limited, a limited company incorporated in Hong Kong, an indirect wholly owned subsidiary of Billion Group Holdings Limited and our key Operating Subsidiary in Hong Kong;

•        “BVI” refers to British Virgin Islands;

•        “CAGR” refers to compound annual growth rate;

•        “China” or “PRC”, in each case, refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan region, the special administrative regions of Hong Kong and Macau;

•        “Cayman Companies Act” refers to Companies Act (Revised) of the Cayman Islands, as amended;

•        “Exchange Act” refers to Securities Exchange Act of 1934, as amended;

•        “Harmony Alliance Holdings Limited” refers to Harmony Alliance Holdings Limited, a BVI business company limited by shares incorporated in the BVI, a direct wholly owned subsidiary of Billion Group Holdings Limited;

•        “Hong Kong” refers to The Hong Kong Special Administrative Region of the People’s Republic of China;

•        “HK$,” “HKD” or “Hong Kong dollar” refers to the legal currency of Hong Kong;

•        “Macau” refers to The Macao Special Administrative Region of the People’s Republic of China.

•        “Mainland China” refers to the mainland of the People’s Republic of China; excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        “Nasdaq” refers to Nasdaq Capital Market;

•        “PCAOB” refers to Public Company Accounting Oversight Board;

•        “Post-offering memorandum and articles of association” refers to amended and restated memorandum and articles of association to be adopted by the Company with effect from the effective date of this prospectus;

•        “RMB” refers to the legal currency of the PRC;

•        “SEC” refers to the United States Securities and Exchange Commission;

•        “Securities Act” refers to The Securities Act of 1933, as amended;

•        “Shares” or “Ordinary Shares” refer to the Ordinary Shares of our Company, par value $0.0001per share;

•        “US”, “U.S.” or “USA” refers to The United States of America;

•        “U.S. dollars,” “dollars,” “USD” or “$” refers to the legal currency of the United States;

•        “We,” “us,” “our,” “BILLION GROUP HOLDINGS LIMITED,” and the “Company” refer to Billion Group Holdings Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands, and its subsidiaries; and

•        “FY2023” and “FY2024” refer to fiscal year ended December 31, 2023 and December 31, 2024, respectively;

All information in this prospectus assumes no exercise by the underwriters of their over-allotment option unless the context indicates otherwise.

Our business is conducted through our subsidiaries in Hong Kong and we do not operate in Mainland China, Macau, or Taiwan. Our combined financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our combined financial statements in U.S. dollars. These dollar references are based on the exchange rate of HKD to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•        changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

•        the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

•        changes in the availability and cost of professional staff which we require to operate our business;

•        changes in customers’ preferences and needs;

•        changes in competitive conditions and our ability to compete under such conditions;

•        changes in our future capital needs and the availability of financing and capital to fund such needs;

•        changes in currency exchange rates or interest rates;

•        projections of revenue, profits, earnings, capital structure and other financial items;

•        changes in our plan to enter into certain new business sectors; and

•        other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

Market and Industry Data

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates issued by Frost & Sullivan, a research firm, in connection with this Offering, for which we paid a fee. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry reports. While we believe that the information from these industry publications, surveys and studies are reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “USD$,” “$” and “USD” refer to the currency of the United States of America. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

v

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.”

Based on management’s internal assessment that the Company and its subsidiaries currently have no material operations in the PRC, Our Hong Kong counsel, SH Wong & Co, has rendered its opinion that, as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities before listing in the U.S. and to issue our Ordinary Shares to foreign investors, including the Cyberspace Administration of China (the “CAC”) or the China Securities Regulatory Commission (the “CSRC”) or any other governmental agency because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (ii) the Company operates in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or any other governmental agency. We also understand that our Hong Kong subsidiary is not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authorities. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

We understand that as of the date of this prospectus, the Company has no operations in China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. Our Hong Kong counsel, SH Wong & Co, has rendered its opinion that, while the Company has no current operations in China, should we have any future operations in China and or if applicable laws, regulations or interpretations change and our subsidiary is required to obtain such permissions or approvals, and should we (i) do not receive or maintain such permissions or approvals have been denied, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. While the Company has no current operations in China, should we have any future operations in China these regulatory agencies may also impose fines and penalties on our operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Ordinary Shares. We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other governmental agency also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC or other governmental agency later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Business Overview

Our mission is to be a leading global supplier of premium and scarce high-end food products in Hong Kong. We strive to be the trusted partner that connects the world’s finest ingredients with discerning customers, capitalizing on the growing global demand for quality and exclusivity.

The operating entity, Billion Enterprise International Limited, was founded in 2015. Headquartered in Hong Kong, we are a fast-growing high-end food supplier. We specialize in global scarce high-end food procurement. We principally engaged in the trading of frozen food, fine wine and spirit, luxury seafood and other products.

Our customers mainly include catering-related distributors and luxury retail channels. Our business strategy focuses on business-to-business sales (B2B), which enables us to reach our customers’ sales network and consumer base. As high-end ingredients become more and more popular around the world, our customer base continues to expand with customers’ recommendations and our marketing efforts.

We pride ourselves in upholding high standards for food safety, product quality and sustainability. We have stringent quality control systems in place at every stage of our value chain.

Our Products

Frozen Foods:    Our Wagyu beef, a core product, is primarily American and a small portion of Japanese beef celebrated globally for its exquisite marbling, tender texture, and rich flavor. We source top-tier Wagyu mainly from the United States and a smaller selection of traditional Japanese regions, where advanced breeding techniques are used. This crossbreeding combines the marbling of Japanese Wagyu with the leanness of American Angus, resulting in beef with abundant, evenly distributed marbling and a unique flavor profile. In addition to Wagyu, we offer other frozen foods like frozen sea cucumber. The unique flavor and rich nutrition of these sea cucumbers are attributed to the pure water and slow growth environment.

Fine Wines and Spirits:    We offer a curated selection of fine wines from producers, encompassing collectible and ready-to-enjoy vintages crafted from classic grape varietals. Our portfolio also includes premium Chinese Baijiu, a traditional spirit with diverse regional styles, catering to the growing demand for authentic and luxury spirits.

Luxury Seafood:    Our seafood line features a curated selection of marine delicacies, prized for their exceptional nutritional value and culinary versatility. We are committed to sourcing products from origins. Our offerings include dried abalone, primarily sourced from nutrient-rich marine ecosystems, known for their plump and tender texture. We also offer high-quality fish maw, carefully selected for its abundant collagen and springy texture from deep-sea fish found in biodiverse waters. Our rigorous sourcing ensures the quality and origin of our seafood.

Other Products:    We selectively provide complementary, high-quality products like Japanese Ramen (featuring Hokkaido wheat noodles, Chashu, Ajitsuke Tamago, and chicken drumsticks) to meet diverse customer needs.

Competitive Strengths

We Leverage Strategic Supplier Partnerships and Maintain a Resilient Supply Chain:    Our supply chain strength stems from long-term collaborations with key suppliers, ensuring consistent access to premium ingredients. We optimize cost efficiency through bulk purchasing and maintain resilience via a diversified supplier network, enabling us to navigate disruptions and offer competitive pricing.

We Focus on High Standards for Food Safety and Transparency Through Quality Control and Traceability Systems:    We prioritize quality control and product safety through rigorous inspection protocols and technological transparency. This commitment ensures reliable, audit-ready solutions for our clients, and we have a strong track record of compliance.

We Capitalize on Hong Kong’s Logistics and Quality-Driven Market:    Our Hong Kong location provides a competitive advantage due to the city’s efficient logistics and strong consumer demand for premium, authentic products.

We Have an Experienced Team with Clearly Defined Roles:    Our teams drive efficiency and client satisfaction. Our procurement team secures favorable terms, our sales team provides tailored solutions, and our management team offers strategic vision and industry expertise, contributing to our overall effectiveness.

We Build a Trustworthy Brand Through Consistent Actions:    We have established a strong brand through consistent quality, tailored service, and effective marketing. We focus on building customer loyalty and integrating social responsibility into our brand identity.

Growth Strategies

Expand our Customer Base:    We plan to expand our Hong Kong customer base by targeting new high-end food service and retail clients with our extensive product selection and efficient distribution.

Strengthen Vertically Integrated Supply Chain:    We plan to establish our own processing and packaging center, incorporating advanced technologies to optimize product freshness and nutritional value. We will also implement a smart warehouse management system to improve efficiency and reduce operating costs.

Enhance Premium Consumer Experience:    We intend to establish high-end experience stores in prime urban locations to offer immersive brand experiences and personalized service. We also intend to expand our offerings with wine-tasting sessions, diversified gift sets, and customized wine selections with professional guidance.

Expand Domestic and International Presence:    We will actively pursue growth opportunities in Mainland China through strategic distributor partnerships and enhance our international brand recognition by participating in global food exhibitions. Leveraging Hong Kong’s logistics, we will build an efficient global distribution network with real-time tracking.

Strengthen our sales and marketing activities:    We will enhance our market presence by intensifying sales and marketing activities, including participating in food exhibitions, partnering with high-end restaurants for tasting events, and collaborating with other reputable brands to broaden our reach and promote our premium brand.

Corporate Information

Our principal executive office is located at Unit 502, 20-20A, Chung Ying Building, Connaught Road West, Sheung Wan, Hong Kong. Our telephone number is +852 3568-7452. Our registered office in the Cayman Islands is located at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

Our agent for service of process in the United States is Concord & Sage PC, located at 1360 Valley Vista Dr Suite 140, Diamond Bar, CA 91765. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Corporate History and Structure

Billion Group Holdings Limited is a Cayman Islands exempted company incorporated on May 6, 2025 that conducts its operations in Hong Kong through its indirectly wholly owned Operating Subsidiary. The Operating Subsidiary was established under the Hong Kong laws on January 9, 2015, with Harmony Alliance Holdings Limited as its sole shareholder.

From March 31, 2024 to June 30, 2025, we carried out a series of transactions to reorganize our corporate structure. As part of the reorganization, the Company was incorporated as an exempted company under the laws of the Cayman Islands on May 6, 2025.

Upon incorporation on May 6, 2025, one ordinary share, par value US$0.0001 per share, of the Company was allotted and issued to Ogier Global Subscriber (Cayman) Limited as the subscriber, which was later transferred to Billion Fortune Overseas Limited on May 12, 2025.

The Reorganization

Pursuant to the reorganization, on July 15, 2025, the Company acquired the entire issued share capital of Harmony Alliance Holdings Limited, from its nine then existing shareholders at par value. In consideration of the acquisition, on June 25, 2025, the Company allotted and issued at par value to each of Billion Fortune Overseas Limited, Boss Plan Limited, Destiny Wealth Investments Limited, Talent Enhance Limited, Daily Benefit Inc., Major Trader Limited, Land Precious Limited, Clever Express Limited and ZGM Global Limited, 679 Ordinary Shares, 50 Ordinary Shares, 49 Ordinary Shares, 48 Ordinary Shares, 45 Ordinary Shares, 40 Ordinary Shares, 39 Ordinary Shares, 38 Ordinary Shares and 11 Ordinary Shares, respectively. Upon completion of such acquisition, the Operating Subsidiary became an indirect wholly owned subsidiary of the Company.

As part of the reorganization, on August 22, 2025, 18,399,000 additional Ordinary Shares were allotted and issued at the par value of US$0.0001 to the nine existing Shareholders, such share allotment to each of Billion Fortune Overseas Limited, Boss Plan Limited, Destiny Wealth Investments Limited, Talent Enhance Limited, Daily Benefit Inc., Major Trader Limited, Land Precious Limited, Clever Express Limited and ZGM Global Limited amounts to 12,511,320 Ordinary Shares, 919,950 Ordinary Shares, 901,551 Ordinary Shares, 883,152 Ordinary Shares, 827,955 Ordinary Shares, 735,960 Ordinary Shares, 717,561 Ordinary Shares, 699,162 Ordinary Shares and 202,389 Ordinary Shares, respectively. As such, the Company has 18,400,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

As of the date of this prospectus, our Controlling Shareholder owns 68% of our issued share capital and the remaining 32% of our share capital is held as to 5.0% by Boss Plan Limited; as to 4.8% by Talent Enhance Limited; as to 4.5% by Daily Benefit Inc.; as to 4.0% by Major Trader Limited; as to 3.9% by Land Precious Limited; as to 3.8% by Clever Express Limited; as to 1.1% by ZGM Global Limited; and as to 4.9% to Destiny Wealth Investments Limited.

The chart below illustrates our corporate structure and subsidiaries as of the date of this prospectus and upon completion of this offering (assuming the underwriter does not exercise the Over-Allotment Option):

As of the date of this prospectus

Upon completion of this offering

We are offering 1,600,000 Ordinary Shares, representing 8% of the Ordinary Shares following completion of this offering, assuming the underwriter does not exercise the Over-Allotment Option.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering, our Controlling Shareholder will own 62.6% of our total issued and outstanding Shares, representing 62.6% of the total voting power, assuming that the underwriter does not exercise the Over-Allotment Option.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules after the Offering, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent and our nomination and compensation committees might not consist entirely of independent directors.

Cash Flows through Our Organization

Our Company, Billion Group Holdings Limited, is permitted under the laws of the Cayman Islands to provide funding to Harmony Alliance Holdings Limited, our wholly-owned BVI subsidiary, through loans and/or capital contributions without restrictions on the amount of the funds. Harmony Alliance Holdings Limited, in turn, may provide funding to Billion Enterprise International Limited, our wholly-owned Hong Kong operating subsidiary, through loans and/or capital contributions.

Conversely, Billion Enterprise International Limited is permitted under the laws of Hong Kong to provide funding to Harmony Alliance Holdings Limited, its sole shareholder, through dividend distributions or payments, without restrictions on the amount of the funds. Harmony Alliance Holdings Limited is also permitted under BVI law to provide funding to our Company, Billion Group Holdings Limited, through dividend distributions or other permitted means, provided that it satisfies the solvency test required by BVI law for such distributions.

There are no restrictions or limitations on our ability to distribute earnings by dividends from our subsidiaries (including Harmony Alliance Holdings Limited and Billion Enterprise International Limited) to our Company and our shareholders and U.S. investors, provided that the distributing entity remains solvent after such distribution. Our board of directors may, by resolution, authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following our Company will be able to pay our debts as they become due in the ordinary course of business. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. There is no further Cayman Islands, BVI, or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend beyond the respective solvency requirements. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

Our Company is a Cayman Islands company, Harmony Alliance Holdings Limited is a BVI company, and our operating subsidiary is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of our Company to transfer cash to or from our operating subsidiary, or to investors under Hong Kong law. Similarly, under BVI law, there are no restrictions on foreign exchange and no limitations on Harmony Alliance Holdings Limited’s ability to transfer cash. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between our Company and our subsidiary, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to our Company and U.S. investors and amounts owed. As of the date of this prospectus, there was no cash transfer between the holding company and its subsidiary. No dividends or distribution have been made to date between the holding company and the subsidiary. Further, no transfers, dividends, or distributions have been made to investors.

As a smaller business, the Company does not have specific cash management policies and procedures that dictate how funds are transferred throughout the organization. The Company’s general policy, however, has been to keep funds within the entities where they are raised or generated in order to support the local entity’s operations. For example, if the funds are generated in a Hong Kong subsidiary, then the Company’s general approach will be to use those funds to support the Hong Kong entity’s operations, with the exception of required funding for capital investments.

Risks Relating to Doing Business in Hong Kong (for a more detailed discussion, see “Risk Factors — Risks Related to Doing Business in Hong Kong” beginning on page 13 of this prospectus)

•        All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China and Hong Kong-based issuers, which could result in a material change in our operations and/or the value of the securities of the Company. Our Operating Subsidiaries in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, regulations, rules, and the enforcement of laws of the PRC may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

•        Our business, financial conditions and results of operations, and/or the value of our Ordinary Shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected by existing or future laws and regulations of Mainland China which may become applicable to Hong Kong and thus to a company such as us.

•        Investors are cautioned that you are buying shares of a Cayman Islands holding company with operations conducted in Hong Kong by its subsidiaries.

•        The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we would not be able to continue listing on U.S. exchanges and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors.

•        Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

•        The approval of the China Securities Regulatory Commission is not required in connection with this offering, but we cannot guarantee that it will not be required in the future.

•        We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

•        Compliance with Hong Kong’s Competition Ordinance and any such other existing or future competition laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

•        The Hong Kong legal system embodies uncertainties which could limit the legal protections available to the Operating Subsidiaries.

•        Changes and the downturn in the economic, political, or social conditions of Hong Kong, Mainland China and other countries or changes to the government policies of Hong Kong and Mainland China could have a material adverse effect on our business and operations.

•        We face risks related to Nasdaq’s proposed rule on $25 million dollar minimum offering size for companies with principal operations in China, including Hong Kong, the increase in the minimum market value of unrestricted publicly held shares, and expedited delisting if the market value of listed securities falls below $5 million, which could result in our securities not being approved for listing on Nasdaq or our inability to maintain our listing.

Risks Related to Our Business and Industry (for a more detailed discussion, see “Risk Factors — Risks Related to Our Business and Industry” beginning on page 21 of this prospectus)

•        We are subject to risks and uncertainties associated with operating in a rapidly developing and evolving industry. Our limited operating history makes it difficult to evaluate our business and prospects.

•        Our business is affected by the quality and quantity of the products supplied by our suppliers, over which we have no direct control.

•        Our operations are critically reliant on a limited number of suppliers.

•        Our profitability is highly susceptible to increases in the market prices of raw materials.

•        Product contamination and the failure to maintain food safety and consistent quality could have a material and adverse effect on our brand, business and financial performance.

•        Our operations may be adversely affected by disruptions in logistics services or mishandling of products by third-party logistics providers.

•        Failure to compete effectively may adversely affect our market share and profitability.

•        Changes in consumer preferences could adversely affect our business.

•        We may not be able to maintain our historical growth rates or gross profit margins, and our operating results may fluctuate significantly. If our results fall below market expectations, the trading price of our Ordinary Shares may be affected.

•        There is no assurance that our customers will continue to place purchase orders with us.

•        Our business success and results of operations are significantly dependent on our ability to retain existing customers and attract new ones.

•        Our business depends significantly on the market recognition of our trademarks and brand names. Any damage to our trademarks, brand names or reputation, or any failure to effectively promote our brands, could materially and adversely impact our business and results of operations.

•        Any negative publicity regarding our Company, management team, employees or products, regardless of its veracity, could adversely affect our business.

•        Our ability to maintain and grow brand awareness requires significant marketing expenditures with uncertain returns.

•        Misconduct, errors and failure to function by our employees could harm our business and reputation.

•        We are dependent on our senior management team and other key employees, and the loss of any such personnel could materially and adversely affect our business, operating results and financial conditions.

•        Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions and results of operations.

•        We are subject to credit risk in relation to the collectability of our trade receivables from customers.

•        Our ability to secure adequate financing to sustain operations and execute growth initiatives is subject to material uncertainties.

•        Our growth prospects may be limited if we fail to execute our expansion strategies amid evolving market dynamics.

•        Our operations face material risks from reliance on third-party food processors’ ability to maintain valid licenses required under Hong Kong regulations.

•        Our operations are vulnerable to disruptions caused by technology failures or cybersecurity breaches.

•        Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.

•        Climate change poses material risks to our supply chain continuity and operational efficiency as a distributor of premium perishable goods.

•        Adverse natural disasters, disease, pests and other natural conditions, or shutdown, interruption, and damage to supplier facilities, or lack of availability of power, fuel, refrigeration, water, or other critical resources required for supplier operations, could materially disrupt our product supply and adversely affect our business operations, financial performance, and brand reputation.

•        Any future occurrence of force majeure events, natural disasters or outbreaks of epidemics and contagious diseases could have a material adverse impact on our business, operating results, and financial condition.

•        We are subject to risks relating to litigation and disputes, which could adversely affect our business, prospects, results of operations and financial conditions, and may face significant liabilities as a result.

•        Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

•        A severe or prolonged downturn in Hong Kong or the global economy could materially reduce demand for premium food products and disrupt supply chain operations, adversely affecting our business, financial condition, and results of operations.

•        We may be affected by the currency peg system in Hong Kong.

•        We have limited insurance to cover our potential losses and claims.

Risks Related to our Ordinary Shares and this Offering (for a more detailed discussion, see “Risk Factors — Risks Related to our Ordinary Shares and this Offering” beginning on page 30 of this prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to our Shares and this offering, including but not limited to the following:

•        There has been no public market for our Ordinary Shares prior to this offering; if an active trading market does not develop, you may not be able to resell our Ordinary Shares at any reasonable price.

•        An active trading market for our Ordinary Shares may not be maintained and the trading price for our Ordinary Shares may fluctuate significantly.

•        The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors.

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

•        If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our shares, the market price for our shares and trading volume could decline.

•        The sale or availability for sale of substantial amounts of our Ordinary Shares could adversely affect their market price.

•        Short selling may drive down the market price of our Ordinary Shares.

•        Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

•        Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

•        You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

•        If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

•        Our controlling shareholder has substantial influence over the Company. Its interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

•        As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

•        Certain judgments obtained against us by our shareholders may not be enforceable.

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        We have incurred significantly increased costs and devote substantial management time as a result of the listing of our Ordinary Shares on the Nasdaq Capital Market.

•        The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

•        Our Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act, 2023, enacted on December 29, 2022 amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

•        Our high number of outstanding Shares, which includes a substantial volume recently issued at par value, may cause immediate dilution, increase market volatility, and materially impact the market for our securities, potentially jeopardizing our ability to maintain a Nasdaq listing.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of the IPO.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (“Securities Act”) occurred, if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than US$1.0 billion in principal amount of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation Fair Disclosure aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nomination committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions. See “Risk Factors — Risks Related to our Ordinary Shares and this Offering — Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.”

THE OFFERING

Securities offered by us	1,600,000 Ordinary Shares (1,840,000 Ordinary Shares, assuming full exercise of the over-allotment)
Over-allotment option

We have granted the underwriters an option, exercisable for thirty (30) from the closing of this Offering, to purchase up to an aggregate of 240,000 additional Ordinary Shares (or 15% of the total number of Ordinary Shares offered in this Offering) at the initial public offering price, less underwriting discounts.

Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of US$4.00 to US$6.00 per share.
Ordinary Shares outstanding prior to completion of this Offering	18,400,000 Ordinary Shares. See “Description of Shares” for more information.
Ordinary Shares outstanding immediately after this Offering	20,000,000 Ordinary Shares assuming no exercise of the underwriters’ over-allotment option.
20,240,000 Ordinary Shares assuming full exercise of the underwriters’ over-allotment option.
Listing

We will submit an application to have our Ordinary Shares listed on Nasdaq. The Ordinary Shares will not be listed on any other stock exchange or traded on any automated quotation system. No assurance can be given that such listing will be approved or that a liquid trading market will develop for our Ordinary Shares. The approval of such listing on the Nasdaq is a condition to closing this offering.

Ticker symbol	BGHL
Transfer Agent	VStock Transfer, LLC, with its offices located at 18 Lafayette Place Woodmere, New York 11598
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately US$6.51 million (or approximately US$7.63 million if the underwriters exercise their over-allotment option to purchase additional shares in full), assuming an initial public offering price of US$5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Ordinary Shares and facilitate our future access to the capital markets. Plan to use the net proceeds we receive from this offering for (i) expanding our market reach and strengthening our sales and distribution infrastructure (approximately 45%), (ii) enhancing our brand awareness and investing in marketing and advertising initiatives (approximately 35%), and (iii) general corporate purposes (approximately 20%). See “Use of Proceeds” for additional information.

Lock-up

We and our directors, executive officers, affiliates and shareholders, have agreed, subject to certain exceptions, for a period of 6 months after the closing of this offering, not to offer, pledge, sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any other securities convertible into or exercisable or exchangeable for Ordinary Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Ordinary Shares. See “Shares Eligible for Future Sale — Lock-Up Agreements” and “Underwriting — Lock-Up Agreements.”

In addition, the Company has agreed not to file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares of the Company for a period of 12 months after the date of this prospectus, other than post-effective amendments to the Registration Statement of which this prospectus is a part.

Payment and settlement	The underwriters expect to deliver the Ordinary Shares against payment on [*], 2025.
Risk factors

The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 13 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

RISK FACTORS

01-Risks Related to Doing Business in Hong Kong

All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China and Hong Kong-based issuers, which could result in a material change in our operations and/or the value of the securities of the Company. Our Operating Subsidiaries in Hong Kong may be subject to laws and regulations of Mainland China, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, regulations, rules, and the enforcement of laws of the PRC may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

Our operating subsidiary is located and operates its business in Hong Kong, a special administrative region of the PRC. The operating subsidiary does not have operations in Mainland China and is not regulated by any regulator in Mainland China. As a result, the laws and regulations of Mainland China do not currently have any material impact on our business, financial condition and results of operation. Furthermore, except for the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long arm provisions under the current Mainland China laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of laws and regulations of Mainland China to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of Mainland China to Hong Kong and exercise significant direct influence and discretion over the operation of our operating subsidiary in the future and, it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political environment or other unforeseeable reasons.

Given the substantial operations of our operating subsidiary in Hong Kong and the PRC government may exercise significant oversight over the conduct of business in Hong Kong, in the event that we or our Hong Kong operating subsidiary were to become subject to the laws and regulations of Mainland China, the legal and operational risks associated with Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in Mainland China, complex and evolving Mainland China laws and regulations, and as to whether and how the recent PRC government statements and regulatory actions by China’s government, such as those relating to the use of variable interest entities and data and cyberspace security and anti-monopoly concerns, have or may impact the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange. These risks could result in a material change in the Company’s operations and/or the value of the securities of the Company or could significantly limit or completely hinder the Company’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description, see “Risk Factors — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we would not be able to continue listing on U.S. exchanges and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors.” on page 15 of this prospectus, and “Risk Factors — Our business, financial conditions and results of operations, and/or the value of our Ordinary Shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected by existing or future laws and regulations of Mainland China which may become applicable to Hong Kong and thus to a company such as us.” on page 14 of this prospectus.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties, and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence our operating subsidiary’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China and Hong Kong-based issuers, which could result in a material change in our operations and/or the value of the securities of the Company. For a detailed description, see the disclosure under the caption “Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See the section entitled “Risk Factors” starting on page 13 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Ordinary Shares.” Under the cover page of this prospectus. Moreover, there are substantial uncertainties regarding the interpretation and application of Mainland China laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws, regulations, and other government directives in Mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention;

•        cause devaluation of our securities or delisting; and,

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

Our business, financial conditions and results of operations, and/or the value of our Ordinary Shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected by existing or future laws and regulations of Mainland China which may become applicable to Hong Kong and thus to a company such as us.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

We have no operations in Mainland China. Our operating subsidiary is located and operates in Hong Kong, a special administrative region of the PRC. As of the date of this prospectus, the PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities in Hong Kong, outside of Mainland China. Based on our understanding of the Mainland China laws and regulations currently in effect as of the date of this prospectus, as our operating subsidiary is located in Hong Kong, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this Offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future, it remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our operating subsidiary located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our operating subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in China and Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Investors are cautioned that you are buying shares of a Cayman Islands holding company with operations conducted in Hong Kong by its subsidiaries.

Billion Group Holdings Limited is a holding company incorporated in the Cayman Islands with no material operations of its own. As a holding company with no material operations of its own, Billion Group Holdings Limited conducts its operations in Hong Kong through its subsidiary, Billion Enterprise International Limited, our operating subsidiary incorporated in Hong Kong. The Ordinary Shares offered in this offering are shares of Billion Group Holdings Limited, the Cayman Islands holding company, instead of shares of our Hong Kong subsidiary. Investors in this offering will not directly hold equity interests in the Hong Kong subsidiary.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we would not be able to continue listing on U.S. exchanges and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in Hong Kong may be indirectly influenced by changes in PRC laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. Although we are not directly subject to certain Chinese regulatory requirements and inspections, we may still be indirectly affected. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part or our supplier’s part to ensure compliance with such regulations or interpretations.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the Company’s app be removed from smartphone app stores.

As such, the Company’s business may be subject to various government and regulatory interference. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Chinese government may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and in the value of our Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China and Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC central or local governments to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our Ordinary Shares may decline in value dramatically or even become worthless should we become subject to new requirements to obtain permission from the PRC government to list on the U.S. exchange in the future.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

The Hong Kong subsidiary was formed under and is governed by the laws of Hong Kong, however, we may be subject to the uncertainties of the legal system. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in Hong Kong, our operations may be governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other

PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effects. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Furthermore, if China adopts more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The approval of the China Securities Regulatory Commission is not required in connection with this offering, but we cannot guarantee that it will not be required in the future.

On December 24, 2021, the CSRC released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On February 24, 2023, the CSRC published Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises. In the overseas listing activities of domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises published by CSRC on February 17, 2023, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained approval from overseas supervision administrations or stock exchanges for their offering and listing and will complete their overseas offering and listing prior to September 30, 2023, are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained approval from overseas supervision administrations or stock exchanges for the offering and listing, may arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

We understand that as of the date of this prospectus, the Company has no operations in China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Company has no current operations in China, should we have any future operations in China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. While the Company has no current operations in China, should we have any future operations in China these regulatory agencies may also impose fines and penalties on our operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Ordinary Shares. We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Based on the opinion of our Hong Kong counsel, SH Wong & Co, that the Company and its subsidiaries currently have no material operations in the PRC, the Management understands that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities before listing in the U.S. and to issue our Ordinary Shares to foreign investors, including the Cyberspace Administration of China (the “CAC”) or the China Securities Regulatory Commission (the “CSRC”) or any other governmental agency because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (ii) the Company operates in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or any other governmental agency. We also understand that our Hong Kong subsidiary is not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authorities. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and our subsidiary is required to obtain such permissions or approvals, (ii) any of our subsidiaries inadvertently concludes that relevant permissions or approvals were not required or (iii) any of our subsidiaries did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules”, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of domestic companies in Mainland China and controlled by companies or individuals of Mainland China to obtain the approval of the China Securities Regulatory Commission, or CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In addition, on December 24, 2021, the CSRC released the Administrative Regulations of the State Council Concerning the Oversea Issuance of Security and Listing by Domestic Enterprise (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), for public opinion, and if they become law, will require Mainland China-based companies applying to list on overseas exchanges to report and file certain documents with the CSRC within three (3) working days after making initial applications with overseas security exchanges for initial public offerings and listings. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. According to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to the CSRC; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited combined financial statements for the same period; (ii) its major operational activities are carried out in Mainland China or its main places of business are located in Mainland China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in Mainland China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offering and listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

Billion Group Holdings Limited is a holding company incorporated in the Cayman Islands with its operating subsidiary based in Hong Kong, as of the date of this prospectus, we have no subsidiary, variable interest entity (“VIE”) structure or any direct operations in Mainland China, nor do we intend to have any subsidiary or VIE structure or to acquire any equity interests in any domestic companies in Mainland China, and we are not controlled by any companies or individuals of Mainland China. Further, we are headquartered in Hong Kong, with our chief executive officer, chief financial officer and all members of the board of directors of Billion Group Holdings Limited being based in Hong Kong are not Mainland China citizens and all of our revenues and profits are generated by our subsidiaries in Hong Kong. Moreover, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). Therefore, based on our understanding of the PRC laws and regulations currently in effect, as of the date of this prospectus, the CSRC’s approval is not required for the listing and trading of our Ordinary Shares in the U.S. exchange as provided under the M&A Rules, and we would not be subject to filing requirements with the CSRC as provided under the Trial Measures.

As of the date of this prospectus, we rely on the opinion of our Hong Kong legal counsel, SH Wong & Co, that we are not required to obtain permission or approval from Hong Kong authorities to offer the securities being registered to foreign investors. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations.

Based on our understanding of the PRC laws and regulations currently in effect, as of the date of this prospectus, neither we nor any of our subsidiaries, are subject to the M&A Rules, the Trial Measures, or the regulations or policies that have been issued by the CSRC as of the date of this prospectus, nor are we currently covered by permission requirements from the CSRC or any other PRC governmental agency that is required to approve our listing on the U.S. exchanges and offering securities. Hence, based on the foregoing, since we are not subject to the regulations or policies issued by the CSRC to date, we believe that we are currently not required to be compliant with such regulations and policies issued by the CSRC as of the date of this prospectus. Further, as of the date of this prospectus, neither we nor any of our subsidiaries have ever applied for any such permission or approval, as we currently are not subject to the M&A Rules. However, if there is significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Ordinary Shares significantly decline or be worthless.

Compliance with Hong Kong’s Competition Ordinance and any such other existing or future competition laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

We operate in a competitive industry and a highly competitive market. We may be subject to a variety of laws and other obligations regarding competition law in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. We face significant competition in the market due to a large number of goods and service providers. We may be subject to the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”), which came into force on December 14, 2015, which laid down three forms of behavior and imposes three rules which are intended to prevent and discourage anti-competitive conduct: (i) the first conduct rule prohibits agreements between undertakings that have the object or effect of preventing, restricting and distorting competition in Hong Kong; (ii) the second conduct rule prohibits undertakings with a substantial degree of market power in a market from abusing that power by engaging in conduct that has the object or effect of preventing, restricting and distorting competition in Hong Kong; and (iii) the merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong.

The Competition Commission is a statutory body in Hong Kong established to investigate any contravention against and enforce the provisions of the Competition Ordinance, and the Competition Tribunal is a tribunal set up under the Competition Ordinance, as part of Hong Kong judiciary, to hear and decide cases connected with competition law in Hong Kong. Under the guidelines and policies published by the Competition Commission, possible outcomes of investigation of contravention of the Competition Ordinance may include the acceptance of commitment given by the infringer, the issuing of warning notice or infringement notice, commencement of proceedings in the Competition Tribunal, applying for consent order, referral of complaint to a government agency and the conduct of a market study. The Competition Tribunal may order remedies including pecuniary penalty, disqualification or other order under the Competition Ordinance. The guidelines and policies published by the Competition Commission in Hong Kong did not mention any remedies which may impact the Company’s ability to accept foreign investment or list on a U.S./foreign exchange as a result of the non-compliance of the Competition Ordinance.

The Company confirms we have not adopted any anti-competitive conduct described in the Competition Ordinance and will continue to act in compliance with the Competition Ordinance. However, there may be uncertainties on the full effect of the rules in respect of compliance, infringement, and its effect on our business. We may face difficulties and may need to incur legal costs in ensuring our compliance with the rules. If we face any complaints of infringement of the Competition Ordinance, we may incur substantial legal costs and may result in business disruption and/or negative media coverage, which could adversely affect our business, results of operations and reputation.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to the Operating Subsidiaries.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current principles and policies regarding Hong Kong will remain unchanged for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong under the United States-Hong Kong Policy Act of 1992. This includes special treatment in areas including but not limited to customs tariffs, export controls, immigration, foreign investment, and extradition. The suspension or elimination of Hong Kong’s preferential treatment and continued tension between the United States and the PRC could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could materially and adversely affect our business and operations. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

Changes and the downturn in the economic, political, or social conditions of Hong Kong, Mainland China and other countries or changes to the government policies of Hong Kong and Mainland China could have a material adverse effect on our business and operations.

Our operations are located in Hong Kong. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and Mainland China generally. Economic conditions in Hong Kong are sensitive to Mainland China and the global economic conditions. Any major changes to Hong Kong’s social and political landscape will have a material impact on our business.

The Mainland China economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the economy in Mainland China has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on Hong Kong and us.

Furthermore, on July 14, 2020, the President of the U.S., Mr. Donald Trump, signed the Hong Kong Autonomy Act and an executive order to remove the preferential trade status of Hong Kong, pursuant to § 202 of the United States-Hong Kong Policy Act of 1992. The U.S. government has determined that Hong Kong is no longer sufficiently autonomous to justify preferential treatment in relation to the PRC, especially with the issuance of the

Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) on July 1, 2020. Hong Kong will now be treated as Mainland China, in terms of visa application, academic exchange, tariffs and trading, etc. According to § 3(c) of the executive order issued on July 14, 2020, the license exception for exports and re-exports to Hong Kong and transfer within the PRC is revoked, while exports of defense items are banned. On the other hand, the existing punitive tariffs the U.S. imposed on Mainland China will also affect Hong Kong exports. Since February 2025, the U.S. administration has imposed a 10% tariff on goods exported directly from Hong Kong, while simultaneously raising tariffs on Chinese imports to 125%. On April 9, 2025, China responded by increasing levies on U.S. imports to 84%. Although Hong Kong retains independent customs status under “One Country, Two Systems,” the U.S. tariff measures now explicitly apply to Hong Kong-origin products, directly impacting our operations as a distributor of premium perishable goods. Currency volatility, capital flow disruptions, and tightening liquidity conditions in international markets could depress discretionary spending among high-net-worth consumers and luxury hospitality clients, reducing demand for premium products such as Wagyu beef and high-end seafood. Hong Kong’s role as a financial and logistics hub amplifies these risks. Prolonged trade tensions may erode investor confidence in Asia-Pacific markets, leading to capital flight from emerging economies. Although we maintain no direct exposure to U.S.-China cross-border trade, broader market perceptions of geopolitical risks could disproportionately impact investor confidence in Hong Kong-based enterprises. A sustained decline in global risk appetite could suppress the valuations of Hong Kong-listed equities, limiting our capacity to secure growth capital or execute strategic acquisitions. Furthermore, exchange rate fluctuations driven by trade policy instability might inflate procurement costs for imported goods or compress margins on foreign currency-denominated sales.

Losing its special status, Hong Kong’s competitiveness as a food trading hub may deteriorate in the future as its tax benefits as a result of preferential situation no longer exist and companies might prefer exporting through other cities. The level of activities of domestic exports and re-exports and other trading activities in Hong Kong may decline owing to the tariff being imposed on Hong Kong exports and the export restriction. In the event that Hong Kong loses its position as a food trading hub in Asia, the demand for food export or re-export from Hong Kong and thus our business, financial conditions and results of operations, may be adversely affected. According to the Hong Kong Policy Act Report issued by the Department of State in 2021, 2022 and 2023, since July 2020, the suspension of an agreement concerning surrender of fugitive offenders and the termination of an agreement concerning transfer of sentenced persons and an agreement concerning certain reciprocal tax exemptions, there were no terminations pursuant to § 202(d) of the United States-Hong Kong Policy Act of 1992 or determinations under § 201(b) up to the date of this registration statement. The executive order to remove the preferential trade status of Hong Kong remains in effect. Since July 2020 and as of the date of this registration statement, the removal of the preferential trade status of Hong Kong has not had a material impact on our business and operations.

Additionally, the outbreak of war in Ukraine in 2022 has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial conditions, liquidity and business outlook of our business.

We face risks related to Nasdaq’s proposed rule on $25 million dollar minimum offering size for companies with principal operations in China, including Hong Kong, the increase in the minimum market value of unrestricted publicly held shares, and expedited delisting if the market value of listed securities falls below $5 million, which could result in our securities not being approved for listing on Nasdaq or our inability to maintain our listing.

We note Nasdaq recently filed a proposed rule changed with the SEC that would require companies principally operating in China, including Hong Kong and Macau, to raise at least $25 million in an initial public offering to list on Nasdaq.

We are a company with substantially all of our operations conducted in Hong Kong and, as such, may be subject to this proposed rule. Based on our plan to offer 1,600,000 Ordinary Shares at an expected price range of US$4.00 to US$6.00 per share, the total offering proceeds would be between US$ 6.4 million and US$9.6 million. These expected proceeds are below the proposed minimum threshold of $25 million.

While this proposal has not yet been approved by the SEC, there is no assurance that it will not be adopted. If this proposal is approved and we fail to meet the minimum offering size requirement, our securities will not be approved for listing on Nasdaq. Furthermore, even if we are able to successfully list, this rule change may be part of a broader trend of heightened regulatory scrutiny and stricter listing requirements for companies with principal operations in China, Hong Kong, and Macau. Our ability to conduct future offerings or maintain our listing could be adversely affected if Nasdaq or the SEC implements additional stringent criteria. We may be required to expend significant resources to address any future regulatory changes or concerns, which could divert our management’s attention and resources from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations, and could cause a significant decline in the value of our securities.

We also note that the proposed rule would, under the “net income standard,” increase the minimum market value of unrestricted publicly held shares to US$15 million. Additionally, it would grant Nasdaq the authority to expedite the suspension of trading in and delisting of a company’s securities if the market value of its listed securities falls below US$5 million. While we believe we will meet the current standards, we cannot assure you that we would meet these new proposed standards, which could materially impact our ability to maintain a listing on Nasdaq. The implementation of this or any similar rule could require us to incur significant costs and divert management’s attention from our business operations, which could have a material adverse effect on our business, financial condition, and results of operations.

02-Risks Relating to Our Business and Industry

We are subject to risks and uncertainties associated with operating in a rapidly developing and evolving industry. Our limited operating history makes it difficult to evaluate our business and prospects.

We established our food business in Hong Kong in 2015 and have subsequently experienced rapid growth. We expect we will continue to expand as global market presence, broaden our product portfolio, enlarge our customer bases and explore new market opportunities. However, due to our limited operating history, our historical growth rate may not be indicative of our future performance. Our future performance may be more susceptible to certain risks than a company with a longer operating history in a different industry. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

•        our ability to maintain, expand and further develop our relationships with customers;

•        our ability to introduce and manage new products in response to changes in customer demographics and consumer tastes and preferences;

•        the continued growth and development of the food industry;

•        our ability to maintain the quality of our products;

•        our ability to effectively manage our growth;

•        our ability to compete effectively with our competitors in the food industry; and

•        our ability to attract and retain qualified and skilled employees.

You should consider our business and prospects in light of the risks and uncertainties we face as a fast-growing company operating in a rapidly developing and evolving market. We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business and prospects and future performance.

Our business is affected by the quality and quantity of the products supplied by our suppliers, over which we have no direct control.

Our ability to maintain product integrity and customer satisfaction is directly dependent on suppliers’ adherence to ethical sourcing, handling, and storage standards for high-end ingredients such as Wagyu beef, sea cucumber, abalone, and fine wines and spirits.

All of our suppliers are from Hong Kong. The geographic concentration of our suppliers exposes us to operational risks beyond our control, including port congestion, regulatory changes, or extreme weather events, which could disrupt shipments or increase costs. We do not control our suppliers’ practices and cannot guarantee their compliance with evolving food safety regulations or certification requirements. Any quality deficiencies, even attributable to suppliers, may damage our reputation among B2B clients, leading to reduced demand, pricing pressures, or loss of certifications critical to our premium market positioning.

We have a high dependency on our primary supplier — Draco Catering Management Limited (“Supplier A”), a food-and-beverage management company incorporated in Hong Kong. If our primary supplier terminates our business relationship, it may have a material adverse impact on our operating results. We are actively taking measures to reduce our reliance on this single supplier, including expanding new supplier channels and optimizing our purchasing strategy. However, there is no guarantee that these measures will entirely eliminate the risk of dependency on a single supplier. If our relationship with our primary supplier changes in the future, we may encounter unstable raw material supply and cost increases, which in turn could affect our profitability.

Our operations are critically reliant on a limited number of suppliers.

Our operations are critically reliant on a limited number of suppliers, with our top five suppliers collectively accounting for approximately 99.90% of our total purchases in the fiscal year ended December 31, 2023, and 100.00% in the fiscal year ended December 31, 2024, including one primary supplier — Supplier A, representing approximately 57.40% of our total purchases in 2024. Supplier A was the largest supplier of the Group for the years ended December 31, 2024 and 2023. In 2024, 87.0% of frozen food, our most popular product, was purchased from Supplier A. This significant concentration exposes us to substantial risks: any disruption in the operations of these key suppliers, whether due to unforeseen events, quality control issues, or changes in their commercial terms, could severely impede our ability to procure essential products, leading to inventory shortages, delayed deliveries, potential increases in procurement costs, and an inability to meet customer demand, all of which could materially and adversely affect our revenue, financial condition, and operational results.

While we continuously monitor our supplier relationships and seek to diversify our supplier base where strategically feasible, our current high reliance on a limited number of suppliers means that any adverse development concerning these key relationships or their operational capabilities could have a material detrimental effect on our business and prospects.

Our profitability is highly susceptible to increases in the market prices of raw materials.

As a distributor of globally scarce high-end ingredients, our operating margins are directly impacted by fluctuations in procurement costs driven by supply shortages, geopolitical disruptions, climatic events, or shifts in global demand. We lack control over production processes and cannot mitigate rising input costs through operational efficiencies. Fixed-price contracts with B2B clients, coupled with competitive pricing pressures in the luxury food market, may limit our ability to pass cost increases to customers. Sustained price escalation could materially reduce our gross margins and strain relationships with high-net-worth customers and luxury retail channels. We cannot assure that our hedging mechanisms or supplier negotiations will adequately offset these risks.

Product contamination and the failure to maintain food safety and consistent quality could have a material and adverse effect on our brand, business and financial performance.

Food safety and quality control are of paramount importance to our reputation and business, and we face an inherent risk of food contamination and liability claims. To ensure food safety and quality, we have established a comprehensive set of standards and requirements covering each facet of our supply chain, ranging from procurement, logistics and warehousing to packaging. However, due to the rapid growth in scale of our operations, there is no assurance that our quality control systems will prove to be effective at all times, or that we can identify any defects in our quality control systems in a timely manner.

Our reliance on third-party suppliers and logistics partners introduces risks beyond our direct oversight. While we mandate compliance with food safety standards through contractual agreements and audits, we exercise no control over their day-to-day operations, facilities, or personnel. Supplier negligence, such as failures to maintain hygienic conditions, mishandling during transportation including temperature deviations, or deliberate tampering may compromise product integrity, leading to contamination by pathogens, chemical residues, or adulteration. These risks persist despite our quality assurance protocols and may materialize at any stage of the supply chain.

We may be subject to significant liability in the jurisdictions in which our products are sold if the consumption of any of our products causes injury, illness, or death. Such liability may result from proceedings filed by consumer agencies, and individual consumers. We may have to pay significant damages. Adverse publicity concerning any perceived or real health risk associated with our products could also cause customers to lose confidence in the safety and quality of our food products, which could adversely affect our ability to sell our products. We could also be adversely affected by perceived or real health risks associated with similar products produced by others to the extent that such risks cause customers to lose confidence in the safety and quality of such products generally.

Our operations may be adversely affected by disruptions in logistics services or mishandling of products by third-party logistics providers.

We rely on third-party logistics partners to deliver premium food products, including Wagyu beef, sea cucumber, abalone, fish maw, and high-end red wine, to our warehouses and B2B clients. The integrity of these perishable products, which often require temperature-controlled transportation and strict handling protocols, is critical to maintaining their quality and shelf life. Any delays, temperature deviations, or physical damage during transit could compromise product freshness, leading to spoilage, customer rejections, or contractual penalties. While we enforce service-level agreements with logistics providers, contractual remedies may not fully offset losses from reputational harm or client attrition, particularly in jurisdictions with limited legal recourse.

Failure to compete effectively may adversely affect our market share and profitability.

The industry is highly competitive, with rivalry based on brand recognition, product quality, service differentiation, and pricing. We compete against regional, national, and international distributors of luxury ingredients, including Wagyu beef, sea cucumber, abalone, and premium wines, as well as potential new entrants. Increased competition could compress margins, erode market share, or diminish brand equity, particularly if competitors leverage aggressive pricing, exclusive supplier agreements, or enhanced customer incentives.

Some of our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases, more comprehensive distribution network, better access to consumers, higher penetration in certain regions or greater financial, technical or marketing resources than we do. These competitors may negotiate more favorable terms with suppliers, invest heavily in marketing campaigns, or adopt advanced supply chain technologies to secure scarce high-end products. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial conditions and results of operations.

Our ability to effectively compete will depend on various factors, including expansion of our global market presence, enhancement of our sales and marketing activities and expansion of product portfolio and customer base. Failure to successfully compete may prevent us from increasing or sustaining our revenue and profitability and potentially lead to a loss of market share, which could have a material and adverse effect on our business, financial conditions and results of operations.

Changes in consumer preferences could adversely affect our business.

The food industry, in general, is subject to changing consumer trends, demands, and preferences. We may fail to anticipate, identify, or respond to changes in consumer preferences and needs on a timely basis, and as a result, may be unable to continue to gain market receptiveness and market share for our products. Consumer preferences and demands for products and brands change from time to time for various reasons, such as the emergence of competitive products and brands that our competitors may be able to introduce that are more appealing to consumers, or a general decrease in demand for certain products sold by us. Any change in consumer preferences could require us to change our pricing, marketing, or promotional strategies. Any change in our strategy or any failure to respond effectively to changes in consumer preferences and needs could adversely affect our business and the results of operations.

We may not be able to maintain our historical growth rates or gross profit margins, and our operating results may fluctuate significantly. If our results fall below market expectations, the trading price of our Ordinary Shares may be affected.

While we have experienced significant revenue and gross profit growth over the past two years, there is no assurance that we can sustain such performance. Our operating results may fluctuate due to factors beyond our control, including but not limited to:

•        Our capacity to attract new luxury retail channels and retain high-net-worth clients in a concentrated market;

•        The effectiveness of marketing efforts to differentiate our brand in Hong Kong’s competitive luxury food sector;

•        Timing and acceptance of new product offerings tailored to local consumer preferences, such as seasonal or culturally specific ingredients;

•        Fluctuations in demand driven by pricing adjustments by competitors targeting Hong Kong’s premium B2B buyers;

•        Challenges in expanding our product portfolio with globally scarce ingredients at commercially viable terms;

•        Shifts in Hong Kong’s economic conditions, regulatory environment, or consumer spending patterns affecting luxury goods demand.

Failure to address these factors could compress margins, reduce order volumes, or diminish brand loyalty, materially impacting revenue and profitability.

There is no assurance that our customers will continue to place purchase orders with us.

All of our customers place purchase orders with us on an as-needed basis. There is no assurance that our major customers will continue to place purchase orders with us in the future. In the event that any of our major customers cease to place purchase orders with us, reduce the number of their purchase orders with us, or request more favorable terms and conditions, our business, results of operations, financial conditions and future prospects may be adversely affected.

Our business success and results of operations are significantly dependent on our ability to retain existing customers and attract new ones.

Our business success and results of operations are significantly dependent on our ability to retain existing customers and attract new ones. While we serve a diverse customer base, including catering-related distributors, five-star hotels, high-net-worth families, and high-quality customers in luxury retail channels, the loss of any key customer, or a significant reduction in their purchase volumes, could materially and adversely affect our revenue and financial performance.

For the fiscal year ended December 31, 2023, our top five customers collectively accounted for approximately 72.36% of our total sales. Similarly, for the fiscal year ended December 31, 2024, our top five customers contributed approximately 77.44% of our total sales. This concentration of sales among a limited number of customers means that we are exposed to risks associated with their business performance, financial condition, and purchasing decisions. There can be no assurance that we will be able to maintain our relationships with these key customers on favorable terms, or at all.

Our strategy for customer retention focuses on enhancing loyalty and repeat purchases, particularly among our most significant customers (those with annual procurement exceeding HK$5 million). For these key customers, we provide dedicated procurement managers, priority selection rights for goods, and a 24-hour emergency delivery service. For general customers, we maintain regular communication to share industry insights. We also emphasize personalized service through monthly engagement to align product specifications and delivery frequencies with customer needs. Furthermore, we proactively inform long-term customers about seasonal and rare ingredients, especially in anticipation of major holidays such as Mid-Autumn Festival, Christmas, National Day, and Chinese New Year, to assist with their inventory planning. We have established a rapid response mechanism, committing to a three-hour response time for urgent customer requests, such as impromptu replenishment.

In terms of new customer acquisition, we actively participate in international and local food and beverage exhibitions and promotional events to engage with potential buyers. We also pursue long-term supply agreements with various high-end catering groups. Our referral program, which rewards both existing and newly referred customers, is also a key component of our new business development efforts. We have demonstrated an ability to attract new customers. For instance, since the acquisition by new investors as of March 31, 2024, we acquired four new customers in 2024, three of whom became part of our top five customers for that year.

Despite these efforts, there is no guarantee that our customer retention and acquisition strategies will be successful in mitigating the risks associated with customer concentration or in offsetting the impact of any potential loss of key customers. Our inability to retain key customers, attract new customers, or effectively manage our customer relationships could have a material adverse effect on our business, financial condition, and results of operations.

Our business depends significantly on the market recognition of our brand names. Any damage to our brand names or reputation, or any failure to effectively promote our brands, could materially and adversely impact our business and results of operations.

We believe that the market recognition of our brand names among our customers have contributed significantly to the growth and success of our business. Therefore, maintaining and enhancing the recognition and image of our brands is critical to our ability to differentiate our products and to compete effectively. Nevertheless, whether we are able to maintain and enhance the recognition and image of our brands is subject to our ability in:

•        maintaining the popularity, attractiveness, diversity and quality of our products;

•        maintaining or improving customers’ satisfaction with the quality of our products;

•        offering and maintaining a wide selection of high-quality products;

•        increasing brand awareness through marketing and brand promotion activities; and

•        preserving our reputation and goodwill in the event of any negative publicity, internet and data security, product quality and price authenticity.

Our business is vulnerable to brand reputation risks arising from quality perceptions and counterfeit activities. Any actual or perceived decline in product quality, even if attributable to third-party suppliers beyond our control, could irreparably harm our brand equity and customer trust. Additionally, our premium market positioning attracts counterfeiters using imitative branding to mislead consumers, potentially diluting our exclusivity and necessitating costly enforcement measures. We cannot guarantee the effectiveness of our quality assurance protocols or anti-counterfeiting initiatives. A material breach of brand integrity may reduce demand from luxury hospitality, erode pricing power, and increase operational costs, adversely impacting financial performance.

Any negative publicity regarding our Company, management team, employees or products, regardless of its veracity, could adversely affect our business.

Our image is highly relevant to the public’s perception of us as a business in its entirety, which includes not only the quality, safety and competitiveness of our products, but also our corporate management and culture. We cannot guarantee that no one will, intentionally or incidentally, distribute information about us, especially regarding the quality and safety of our products or our internal management matters, which may result in a negative perception of us by the public. Any negative publicity about us, management team, employees or products, regardless of veracity, could lead to a potential loss of consumer confidence or difficulty in retaining or recruiting talent that is essential to our business operations. As a result, our business, financial conditions, results of operations, reputation and prospects may be materially and adversely affected.

Our ability to maintain and grow brand awareness requires significant marketing expenditures with uncertain returns.

We allocate substantial resources to branding initiatives, including social media, E-commerce platform, online advertising, cooperation with high-end restaurants and participation in exhibitions, to reinforce our premium positioning in the luxury food distribution sector.

However, the effectiveness of these efforts depends on evolving consumer preferences, market trends, and competitive dynamics, which we cannot fully predict or control. There is no guarantee that our campaigns will resonate with target audiences or translate into sustained demand from high-net-worth consumers. Failure to optimize marketing strategies, adapt to shifting trends, or allocate resources efficiently could diminish our competitive edge, reduce customer acquisition, and adversely impact profitability.

Misconduct, errors and failure to function by our employees could harm our business and reputation.

Illegal, fraudulent or collusive activities by our employees could also subject us to liability or negative publicity. Although we have implemented internal controls and policies with regard to sales activities and other relevant matters, we cannot assure you that our controls and policies will prevent fraud or illegal activity by our employees or that similar incidents will not occur in the future. Any illegal, fraudulent or collusive activity could severely damage our brand and reputation, which could drive consumers away from us, and materially and adversely affect our business, financial condition and results of operations.

We are dependent on our senior management team and other key employees, and the loss of any such personnel could materially and adversely affect our business, operating results and financial conditions.

We believe that our performance and success are, to a certain extent, attributable to the extensive industry knowledge and experience of our key executives and personnel. Our continued success is dependent, to a large extent, on the ability to attract and retain the services of the key management team. However, competition for key personnel in our industry is intense. We may not be able to retain the services of our directors or other key personnel, or attract and retain high-quality personnel in the future. If any of our key personnel departs from us, and we are not able to recruit a suitable replacement with comparable experience to join us on a timely basis, our business, operations and financial conditions may be materially and adversely affected.

Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this Offering, we were a private group operating our businesses in Hong Kong. As a result of this Offering, our Company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial conditions and results of operations.

We are subject to credit risk in relation to the collectability of our trade receivables from customers.

We are subject to credit risk in relation to the collectability of our trade receivables from customers. We cannot assure you that our customers will make payment in full to us on a timely basis. Delays in receiving payments from or non-payment by our customers may result in pressure on our cash flow position and our ability to meet our working capital requirements. Our liquidity and cash flows from operations may be materially and adversely affected if our collection periods lengthen further or if we encounter any material defaults of payment, or provisions for impairment, of our trade receivables from customers. Should these events occur, we may be required to obtain working capital from other sources, such as from third-party financing, in order to maintain our daily operations, and such financing from outside sources may not be available at acceptable terms or at all.

As of the date of this prospectus, all accounts receivable outstanding as of December 31, 2024, including those from our major customers, have been collected. We generally allow credit terms ranging from 60 to 90 days. We maintain strict control over our accounts receivable and review overdue accounts regularly. During the years ended December 31, 2024 and 2023, there was no allowance for credit losses or write-off related to our trade receivables.

Our ability to secure adequate financing to sustain operations and execute growth initiatives is subject to material uncertainties.

Future expansion beyond the scope supported by this Offering’s net proceeds may require additional external financing, including equity issuance or debt facilities. However, our access to such financing could be constrained by insufficient collateral to secure loans or unfavorable market conditions. There is no assurance that financing will be available on acceptable terms, or at all, when required. A failure to obtain necessary capital could impair operational scalability, limit strategic investments, and adversely affect business continuity and competitiveness.

Our growth prospects may be limited if we fail to execute our expansion strategies amid evolving market dynamics.

Our plans outlined in the “Growth Strategies” and “Use of Proceeds” sections assume continued demand for premium ingredients, successful geographic expansion into new markets (including Mainland China and international regions), diversification of procurement sources, and sustained effectiveness of sales and marketing initiatives. These assumptions are contingent on factors such as: (a) stable or growing discretionary spending in luxury hospitality and restaurants; (b) our ability to secure new consumer partnerships and penetrate untapped markets; (c) maintaining rigorous quality standards while broadening supplier networks; and (d) adapting to shifting consumer preferences and competitive pressures in high-end food distribution.

However, our strategies face inherent uncertainties, including supply chain disruptions in sourcing scarce ingredients, regulatory changes affecting cross-border trade, and intensified competition from established global distributors. For instance, efforts to diversify procurement could be delayed by challenges in qualifying new suppliers or negotiating favorable terms, while geographic expansion may encounter logistical complexities or cultural mismatches in product positioning. Additionally, the premiumization trend driving our growth is sensitive to macroeconomic downturns, which could reduce demand from luxury hospitality clients. If key assumptions underlying our plans prove inaccurate or external risks materialize, our ability to achieve targeted growth rates, scale operations, or maintain profitability may be materially impaired.

Our operations face material risks from reliance on third-party food processors’ ability to maintain valid licenses required under Hong Kong regulations.

We depend on contracted food processing facilities in Hong Kong to conduct critical services such as repackaging and labeling of premium perishable products. These facilities must hold active food factory licenses issued by the Food and Environmental Hygiene Department (“FEHD”) under the Food Business Regulation (Cap. 132X). Licenses are subject to annual renewal, contingent upon strict compliance with hygiene standards, facility conditions, and operational protocols.

Timely license renewals by third-party processors are beyond our control. FEHD conducts unannounced inspections and may deny renewals for violations such as equipment malfunctions, sanitation lapses, or incomplete documentation. We cannot guarantee their adherence to regulatory requirements or remediation of deficiencies.

Any suspension or revocation of a processor’s license could abruptly halt operations at affected facilities, forcing costly transitions to alternative providers or delaying product delivery. Furthermore, non-compliance by processors could expose us to reputational harm, even if we are not directly liable under Hong Kong law.

Our operations are vulnerable to disruptions caused by technology failures or cybersecurity breaches.

We rely on digital systems to manage communications with suppliers, logistics partners, and distributors, as well as to oversee inventory and distribution operations. These systems also store sensitive data, including proprietary supplier agreements and customer information, and commercially critical details such as procurement pricing and volume rebate terms.

Cybersecurity threats, such as cyberattacks, system outages, or data corruption, could compromise operational continuity, expose confidential data, or disrupt critical workflows. A material IT failure or breach could impair distributor relationships, necessitate costly remediation, and reduce revenue predictability, adversely affecting profitability and operational stability.

Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.

We may be subject to a variety of cybersecurity, data privacy, data protection, and other laws and regulations related to data, including those relating to the collection, use, sharing, retention, security, disclosure, and transfer of confidential and private information, such as personal information and other data. These laws and regulations, such as the Data Protection Act (As Revised) of the Cayman Islands, apply not only to third-party transactions, but also to transfers of information within our organization, which relates to our investors, employees, contractors and other counterparties. These laws and regulations may restrict our business activities and require us to incur increased costs and efforts to comply, and any breach or non-compliance may subject us to proceedings against us, damage our reputation, or result in penalties and other significant legal liabilities, and thus may materially and adversely affect our business, financial conditions, and results of operations.

Climate change poses material risks to our supply chain continuity and operational efficiency as a distributor of premium perishable goods.

Global climate patterns are increasingly volatile, with rising frequencies of extreme weather events such as typhoons, floods, and prolonged heatwaves. These phenomena threaten agricultural regions critical to our suppliers of high-end ingredients like Wagyu beef, abalone, and seafood. Such disruptions could lead to inventory shortages, delayed shipments, or price volatility, directly affecting our ability to fulfill orders for luxury hospitality clients.

Our reliance on temperature-controlled logistics further amplifies exposure. Severe weather may damage transportation infrastructure, prolong transit times, or compromise refrigeration systems during shipment, risking spoilage of perishable inventory. Concurrently, regulatory responses to climate change, such as carbon taxes or stricter emissions standards, could escalate freight costs, particularly for air transport of premium products.

Shifts in consumer behavior driven by climate concerns may also reshape demand. Prolonged economic uncertainty from climate-related crises could suppress discretionary spending on luxury foods, while evolving sustainability preferences might necessitate costly adjustments to sourcing or packaging practices. Although we do not control production, these cascading risks could strain supplier relationships, erode margins, and impair revenue stability, with material adverse effects on profitability.

Adverse natural disasters, disease, pests and other natural conditions, or shutdown, interruption, and damage to supplier facilities, or lack of availability of power, fuel, refrigeration, water, or other critical resources required for supplier operations, could materially disrupt our product supply and adversely affect our business operations, financial performance, and brand reputation.

We depend on external suppliers for the procurement of premium perishable goods, including Wagyu beef, abalone, and high-end seafood. Supplier facilities may experience operational interruptions due to natural disasters, including earthquakes, fires, equipment malfunctions, or shortages of critical resources such as power, fuel, or refrigeration capacity. Prolonged disruptions at key processing facilities, for example, extended electricity outages, could degrade inventory quality or halt production entirely, delaying order fulfillment for luxury hospitality clients and triggering contractual penalties.

Furthermore, supplier operations face biological risks such as disease outbreaks or contamination incidents affecting livestock and seafood. These events may reduce product availability, increase procurement costs, or require costly recalls. For instance, an infectious disease impacting Wagyu cattle herds could constrain beef supplies, necessitating procurement from alternative sources at elevated costs or margin compression.

Any future occurrence of force majeure events, natural disasters or outbreaks of epidemics and contagious diseases could have a material adverse impact on our business, operating results, and financial condition.

Any future occurrence of force majeure events, natural disasters or outbreaks of epidemics and contagious diseases, including avian influenza, severe acute respiratory syndrome, H1N1 influenza, Ebola virus and the recent COVID-19 outbreak in Hong Kong and other jurisdictions may materially and adversely affect our business, financial conditions and results of operations. An outbreak of an epidemic or contagious disease or other adverse public health developments in the world could result in a widespread health crisis and restrict the level of business activities in affected areas, which may, in turn, materially and adversely affect our business.

Since late 2019, the outbreak of a novel strain of coronavirus named COVID-19 has resulted in a high number of fatalities and materially and adversely affected the global economy. Widespread lockdowns, closure of workplaces, restrictions on mobility and travel were implemented by governments of different countries to contain the spread of the virus.

We cannot assure you that any future occurrence of natural disasters or outbreaks of epidemics and contagious diseases, or the measures taken by the government of different countries in response to such contagious diseases will not seriously disrupt our operations or those of our customers or suppliers, which may materially and adversely affect our business, financial conditions and results of operations.

We are subject to risks relating to litigation and disputes, which could adversely affect our business, prospects, results of operations and financial conditions, and may face significant liabilities as a result.

We may be subject to litigation, disputes or claims of various types brought by our competitors, suppliers, customers, employees, business partners, lenders or other third parties. We cannot assure you that we will not be subject to disputes, complaints or legal proceedings in the future, which may damage our reputation, lead to litigation, or otherwise have a material adverse impact on our reputation and business.

Regardless of the merits, legal proceedings can be time-consuming and costly, and may divert our management’s attention away from our business operation, thereby adversely affecting our business operation and financial position. Legal proceedings which result in unfavorable judgment against us may cause financial losses and damages to our reputation, thereby materially and adversely affecting our business, financial position, results of operations and prospect.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged Frost & Sullivan to prepare a commissioned industry report analyzing the premium food and beverage supply chain management solutions market in Hong Kong and Mainland China. Information and data relating to this market have been derived from Frost & Sullivan’s industry report. Statistical data included in the report incorporate projections based on assumptions specific to logistics infrastructure, procurement practices, and technology adoption rates. The market for supply chain solutions may not develop at the rate projected, or at all. Any material deviation from projected growth rates could adversely affect our strategic planning and investor confidence in our Ordinary Shares.

We have not independently verified third-party data or methodologies underlying Frost & Sullivan’s analysis. The report relies on industry publications and market research that may employ divergent data collection frameworks from our internal practices. While these sources are presented as reliable, their accuracy and completeness are not guaranteed.

A severe or prolonged downturn in Hong Kong or the global economy could materially reduce demand for premium food products and disrupt supply chain operations, adversely affecting our business, financial condition, and results of operations.

Hong Kong’s status as a global financial and trade hub exposes our business to international macroeconomic volatility. Geopolitical conflicts, inflationary pressures, and abrupt shifts in monetary policies by major economies, including U.S. interest rate hikes and EU fiscal tightening, could suppress discretionary spending among our core client base of luxury hotels, high-net-worth households, and premium retailers. For example, a global recession may lead hospitality clients to simplify menus or delay inventory replenishment for high-end ingredients such as Wagyu beef and abalone, directly reducing order volumes.

Our supply chain faces heightened risks during economic contractions. Currency fluctuations and tightening trade financing conditions could escalate procurement costs for imported goods, while liquidity constraints among international suppliers might delay shipments or necessitate unfavorable payment terms. Prolonged market instability may also limit access to financing for critical cold-chain infrastructure upgrades or inventory procurement, constraining operational flexibility.

Hong Kong’s specific vulnerabilities further compound these risks. Labor shortages, reduced tourism activity, or declines in corporate hospitality budgets could strain distributor relationships and suppress reorder rates. A sustained economic downturn would force margin compression to retain clients, increase inventory holding costs, and erode revenue predictability, materially impairing profitability and competitive positioning.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to US dollars at the rate of approximately HKD7.8 to USD1.0. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and HKD suffers devaluation, the HKD cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

We have limited insurance to cover our potential losses and claims.

We purchase and maintain insurance policies that we believe are customary with the standard commercial practice in our industry and as required under the relevant laws and regulations. However, we cannot guarantee that our insurance policies will provide adequate coverage for all the risks in connection with our business operations. Consistent with customary practice in the relevant industry, we do not carry any business interruption, product liability, or litigation insurance. If we were to incur substantial losses and liabilities that are not covered by our insurance policies, we could suffer significant costs and diversion of our resources, which could have a material and adverse effect on our financial conditions and results of operations. We may be required to bear our losses to the extent that our insurance coverage is insufficient.

03-Risks Related to our Ordinary Shares and this Offering

There has been no public market for our Ordinary Shares prior to this offering; if an active trading market does not develop, you may not be able to resell our Ordinary Shares at any reasonable price.

The offering under this prospectus is an offering of our Ordinary Shares. Prior to the closing of the offering, there was no public market for our Ordinary Shares. While we plan to list our Ordinary Shares on the Nasdaq Capital Market, our listing application may not be approved. If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the Ordinary Shares on the Nasdaq Capital Market, we will not complete the offering. In addition, an active trading market may not develop following the closing or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to acquire other companies by using our Ordinary Shares as consideration.

An active trading market for our Ordinary Shares may not be maintained and the trading price for our Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Ordinary Shares will be maintained. If an active public market for our Ordinary Shares is not maintained, the market price and liquidity of our Ordinary Shares may be materially and adversely affected. The public offering price for our Ordinary Shares in the public offering was determined based upon several factors, and we can provide no assurance that the trading price of our Ordinary Shares after the public offering will not decline below the public offering price. As a result, investors in our Ordinary Shares may experience a significant decrease in the value of their shares.

The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in the PRC or Hong Kong that may have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our Ordinary Shares may be highly volatile for factors specific to our Operating Subsidiaries’ operations, including the following:

•        fluctuations in our Operating Subsidiaries’ revenues, earnings and cash flow;

•        changes in financial estimates by securities analysts;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risks addressed above in “The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors,” our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase shares of our Ordinary Shares prior to any price decline.

Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our Company’s financial performance and public image and negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Ordinary Shares and understand the value thereof.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our shares, the market price for our shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

The sale or availability for sale of substantial amounts of our Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our shares and could materially impair our ability to raise capital through equity offerings in the future. As of the date of this prospectus, we have 18,400,000 issued and Ordinary Shares outstanding. The Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and Ordinary Shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and applicable lock-up agreements. There will be 20,000,000 Ordinary Shares issued and outstanding immediately after this offering, without taking into account of the Ordinary Shares underlying the Common Warrants. We cannot predict what effect, if any, market sales of securities held by our controlling shareholder or any other shareholder or the availability of these securities for future sale will have on the market price of our shares.

Short selling may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income. Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our Board of Directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment.

Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay substantially more than our net tangible book value per Ordinary Share. As a result, you will experience immediate and substantial dilution of US$4.63 per share, representing the difference between our as adjusted net tangible book value per share of US$0.37 per Ordinary Share as of December 31, 2024, after giving effect to the net proceeds to us from this offering, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus and an assumed public offering price of US$5.00 per share. See “Dilution” for a more complete description of how the value of your investment in our Ordinary Shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We currently intend to use the net proceeds from this offering to (i) expand our market reach and strengthen our sales and distribution infrastructure (approximately 45%), (ii) enhance our brand awareness and invest in marketing and advertising initiatives (approximately 35%), and (iii) for general corporate purposes (approximately 20%). See “Use of Proceeds” for additional information.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves may be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

It is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our affiliated entity as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entity but also because we are entitled to substantially all of its economic benefits, and, as a result, we combine its operating results in our combined financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material United States Federal Income Tax Considerations-Passive Foreign Investment Company Rules.”

Our controlling shareholder has substantial influence over the Company. Its interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Ms. Zhang, indirectly through Billion Fortune Overseas Limited beneficially owns 68% of our Ordinary Shares before this offering. Upon the completion of this offering, Ms. Zhang will, through Billion Fortune Overseas Limited, beneficially own 62.6% of our then issued and outstanding Ordinary Shares.

Accordingly, our controlling shareholder could control the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions, including the power to prevent or cause a change in control. Without the consent of our controlling shareholder, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholder may differ from the interests of our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer that has applied to list our Ordinary Shares on the Nasdaq, we rely on a provision in the Nasdaq corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq.

For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:

•        have a majority of the board of directors consist of independent directors;

•        require non-management directors to meet on a regular basis without management present;

•        have an independent compensation committee;

•        have an independent nominating committee; and

•        seek shareholder approval for the implementation of certain equity compensation plans and dilutive issuances of Ordinary Shares, such as transactions, other than a public offering, involving the sale of 20% or more of our Ordinary Shares for less than the greater of book or market value of the shares.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. Our audit committee is required to comply with the provisions of Rule 10A-3 of the Exchange Act, which is applicable to U.S. companies listed on the Nasdaq. Therefore, we have a fully independent audit committee, in accordance with Rule 10A-3 of the Exchange Act. However, because we are a foreign private issuer, our audit committee is not subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies, including the requirements to have a minimum of three members and to affirmatively determine that all members are “independent,” using more stringent criteria than those applicable to us as a foreign private issuer.

Further, because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Post-offering memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the Post-offering memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our directors are not required under our Post-offering memorandum and articles of association to make our corporate records available for inspection by our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we plan to rely on home country practice with respect to any corporate governance matter. Accordingly, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the Board of Directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Shares — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. Further, Chan Bun, our Chief Executive Officer also serves a member of our board of directors. Substantially all of the assets of these persons are located outside the United States and primarily in Hong Kong, where each of our directors are located. SH Wong & Co, our counsel as to Hong Kong law, is in the opinion of there is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the United States, as such judgments of United States courts will not be directly enforced in Hong Kong. There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforcement of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have early adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and Principal Shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We have incurred significantly increased costs and devote substantial management time as a result of the listing of our Ordinary Shares on the Nasdaq Capital Market.

We intend to apply for listing on the Nasdaq Stock Market. Upon our listing and for the foreseeable future, we expect to incur additional legal, accounting, and other expenses, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and Nasdaq rules, including applicable corporate governance practices. Compliance with these requirements is expected to increase our legal and financial compliance costs and make some activities more time-consuming and costly. In addition, our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China (including in Hong Kong) have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act, requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On June 22, 2021, the Senate passed the Accelerated Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCA Act to two consecutive years instead of three years. In the event the HFCA Act is amended to prohibit an issuer’s securities from trading on any U.S. stock exchange and our auditor is not subject to PCAOB inspections for two consecutive years instead of three, it will reduce the time before our Ordinary Shares may be prohibited from trading or delisted from an exchange if our auditor is not subject to inspection by the PCAOB.

As more stringent criteria may be imposed, including the HFCA Act, which became law in December 2020, our Ordinary Shares may be prohibited from trading if our auditor cannot be fully inspected. The PCAOB issued the Determination report on December 16, 2021 (the “Determination Report”), which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the Determination Report identified the specific registered public accounting firms subject to these determinations.

The HFCA Act prohibits foreign companies from listing their securities on U.S. exchanges if the company’s auditor has been unavailable for PCAOB inspection or investigation for two consecutive years and, as a result, an exchange may determine to delist our Ordinary Shares. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S law. On December 15, 2022, the PCAOB announced that it has completed a test inspection of two selected auditing firms in mainland China and Hong Kong and has voted to vacate its previous Determination Report, which concluded in December 2021 that the PCAOB could not inspect or investigate completely registered public accounting firms based in mainland China or Hong Kong. However, if in the future the PCAOB is prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, then the companies audited by those registered public accounting firms could be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. However, there can be no assurance that China will abide by the Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China and that on-site inspections and investigations of firms headquartered in mainland China and Hong Kong will occur and allows for full and timely access to information.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our Ordinary Share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Ordinary Shares.

Our Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the Consolidated Appropriations Act, 2023, enacted on December 29, 2022 amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

The HFCA Act, as amended by the Consolidated Appropriations Act, 2023, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit shares of such company from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. Notwithstanding the foregoing, trading in our Ordinary Shares may be prohibited under the HFCA Act if the PCAOB later determines that it cannot inspect or investigate our auditor completely, and as a result Nasdaq may determine to delist our Ordinary Shares.

On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which amended the HFCA Act (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCA Act applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCA Act now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our Ordinary Shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to the laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections. The PCAOB currently has access to inspect the working papers of our auditor. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets (the “PWG”), issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected, and our securities could be delisted and prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our Ordinary Shares on Nasdaq, which could materially impair the market for and market price of our Ordinary Shares.

Our high number of outstanding Shares, which includes a substantial volume recently issued at par value, may cause immediate dilution, increase market volatility, and materially impact the market for our securities, potentially jeopardizing our ability to maintain a Nasdaq listing.

As of the date of this prospectus, the Company has 18,400,000 Ordinary Shares issued and outstanding. This number includes 18,399,000 Ordinary Shares recently allotted and issued to our existing shareholders at par value as part of our reorganization. The issuance of this large volume of Shares results in immediate dilution to new investors purchasing Shares in this offering, in terms of net tangible book value. The substantial number of outstanding Shares held by our existing shareholders creates a significant market overhang. Once the applicable lock-up periods expire, if our existing shareholders sell a considerable volume of their Shares in the public market, the resulting selling pressure could cause the market price of our Ordinary Shares to fall significantly and increase volatility. Such increased volatility and a rapid decline in our stock price could severely jeopardize our ability to meet the Nasdaq Capital Market’s continued listing standards. For instance, a decline could cause our market value of listed securities or minimum bid price to fall below required thresholds, which would make it difficult for investors to sell their Shares and would likely reduce the value and liquidity of our securities.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately US$6.51 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offer price of US$5.00 per share, the midpoint of the estimated range of the initial public Offer Price shown on the front cover of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per Ordinary Share would increase (decrease) the net proceeds to us from this offering by US$1.60 million, assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares and the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We plan to use the net proceeds of this Offering in the following order of priority:

•        expanding our market reach and strengthening our sales and distribution infrastructure (approximately 45%),

•        enhancing our brand awareness and investing in marketing and advertising initiatives (approximately 35%), and

•        general corporate purposes (approximately 20%).

To the extent that our actual net proceeds are not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We have no present plans to distribute any cash dividends on our ordinary shares in the foreseeable future following this offering. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2024:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect the issuance and sale of 18,400,000 Ordinary Shares at US$0.0001 and 1,600,000 Ordinary Shares at an assumed initial public Offer Price of US$5.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the Representative does not exercise the over-subscription option.

	As of December 31, 2024
	Actual	Pro Forma As Adjusted
	US$	US$
Indebtedness:
Short-term loans	4,610,704	4,610,704
Long-term loans	—	—
Total Indebtedness:	4,610,704	4,610,704
Shareholders’ Equity:
Ordinary Shares, nil ordinary shares outstanding on an actual basis; and 20,000,000 ordinary shares outstanding on an as adjusted basis	—	2,000
Additional paid-in capital(1)	—	6,509,840
Other reserves	1,060,484	1,060,484
Accumulated losses	(113,861)	(113,861)
Accumulated comprehensive loss	—	—
Total Shareholders’ Equity	946,623	7,458,463

Total Capitalization	946,623	7,458,463

____________

(1)      At an assumed public offering price of US$5.00 per share (the mid-point of the estimated public offering price range), the pro forma as adjusted information reflects the issuance of 20,000,000 Ordinary Shares and then sale of 1,600,000 Ordinary Shares at this Offering, resulting in gross offering proceeds of US$8,000,000. Of this amount, US$2,000 was allocated to ordinary share capital (par value of US$0.0001 per share) and US$7,999,840 was recorded as additional paid-in capital. We expect to receive net proceeds of approximately US$6,510,000 (offering proceeds of US$8,000,000, less underwriting discounts of US$560,000, non-accountable expense of US$120,000 and offering expenses of US$810,000). The Ordinary Shares reflect the net proceeds we expect to receive, after deducting underwriting discounts, underwriter expense allowance and other expenses.

DILUTION

If you invest in our Shares, your interest will be diluted to the extent of the difference between the initial public Offer Price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the initial public Offer Price per Share is substantially in excess of the book value per Share attributable to the existing shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding intangible assets, right-of-use assets and deferred tax assets, less our total liabilities. Our net tangible book value as of December 31, 2024 was US$946,623, or US$946,623 per ordinary share. However, as the restructuring had not yet been completed as of that date, the per share amount is not meaningful.

After giving effect to the issuance and sale of 1,600,000 Shares in this Offering at an assumed initial public Offer Price of US$5.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting underwriting discounts and estimated Offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2024 would have been US$7,458,463, or US$0.37 per outstanding ordinary share. This represents an immediate increase in net tangible book value of US$0.37 to existing shareholders and an immediate dilution in net tangible book value of US$4.63 per ordinary share to investors purchasing shares in this Offering. The following table illustrates such dilution:

Per Ordinary Share
Assumed initial public Offer Price	$5.00
Net tangible book value as of December 31, 2024	$946,623
Pro forma net tangible book value after giving effect to this Offering	$7,458,463
Amount of dilution in net tangible book value to investors in this Offering	$4.63

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2024, the total number of Shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing Shareholders and by investors in this Offering. The table below reflects an assumed initial public Offering Price of US$5.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), for shares purchased in this Offering and excludes underwriting discounts and commissions and estimated Offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	18,400,000	92.0	1,840	0.1	0.0001
Investors in this Offering	1,600,000	8.0	8,000,000	99.9	5.00
Total	20,000,000	100.0	8,001,840	100.0

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual initial public Offer Price of our Shares and other terms of this Offering determined at pricing.

CORPORATE HISTORY AND STRUCTURE

Billion Group Holdings Limited is a Cayman Islands exempted company incorporated on May 6, 2025 that conducts its operations in Hong Kong through its indirectly wholly owned Operating Subsidiary. The Operating Subsidiary was established under the Hong Kong laws on January 9, 2015, with Harmony Alliance Holdings Limited as its sole shareholder.

From March 31, 2024 to June 30, 2025, we carried out a series of transactions to reorganize our corporate structure. As part of the reorganization, the Company was incorporated as an exempted company under the laws of the Cayman Islands on May 6, 2025.

Upon incorporation on May 6, 2025, one ordinary share, par value US$0.0001 per share, of the Company was allotted and issued to Ogier Global Subscriber (Cayman) Limited as the subscriber, which was later transferred to Billion Fortune Overseas Limited on May 12, 2025.

The Reorganization

Pursuant to the reorganization, on July 15, 2025, the Company acquired the entire issued share capital of Harmony Alliance Holdings Limited, from its nine then existing shareholders at par value. In consideration of the acquisition, on June 25, 2025, the Company allotted and issued at par value to each of Billion Fortune Overseas Limited, Boss Plan Limited, Destiny Wealth Investments Limited, Talent Enhance Limited, Daily Benefit Inc., Major Trader Limited, Land Precious Limited, Clever Express Limited and ZGM Global Limited, 679 Ordinary Shares, 50 Ordinary Shares, 49 Ordinary Shares, 48 Ordinary Shares, 45 Ordinary Shares, 40 Ordinary Shares, 39 Ordinary Shares, 38 Ordinary Shares and 11 Ordinary Shares, respectively. Upon completion of such acquisition, the Operating Subsidiary became an indirect wholly owned subsidiary of the Company.

As part of the reorganization, on August 22, 2025, 18,399,000 additional Ordinary Shares were allotted and issued at the par value of US$0.0001 to the nine existing Shareholders, such share allotment to each of Billion Fortune Overseas Limited, Boss Plan Limited, Destiny Wealth Investments Limited, Talent Enhance Limited, Daily Benefit Inc., Major Trader Limited, Land Precious Limited, Clever Express Limited and ZGM Global Limited amounts to 12,511,320 Ordinary Shares, 919,950 Ordinary Shares, 901,551 Ordinary Shares, 883,152 Ordinary Shares, 827,955 Ordinary Shares, 735,960 Ordinary Shares, 717,561 Ordinary Shares, 699,162 Ordinary Shares and 202,389 Ordinary Shares, respectively. As such, the Company has 18,400,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

The following diagram illustrates our corporate structure as of the date of this prospectus:

As of the date of this prospectus

Upon completion of this offering

The following table shows the percentage of holding the public shareholders will have post-IPO, assuming 1,600,000 Ordinary Shares issued in the IPO and no exercise of over-allotment option:

	Share Purchased (pre-offering)		Share Purchased (post-offering)
	Number	%	Number	%
Existing shareholders	18,400,000	100	18,400,000	92
IPO shareholders	0	0	1,600,000	8
Total	18,400,000	100	20,000,000	100

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

For the Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

Overview

Amounts in USD or US$ are presented and are converted from our combined balance sheets as of December 31, 2024, and our combined statements of operations and comprehensive income and combined statements of cash flows for the year ended December 31, 2024 at the rate of US$1.00 to HK$7.80. No representation is made that the HK$ amounts could have been, or could be converted, realized or settled into US$ at such rate or at any other rate.

COMBINED BALANCE SHEETS

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023	Variance
	US$	HK$	HK$	HK$	%
ASSETS
Current assets
Cash and cash equivalents	32,114	250,491	81,662	168,829	206.7
Inventories	28,887	225,320	2,561,960	(2,336,640)	(91.2)
Accounts receivable, net	5,474,011	42,697,286	12,263,998	30,433,288	248.2
Other current assets	22,315	174,057	—	174,057	100.0
Amounts due from former related companies	—	—	2,969,602	(2,969,602)	(100.0)
Total current assets	5,557,327	43,347,154	17,877,222	25,469,932	142.5
Total assets	5,557,327	43,347,154	17,877,222	25,469,932	142.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	1,284,337	10,017,835	8,932,974	1,084,861	12.1
Accrued expenses and other current liabilities	64,468	502,847	432,610	70,237	16.2
Amounts due to former related companies	3,136,899	24,467,821	16,851,329	7,616,492	45.2
Current tax liabilities	125,000	975,000	—	975,000	100.0
Total current liabilities	4,610,704	35,963,503	26,216,913	9,746,590	37.2
Total liabilities	4,610,704	35,963,503	26,216,913	9,746,590	37.2

Shareholders’ equity
Ordinary shares US$0.0001 par value, 500,000,000 shares authorized, nil shares issued and outstanding as of December 31, 2024 and 2023 (Note *)	—	—	—	—	—
Other reserves	1,060,484	8,271,768	8	8,271,760	103,397,000.0
Accumulated losses	(113,861)	(888,117)	(8,339,699)	7,451,582	(89.4)
Total shareholders’ equity/(deficit)	946,623	7,383,651	(8,339,691)	15,723,342	(188.5)
Total liabilities and shareholders’ equity	5,557,327	43,347,154	17,877,222	25,469,932	142.5

____________

Note:

(*)      Giving retrospective effect to the Share Issue as detailed in note 12 to the combined financial statements.

Cash and cash equivalents

As at December 31, 2024, cash and cash equivalents were HK$250,491, representing an increase of HK$168,829 or 206.7%, as compared to HK$81,662 as of December 31, 2023. The increase was the net effect of cash inflows from financing activities, and cash outflows from operating activities for the year ended December 31, 2024.

Inventories

As at December 31, 2024, inventories were HK$225,320, representing a decrease of HK$2,336,640 or 91.2%, as compared to HK$2,561,960 as of December 31, 2023. The significant decrease was mainly due to the shorter inventory turnover days. Despite of the increase in sales volume and transactions for the year ended December 31, 2024, the operating entity was able to shorten the supply time by reviewing its inventory process for efficiency improvement. Most of the products were delivered directly from the suppliers to the customers. As a result, the inventory level as at December 31, 2024 had been dropped significantly as compared to 2023.

Accounts receivable, net

As at December 31, 2024, accounts receivable was HK$42,697,286, representing an increase of HK$30,433,288 or 248.2%, as compared to HK$12,263,998 as of December 31, 2023. The operating entity generally grants to its customers credit terms of 60-90 days. The significant increase in accounts receivable was mainly due to the increase in sales in the last quarter for the year ended December 31, 2024 as compared to the same period of 2023.

The operating entity maintains allowances for credit losses for estimated losses. Allowance for credit losses is made at different rates on accounts receivable based on aging and 100% on any specifically identified receivables that may become uncollectible. There is no allowance for credit losses or write-off during the years ended December 31, 2024 and 2023.

Other current assets

Other current assets solely represented advance payment to a supplier. As at December 31, 2024, other current assets were HK$174,057. The advance payment was resulted from overpayment made by the operating entity for settlement of purchase of goods to the supplier which is incidental and will be utilized for future purchases. There was no other current assets as of December 31, 2024.

Amounts due from former related companies

As at December 31, 2023, the amounts due from former related companies were HK$2,969,602. There were no amounts due from former related companies as at December 31, 2024 as all outstanding receivable balances were settled in full during the year ended December 31, 2024.

Accounts payable

As at December 31, 2024, accounts payable was HK$10,017,835, representing an increase of HK$1,084,861 or 12.1%, as compared to HK$8,932,974 as of December 31, 2023. The increase in accounts payable was due to the increase in purchases from suppliers for the year ended December 31, 2024 as compared to 2023 in order to cope with the increase in sales.

Accrued expenses and other current liabilities

As at December 31, 2024, accrued expenses and other current liabilities were HK$502,847, representing an increase of HK$70,237 or 16.2%, as compared to HK$432,610 as of December 31, 2023. The increase was contributed by the increase in accrued transportation fee. The operating entity used to engage with a logistics company to deliver its wines during peak season. Given the increase in orders of wines for the year ended December 31, 2024, the related transportation fee also increased and remained unsettled as at December 31, 2024.

Amounts due to former related companies

As at December 31, 2024, amounts due to former related companies were HK$24,467,821, representing an increase of HK$7,616,492 or 45.2%, as compared to HK$16,851,329 as of December 31, 2023. The amounts due were resulted mainly from advances from the former holding company and fellow subsidiaries to support the business operations of the operating entity. The operating entity was making loss in 2022. There was improvement in the operating results so that the operating entity was able to reach a modest profit in 2023. Still its operations were relied upon the financial support from the former group companies. The increase in amounts due to former related companies was due to the increase in working capital requirements of the operating entity to support its business operations in the first quarter of 2024. The current shareholder acquired all equity interest of Harmony Alliance at March 31, 2024.

Current tax liabilities

The operating entity has been profit making for the years ended December 31, 2024 and 2023 and is subject to income taxes in Hong Kong. As at December 31, 2024, current tax liabilities of the operating entity were HK$975,000. The operating entity had no income tax payable as at December 31, 2023 as all taxable income was being netted off by available tax losses accumulated from prior years. However, all available deductible temporary differences were fully utilized during the year ended December 31, 2024.

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023	Variance
	US$	HK$	HK$	HK$	%
Revenues	6,773,938	52,836,714	20,811,124	32,025,590	153.9

Cost of revenues – third parties	5,456,836	42,563,319	16,550,256	26,013,063	157.2
Cost of revenues – related party	—	—	845,646	(845,646)	(100.0)
Total cost of revenues	5,456,836	42,563,319	17,395,902	25,167,417	144.7
Gross profit	1,317,102	10,273,395	3,415,222	6,858,173	200.8

Operating expenses	235,082	1,833,642	2,597,901	(764,259)	(29.4)
Administrative expenses	2,340	18,248	9,879	8,369	84.7
Total operating and administrative expenses	237,422	1,851,890	2,607,780	(755,890)	(29.0)
Income from operations	1,079,680	8,421,505	807,442	7,614,063	943.0
Other income	651	5,077	23,265	(18,188)	(78.2)
Income before income tax expenses	1,080,331	8,426,582	830,707	7,595,875	914.4
Income tax expenses	125,000	975,000	—	975,000	100.0
Net income, representing total comprehensive income	955,331	7,451,582	830,707	6,620,875	797.0

Revenues

	Year Ended December 31, 2024	Year Ended December 31, 2024		Year Ended December 31, 2023		Variance
	US$	HK$	%	HK$	%	HK$	%
Sale of frozen food	4,099,872	31,979,005	60.5	7,561,247	36.3	24,417,758	322.9
Sale of fine wine and spirit	1,618,864	12,627,138	23.9	6,047,240	29.1	6,579,898	108.8
Sales of luxury seafood	982,637	7,664,566	14.5	3,822,759	18.4	3,841,807	100.5
Sales of other products	72,565	566,005	1.1	3,379,878	16.2	(2,813,873)	(83.3)
Total Amount	6,773,938	52,836,714	100.0	20,811,124	100.0	32,025,590	153.9

Sales of frozen food have contributed the largest portion of revenue of the operating entity. Frozen food products include premium meat, abalone and sea cucumber etc.. Wagyu is the most popular frozen food product. For the year ended December 31, 2024, revenue generated from sale of frozen food was HK$31,979,005, representing an increase of HK$24,417,758 or 322.9%, compared to that of HK$7,561,247 for the year ended December 31, 2023. The significant increase in revenue from sales of frozen food was mainly due to the increase in sales orders with the effort of the sales team brought by the current shareholders who acquired the business since March 31, 2024. The selling price of frozen food had remained stable throughout the years.

Fine wine and spirit include mainly red wines originated from Australia. For the year ended December 31, 2024, revenue generated from sales of fine wine and spirit was HK$12,627,138, representing an increase of HK$6,579,898 or 108.8%, compared to that of HK$6,047,240 for the year ended December 31, 2023. The significant increase in revenue from sales of fine wine and spirit was mainly due to the increase in sales orders with the effort of the sales team brought by the current shareholders who acquired the business since March 31, 2024. The selling price of fine wine and spirit had remained stable throughout the years.

Luxury seafood mainly includes dried abalone and fish maw. For the year ended December 31, 2024, revenue generated from sales of luxury seafood was HK$7,664,566 representing an increase of HK$3,841,807 or 100.5%, compared to that of HK$3,822,759 for the year ended December 31, 2023. The significant increase in revenue from sales of luxury seafood was mainly due to the increase in sales orders with the effort of the sales team brought by the current shareholders who acquired the business since March 31, 2024. The selling price of luxury seafood had remained stable throughout the years.

Sales of other products include ramen ingredients and other groceries. For the year ended December 31, 2024, revenue generated from sales of other products was HK$566,005 representing a decrease of HK$2,813,873 or 83.3%, compared to that of HK$3,379,878 for the year ended December 31, 2023. The operating entity ceased to sell ramen ingredients in August 2024 as the management decided to focus more on the sales of frozen food, fine wine and spirit and luxury seafood which have higher gross profit margin.

Cost of Sales

	Year Ended December 31, 2024	Year Ended December 31, 2024		Year Ended December 31, 2023		Variance
	US$	HK$	%	HK$	%	HK$	%
Sale of frozen food	3,597,058	28,057,054	65.9	6,601,254	37.9	21,455,800	325.0
Sale of fine wine and spirit	1,129,974	8,813,796	20.7	4,845,645	27.9	3,968,151	81.9
Sales of luxury seafood	660,986	5,155,690	12.1	2,730,536	15.7	2,425,154	88.8
Sales of other products	68,818	536,779	1.3	3,218,467	18.5	(2,681,688)	(83.3)
Total Amount	5,456,836	42,563,319	100.0	17,395,902	100.0	25,167,417	144.7

For the year ended December 31, 2024, cost of sales from frozen food was HK$28,057,054, representing an increase of HK$21,455,800 or 325.0%, compared to that of HK$6,601,254 for the year ended December 31, 2023. The increase in cost of sales from frozen food was caused by the increase in purchases of goods to cope with the increase in customer demand.

For the year ended December 31, 2024, cost of sales from fine wine and spirit was HK$8,813,796, representing an increase of HK$3,968,151 or 81.9%, compared to HK$4,845,645 for the year ended December 31, 2023. The increase in cost of sales from fine wine and spirit was caused by the increase in purchases to cope with the increase in customer demand. However, the new procurement team brought by the current shareholders was able to agree a lower purchase price with the supplier due to bulk purchases in 2024. Thus, the cost of sales from fine wine and spirit increased in a lower portion than the increase in sales for the year ended December 31, 2024.

For the year ended December 31, 2024, cost of sales from luxury seafood was HK$5,155,690, representing an increase of HK$2,425,154 or 88.8%, compared to HK$2,730,536 for the year ended December 31, 2023. The increase in cost of sales from luxury seafood was caused by the increase in purchases to cope with the increase in customer demand. The cost of sales from luxury seafood increased in a lower portion than the increase in sales for the year ended December 31, 2024. This was because the purchase cost of luxury seafood was higher in early 2023 right after the end of pandemic and then back to normal in the second half of 2023. The purchase cost of luxury seafood was relatively stable throughout the year 2024.

For the year ended December 31, 2024, cost of sales from other products was HK$536,779, representing a decrease of HK$2,681,688 or 83.3%, compared to HK$3,218,467 for the year ended December 31, 2023. The decrease in cost of sales from other products was in line with the decrease in sales as the management decided to focus more on the sales of frozen food, fine wine and spirit and luxury seafood which have higher gross profit margin.

Gross Profit

	Year Ended December 31, 2024	Year Ended December 31, 2024		Year Ended December 31, 2023		Variance
	US$	HK$	%	HK$	%	HK$	%
Sale of frozen food	502,814	3,921,951	38.2	959,993	28.1	2,961,958	308.5
Sale of fine wine and spirit	488,890	3,813,342	37.1	1,201,595	35.2	2,611,747	217.4
Sales of luxury seafood	321,651	2,508,876	24.4	1,092,223	32.0	1,416,653	129.7
Sales of other products	3,747	29,226	0.3	161,411	4.7	(132,185)	(81.9)
Total Amount	1,317,102	10,273,395	100.0	3,415,222	100.0	6,858,173	200.8

Gross Profit Margin

	Year Ended December 31, 2024	Year Ended December 31, 2023	Variance
Sale of frozen food	12.3%	12.7%	(0.4)%
Sale of fine wine and spirit	30.2%	19.9%	10.3%
Sales of luxury seafood	32.7%	28.6%	4.1%
Sales of other products	5.2%	4.8%	0.4%
Total	19.4%	16.4%	3.0%

Gross profit from sales of frozen food increased by HK$2,961,958 or 308.5% for the year ended December 31, 2024, as compared to that of the same period of 2023. The gross profit margin of sales of frozen food was 12.3% for the year ended December 31, 2024, compared to that of 12.7% for the same period of 2023. Despite of the increase in sales orders which led to higher gross profit, the gross profit margin on sales of frozen food had remained stable throughout the years.

Gross profit from sales of fine wine and spirit increased by HK$2,611,747 or 217.4% for the year ended December 31, 2024, as compared to that of the same period of 2023. The gross profit margin of sales of fine wine and spirit was 30.2% for the year ended December 31, 2024, compared to that of 19.9% for the same period of 2023. The increase in gross profit was due to the increase in sales. However, the new procurement team brought by the current shareholders was able to agree a lower purchase price with the supplier due to bulk purchases in 2024. Thus, the cost of sales from fine wine and spirit increased in a lower portion than the increase in sales so that a higher gross profit margin was reached for the year ended December 31, 2024.

Gross profit from sales of luxury seafood increased by HK$1,416,653 or 129.7% for the year ended December 31, 2024, as compared to that of the same period of 2023. The gross profit margin of sales of luxury seafood was 32.7% for the year ended December 31, 2024, compared to that of 28.6% for the same period of 2023. The increase in gross profit was due to the increase in sales. However, the purchase cost of luxury seafood was higher in early 2023 right after the end of pandemic and then back to normal in the second half of 2023; whereas the purchase cost of luxury seafood was relatively stable throughout the year 2024. Thus, the cost of sales from luxury seafood increased in a lower portion than the increase in sales so that a higher gross profit margin was reached for the year ended December 31, 2024.

Gross profit from sales of other products decreased by HK$132,185 or 81.9% for the year ended December 31, 2024, as compared to that of the same period of 2023. The gross profit margin of sales of other products was 5.2% for the year ended December 31, 2024, compared to that of 4.8% for the same period of 2023. The decrease in gross profit was due to the decrease in sales. The management decided to focus more on the sales of frozen food, fine wine and spirit and luxury seafood which have higher gross profit margin. The gross profit margin on sales of other products had remained stable throughout the years.

Operating Expenses

Operating expenses comprise management fee, transportation, rent, travelling and entertainment. For the year ended December 31, 2024, operating expenses were HK$1,833,642, representing a decrease of HK$764,259 or 29.4%, as compared to HK$2,597,901 for the year ended December 31, 2023. The decrease was contributed by the drop in entertainment expenses as the new management team brought by the current shareholders tightened the budget on such expenses during the year ended December 31, 2024.

Administrative Expenses

Administrative expenses comprise professional fee, bank charges and other miscellaneous expenses. For the year ended December 31, 2024, administrative expenses were HK$18,248, representing an increase of HK$8,369 or 84.7%, as compared to HK$9,879 for the year ended December 31, 2023. The increase was caused by the higher provision for audit fee for the year ended December 31, 2024.

Other Income

Other income comprises net exchange gain and sundry income. For the year ended December 31, 2024, other income of the operating entity was HK$5,077, representing a decrease of HK$18,188 or 78.2%, as compared to HK$23,265 for the year ended December 31, 2023. The decrease was due to that there was no exchange gain recognized for the year ended December 31, 2024.

Income Taxes

Harmony Alliance incorporated in the British Virgin Islands is not subject to taxation. The result of operation of the operating entity is subject to income taxes in Hong Kong. For the year ended December 31, 2024, income taxes of the operating entity were HK$975,000. The operating entity had no income tax expense as at December 31, 2023 as all taxable income was being netted off by available tax losses accumulated from prior years. However, all available deductible temporary differences were fully utilized during the year ended December 31, 2024.

Net Income

For the year ended December 31, 2024, net income of the operating entity was HK$7,451,582, as compared to that of HK$830,707 for the year 2023. The increase in net income was the result of the increase in revenues, cost of revenues, administrative expenses and income tax expenses; and the decrease in operating expenses and other income.

Liquidity and Capital Resources

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Cash flows from operating activities
Net income	955,331	7,451,582	830,707
Adjustments:
Current tax liabilities	125,000	975,000	—
Provision for write-down on inventories	674	5,260	—
Changes in operating assets and liabilities:
Inventories	298,896	2,331,380	(2,561,960)
Accounts receivable	(3,901,704)	(30,433,288)	(5,573,006)
Other current assets	(22,315)	(174,057)	150
Amounts due from former related companies	380,718	2,969,602	(742,515)
Accounts payable	139,084	1,084,861	3,179,205
Accrued expenses and other current liabilities	9,006	70,237	(141,600)
Amounts due to former related companies	976,472	7,616,492	5,018,729
Net cash (used in)/provided by operating activities	(1,038,838)	(8,102,931)	9,710

Cash flows from financing activities
Proceeds from issuance of shares of a subsidiary	9,999	77,992	—
Proceeds from additional paid-in capital of a subsidiary	1,050,484	8,193,768	—
Net cash provided by financing activities	1,060,483	8,271,760	—

Net increase in cash and cash equivalents	21,645	168,829	9,710
Cash and cash equivalents, beginning of the year	10,469	81,662	71,952
Cash and cash equivalents, end of the year	32,114	250,491	81,662

Net Cash (Used In)/Provided By Operating Activities

Operating activities used cash of HK$8,102,931 for the year ended December 31 2024, compared to cash generated of HK$9,710 for the year ended December 31, 2023.

Net income was HK$7,451,582 for the year ended December 31, 2024, compared to HK$830,707 for the year ended December 31, 2023.

Movement in activities from inventories was an increase of HK$2,331,380 for the year ended December 31, 2024, compared to a decrease of HK$2,561,960 for the year ended December 31, 2023. The decrease in stock level was mainly due to the shorter inventory turnover days as a result of the improved supply time through internal review of the inventory process.

Movement in activities from accounts receivable was a decrease of HK$30,433,288 for the year ended December 31, 2024, compared to that of HK$5,573,006 for the year ended December 31, 2023. The increase in accounts receivable was mainly due to the increase in sales in the last quarter for the year ended December 31, 2024 as compared to the same period of 2023.

Movement in activities from other current assets was a decrease of HK$174,057 for the year ended December 31, 2024, compared to an increase of HK$150 for the year ended December 31, 2023. The increase in other current assets was mainly due to the overpayment made by the operating entity for settlement of purchase of goods to the supplier which is incidental and will be utilized for future purchases in 2025.

Movement in activities from amounts due from former related companies was an increase of HK$2,969,602 for the year ended December 31, 2024, compared to a decrease of HK$742,515 for the year ended December 31, 2023. The amounts due from former related companies were fully settled during the year ended December 31, 2024.

Movement in activities from accounts payable was an increase of HK$1,084,861 for the year ended December 31, 2024, compared to that of HK$3,179,205 for the year ended December 31, 2023. In order to cope with the increase in sales, the operating entity increased purchases from suppliers for the year ended December 31, 2024 as compared to 2023. This explains the increase in accounts payable as at December 31, 2024 as compared to 2023.

Movement in activities from accrued expenses and other current liabilities was an increase of HK$70,237 for the year ended December 31, 2024, compared to a decrease of HK$141,600 for the year ended December 31, 2023. The increase in accrued expenses and other current liabilities was mainly due to the increase in accrued transportation fee to a logistics company given the increase in orders of wines for the year ended December 31, 2024.

Movement in activities from amounts due to former related companies was an increase of HK$7,616,492 for the year ended December 31, 2024, compared to that of HK$5,018,729 for the year ended December 31, 2023. The increase in amounts due to former related companies was due to the increase in working capital requirements of the operating entity to support its business operations in the first quarter of 2024.

Net Cash Provided by Financing Activities

Financing activities generated cash of HK$8,271,760 for the year ended December 31, 2024. Financing activities comprise issue of shares and additional paid-in capital of subsidiaries. There was no cash flows from financing activities for the year ended December 31, 2023.

Sources of Liquidity

We finance the operations of the operating entity with internally generated cash flows. As of December 31, 2024 and 2023, our cash and cash equivalents stood at HK$250,491 and HK$81,662, respectively. The operating entity had no other external borrowings.

INDUSTRY OVERVIEW

All the information and data presented in this section have been derived from Frost & Sullivan Limited (“Frost & Sullivan”)’s industry report commissioned by us entitled “The Premium Food and Beverage Supply Chain Management Solutions Market Independent Market Research” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF PREMIUM FOOD AND BEVERAGE SUPPLY CHAIN MANAGEMENT SOLUTIONS

Definition and Classification

The Premium Food and Beverage Supply Chain Management Solutions industry is a specialized sector dedicated to ensuring the efficient flow of high-value food and beverage products from suppliers to distributors and ultimately to end consumers. The industry mainly caters to premium markets, including luxury hotels, fine-dining establishments, catering businesses, and high-net-worth households, with an emphasis on quality, exclusivity, and authenticity. Key roles of service providers include:

•        Sourcing and Procurement:    Service providers ensure access to premium and rare food products by directly negotiating with trusted suppliers worldwide. Service providers manage supplier relationships to secure a consistent supply of high-quality goods while adapting to changing consumer preferences.

•        Demand Planning and Forecasting:    Service providers play a critical role in anticipating market needs through advanced planning tools. By leveraging demand sensing, collaborative forecasting, and sales and operations planning (S&OP), service providers balance inventory levels, align supply with demand, and minimize disruptions in the supply chain.

•        Efficient Distribution:    Service providers establish and manage diversified distribution networks, including partnerships with luxury retailers, restaurants, and e-commerce platforms. Service providers ensure timely delivery to clients while offering direct-to-consumer options to expand their reach in premium markets.

•        Supply Chain Visibility and Traceability:    Service providers enhance transparency and accountability in the supply chain through real-time tracking, blockchain technology, and IoT-enabled monitoring. These tools ensure the authenticity, quality, and integrity of premium products from sourcing to final delivery.

•        Customer-Centric Solutions:    Tailored services and product customization are integral to meeting the unique needs of premium clientele, ensuring seamless integration into the final sales and consumption experience.

By type of products, these solutions cater to several high-value categories. Premium meats include exceptional offerings such as Wagyu beef, Iberico pork, and organic free-range poultry, which are known for their superior quality and flavor. Luxury seafood encompasses rare and exclusive items like caviar, sea urchin, lobster, abalone, and bluefin tuna, which are often sought after for their uniqueness and prestige. Fine wines and spirits feature renowned wines, champagnes, and premium spirits such as aged whiskey and cognac, representing the pinnacle of indulgence. Exotic fruits and vegetables include rare and seasonal produce like truffles, saffron, and Japanese melons, prized for their distinctive taste and limited availability. Additionally, other high-end products such as organic superfoods and gluten-free grains fall under the category of health-focused premium goods.

When classified by end-market channels, these supply chain solutions primarily serve luxury-focused sectors. Luxury hospitality is a key segment, catering to five-star hotels, boutique resorts, cruise lines, and luxury catering services. Fine dining and high-end restaurants depend on these solutions to provide premium ingredients for gourmet chefs, exclusive private dining experiences, and upscale restaurants. Specialty retail and gourmet stores benefit from these supply chains to stock food retailers, gourmet outlets, and high-end supermarkets with exclusive products. For luxury residential and private clients, these solutions enable direct-to-consumer deliveries, offering affluent households access to premium food and beverage items. Other channels include online platforms and corporate gifting, which further expand the reach of these exclusive offerings.

Value Chain

In the upstream segment, food producers serve as the primary stakeholders. These include farmers, ranchers, fishers, and artisans responsible for producing premium food and beverage products such as Wagyu beef, fine wines, and rare seafood. Their role is to ensure the consistent production of high-quality raw materials that meet the strict standards of luxury markets.

The midstream segment is managed by supply chain management service providers who oversee critical operations to ensure the seamless movement of products from production to end markets. Their responsibilities include sourcing and procurement, logistics and transportation, warehousing and inventory management, and final delivery. These service providers play a crucial role in maintaining the integrity, quality, and traceability of premium products, using advanced tools and technologies such as cold chain logistics and real-time tracking to preserve product value during transit and storage.

In the downstream segment, the focus shifts to delivering premium products to end consumers. This involves catering-related distributors, who act as intermediaries, and business establishments such as luxury hotels, high-end restaurants, and catering services, which rely on these products to create exclusive culinary experiences. Additionally, individual customers, including affluent households, purchase premium products directly through specialty retailers, e-commerce platforms, or subscription services. The downstream stakeholders prioritize product authenticity and quality to satisfy the sophisticated tastes of their clientele.

Source: The Frost & Sullivan Report

Market Size of Premium Food and Beverage by Wholesale Value in Hong Kong

The market size of premium food and beverage supply in Hong Kong, measured by wholesale value, has demonstrated steady growth from HK$6,617.1 million in 2019 to an estimated HK$7,329.3 million in 2024, representing a CAGR of 2.1% during that period, driven by the city’s role as a hub for high-end food imports, increasing demand for luxury products such as Wagyu beef, sea cucumbers, abalone, fish maw, and premium wines, and the resilience of the premium segment even during the COVID-19 pandemic.

Looking ahead, the market is forecasted to grow at a faster CAGR of 3.4% from 2025 to 2029, reaching HK$8,629.4 million by 2029. Key drivers include rising consumer preference for high-quality, health-conscious food products, the recovery and expansion of fine dining and hospitality sectors, and the continued growth of e-commerce channels facilitating access to premium goods. This sustained growth highlights the robust demand for high-end food and beverages in Hong Kong’s affluent and luxury-focused market.

Source: The Frost & Sullivan Report

Market Drivers Analysis

Growth of Fine Dining and Hospitality Sectors:    Hong Kong’s vibrant culinary scene and its reputation as a global dining destination drive significant demand for premium food and beverage supply chain solutions. The city is home to 79 Michelin-starred restaurants, reflecting the high standards of its fine dining establishments, which rely on exclusive, high-quality ingredients to create exceptional culinary experiences. Besides, In 2024, Hong Kong hosts 41 high-tariff A hotels, which cater to affluent travelers and locals seeking luxury dining and hospitality services. Premium food and beverages are deeply ingrained in Hong Kong’s culture, playing a central role in social gatherings, business events, and celebrations, further elevating the demand for rare and exclusive products. This cultural emphasis, combined with the expanding fine dining and hospitality sectors, has bolstered the premium food and beverage supply chain industry, as businesses strive to meet the expectations of discerning customers and maintain Hong Kong’s status as a global culinary capital.

Growing Affluence and High Concentration of Ultra-High-Net-Worth Individuals:    Hong Kong ranks second globally in the concentration of ultra-high-net-worth individuals, with 12,546 individuals each worth over US$30 million in 2024. The affluent demographic drives significant demand for premium and exclusive food and beverage products, as luxury dining and unique culinary experiences are integral aspects of their lifestyle. Additionally, Hong Kong’s gross national disposable income has seen steady growth, increasing from HKD 2,967,147 million in 2019 to HKD 3,457,631 million in 2024, at a CAGR of approximately 3.1%. This rise in national wealth reflects a broader increase in purchasing power, further fueling demand for premium supply chain solutions that can deliver rare, high-quality products to meet the expectations of this ultra-rich consumer base. The growing demand ensures a consistent flow of business across the value chain, from sourcing to delivery, and has reinforced Hong Kong’s position as a key hub for luxury food and beverage services.

Increased Consumer Awareness of Quality and Authenticity:    Consumers in Hong Kong are becoming increasingly aware of the quality and authenticity of the food and beverages they consume. There is strong demand for premium products like Wagyu beef, fine seafood, and red wine, which are valued for their exclusivity, provenance, and exceptional quality. The shift is driven by a growing preference for ethically sourced, sustainably produced, and traceable goods. Customers are demanding greater transparency in the supply chain to ensure these products meet rigorous standards of quality, safety, and authenticity. For the premium food and beverage supply chain industry, this trend has created opportunities to leverage advanced technologies such as blockchain for traceability and IoT-enabled monitoring systems that preserve the integrity of these high-value goods. This focus on quality and authenticity has not only strengthened consumer trust but also enhanced the market for premium offerings, reinforcing Hong Kong’s position as a hub for luxury food and beverage products.

Robust Tourism and Event Industry:

Known as a global business and cultural hub, Hong Kong attracts millions of international visitors annually, many of whom seek luxury dining experiences at high-end restaurants, five-star hotels, and exclusive private clubs. Additionally, the city hosts numerous large-scale events, such as international trade fairs, conventions, art exhibitions, and luxury brand showcases, all of which require premium catering services featuring high-quality food and beverages. Events like the Hong Kong Wine & Dine Festival and Art Basel Hong Kong further highlight the city’s focus on luxury and fine dining, creating consistent demand for premium ingredients and beverages. This robust tourism and event ecosystem drives the need for reliable supply chain solutions that can deliver fresh, high-quality, and exclusive products to meet the expectations of affluent visitors and event organizers, reinforcing Hong Kong’s reputation as a global dining and hospitality destination.

Key Trends

Adoption of digital technologies and data analytics in supply chain management:    Technologies such as blockchain are being increasingly adopted to ensure end-to-end traceability for premium products like Wagyu beef, fine seafood, and aged wines, providing transparency in sourcing and authenticity verification. Meanwhile, IoT-enabled cold chain logistics have revolutionized the transportation of perishable luxury items, ensuring temperature-sensitive products maintain their quality throughout the supply chain. Advanced AI-driven demand forecasting is also allowing supply chain providers to better predict market trends and consumer preferences, minimizing waste and optimizing inventory for premium goods. These innovations cater to Hong Kong’s discerning consumers, who demand not only exceptional products but also seamless delivery and reliable quality.

Growing focus on sustainability and social responsibility in the supply chain:    Affluent consumers in Hong Kong are increasingly seeking premium products like organic Wagyu beef, sustainably sourced seafood, and biodynamic wines, which align with their values of environmental responsibility and ethical practices. Businesses are adopting sustainable sourcing methods, such as working with fisheries certified by the Marine Stewardship Council (MSC) and adhering to Fair Trade standards for imported luxury ingredients. Additionally, the use of eco-friendly packaging and carbon-neutral logistics has become a priority for supply chain providers to appeal to environmentally conscious consumers.

High Standards in Food Safety and Quality Compliance:    Hong Kong’s premium food and beverage market is governed by stringent food safety and quality compliance regulations, ensuring that products meet the highest standards demanded by discerning consumers. Regulatory frameworks such as the Food Safety Ordinance (Cap. 612) and the Public Health and Municipal Services Ordinance (Cap. 132) mandate strict monitoring of food imports, traceability, and adherence to hygiene standards. Additionally, certifications like the HACCP (“Hazard Analysis and Critical Control Points”) system are widely implemented by food businesses to ensure safety throughout the supply chain. Premium food products such as Wagyu beef, seafood, and fine wines must also comply with labeling laws, including accurate declarations of origin and quality. These regulations, combined with consumer demand for transparency, have driven supply chain providers to adopt advanced technologies to monitor.

Cost Analysis

The average monthly salary of employees engaged in the food and beverage supply chain management industry has increased from HK$19,496 in 2019 to HK$21,626 in 2024, representing a CAGR of approximately 2.1%, reflecting the growing demand for skilled professionals in the sector and the increasing complexity of managing premium food and beverage supply chains. Looking ahead, the average monthly salary is forecasted to grow at a CAGR of 2.6% from 2025 to 2029, reflecting increasing competition for talent, inflationary pressures, and the growing emphasis on supply chain optimization and digital transformation.

Source: The Frost & Sullivan Report

Competition Overview

The premium food and beverage supply chain management solutions market in Hong Kong is relatively fragmented and highly competitive, with more than 1,000 market participants in Hong Kong in 2024.

The market is competitive that end customers particularly value brand recognition, brand loyalty and brand quality. Stakeholders in the sales channels highly favor in purchasing and stockpiling the top premium food and beverage brands to increase sales guarantee.

The major market players in the premium food and beverage supply chain management solutions market in Hong Kong generally have extensive product coverage, from sea cucumber, abalone, wagyu beef to red wine. Comparative advantages of the leading premium food and beverage supply chain and brand management in Hong Kong include:

1)      Robust quality control ensures consistent product excellence, which enhances brand reputation while reducing the risk of food safety issues, fostering consumer trust and loyalty.

2)      Partnerships with established supplier networks provide access to high-quality ingredients, improving negotiation power for better pricing and terms, ultimately leading to cost savings and quicker responses to market demands.

3)      An experienced management team brings valuable industry expertise and insights, facilitating informed decision-making and operational efficiency through proven strategies.

4)      Efficient logistic services guarantee timely delivery of products, minimizing spoilage and inventory costs while enhancing customer satisfaction through reliable service.

Entry Barriers

Partnership with Suppliers:    To remain competitive in the market, premium food and beverage supply chain management solutions providers must foster strong relationships with key accounts, including product suppliers. These established connections ensure a reliable and timely sourcing of products. In the premium food and beverage sector, customers frequently evaluate factors like quality and the availability of different brands and product types. Service providers that can secure popular and suitable products from suppliers at competitive prices are better positioned to meet customer demand. This approach allows them to offer competitive pricing while managing their cost of goods sold, ultimately enhancing overall profitability and business sustainability.

Initial Investment:    Entering the food supply chain and management solutions market requires significant capital investment. This includes sourcing of products, building and maintaining logistics infrastructure, acquiring or developing advanced supply chain management software, creating mobile applications, and training staff. Additionally, companies must invest in quality control, inventory management, and risk assessment systems due to the complexities of the food supply chain. These investments are crucial for ensuring the stability and reliability of the supply chain, posing a considerable financial challenge for new entrants.

Industry Expertise:    A thorough understanding of the industry, encompassing food production, processing, storage, transport, food safety regulations, quality standards, and sustainability practices is crucial for the management of food and beverage supply chain. The market participants are also required to navigate supply chain challenges, such as demand and price fluctuations, as well as potential disruptions. To create effective supply chain management solutions, new entrants need to acquire relevant knowledge and experience. As a result, new entrants face significant recruitment and training costs, whether through hiring in-house experts or utilizing third-party training programs, making the initial acquisition of expertise a key challenge.

Factors of Competition

Transparency and Efficiency:    Given the high demand for food products in storage environments, effective food supply chain and brand management providers are required to ensure transparency and traceability in their supply chains to build consumer trust and comply with regulatory requirements. This necessitates ongoing investments in cold chain logistics, data analytics tools, and automation technologies to boost operational efficiency, optimize inventory management, and improve regulatory transparency, thereby enhancing customer service. Such efforts not only strengthen brand image but also facilitate rapid responses to food safety incidents and foster greater customer trust through stable supply chain management.

Auxiliary and After-Sales Service:    Auxiliary and after-sales services serve as a key differentiator from competitors. After-sales services facilitate positive and ongoing interactions between buyers and sellers. Offerings such as product insurance, free exchanges or returns, delivery notifications, satisfaction surveys, review systems, personalized customer support, and post-purchase recommendations can enhance brand identity and customer loyalty, ultimately leading to increased revenues and profits.

Customer Loyalty and Reputation:    In addition to product availability and variety, fostering customer loyalty is crucial for ensuring a sustainable revenue stream. Loyal customers tend to spend more frequently and generously due to their positive past experiences. They are also more inclined to recommend the service providers to new customers. Leading industry players excel at delivering personalized content, product recommendations, and targeted promotions to cultivate loyalty across multiple channels. Over time, service providers that actively participate in loyalty-building programs can enhance their business credibility and reputation, thereby strengthening their competitive edge over rivals.

BUSINESS

Overview

Our mission is to be a leading global supplier of premium and scarce high-end food products in Hong Kong. We strive to be the trusted partner that connects the world’s finest ingredients with discerning customers, capitalizing on the growing global demand for quality and exclusivity.

The operating entity, Billion Enterprise International Limited, was founded in 2015. Headquartered in Hong Kong, we are a fast-growing high-end food supplier. We specialize in global scarce high-end food procurement. We principally engaged in the trading of frozen food, fine wines and spirits, luxury seafood and other products.

Our customers mainly include catering-related distributors, five-star hotels, high-net-worth families and high-quality customers in luxury retail channels. Our business strategy focuses on business-to-business sales (B2B), which enables us to reach our customers’ sales network and consumer base. As high-end ingredients become more and more popular around the world, our customer base continues to expand with customers’ recommendations and our marketing efforts.

We pride ourselves in upholding high standards for food safety, product quality and sustainability. We have stringent quality control systems in place at every stage of our value chain.

The Company generate revenue primarily from sales of frozen food, fine wines and spirits, luxury seafood and other products. For the fiscal years ended December 31, 2024, we had total revenue of approximately USD$6.77 million and net income of approximately USD$0.96 million. Revenue derived from sales of frozen food, fine wines and spirits, luxury seafood and other products accounted for approximately 60.5%, 23.9%, 14.5% and 1.1% of our total revenue, respectively.

For the fiscal years ended December 31, 2024 and 2023, we had total revenue of approximately USD$6.77 million and USD$2.67, representing an increase by approximately 153.9%.

Our Products

Frozen Foods

Wagyu Beef sources from the United States

As a core component of our product line, Wagyu Beef — primarily American Wagyu with a smaller selection of Japanese Wagyu — is renowned globally for its exquisite marbling (霜降り, shimofuri), tender texture, and rich, flavorful profile. Wagyu Beef sources from the United States refers to the breed of Wagyu cattle raised in the United States, which is usually the offspring of crossbreeding between Japanese Wagyu and American Angus cattle. We meticulously select top-tier breeds mainly from the United States, where advanced breeding techniques are employed, complemented by a smaller selection from traditional Japanese production regions. American Wagyu cattle are mainly concentrated in the Midwest and Western regions of the United States, where the natural environment and climate conditions are suitable for Wagyu growth, and at the same time, there are abundant feeds and advanced breeding techniques, which provide good conditions for Wagyu cattle breeding. American Wagyu combines the delicate fat of Japanese Wagyu Beef with the leanness of American Angus, integrating the advantages of both. The marbling patterns are abundant, and American Wagyu boasts higher fat content with even distribution, forming exquisite marbling that results in tender, juicy texture when cooked. Its flavor profile is unique: the meat is exceptionally tender, melting in the mouth while retaining a pleasant chewiness, delivering a distinctive sensory experience. Rich in nutrients, it is packed with protein, vitamins, minerals, and other essential components, offering significant health benefits.

Frozen Sea Cucumber:

We meticulously select sea cucumbers harvested from the frigid waters. The cold water and slow growth environment of these regions impart a unique flavor and rich nutritional composition to our sea cucumbers.

Fine wines and spirits

We are dedicated to building a world-class supply chain for fine wines, meticulously selecting iconic wineries from historically significant and highly regarded wine regions such as Australia as our strategic partners. These wineries have inherited centuries of exquisite winemaking craftsmanship, and their wines, crafted from classic grape varietals such as Cabernet Sauvignon, Merlot, and Pinot Noir, precisely express the unique characteristics of their varietals.

Our wine product line comprehensively covers wines with collectible aging potential and fine wines suitable for immediate enjoyment, aiming to fulfill the diverse needs of appreciation, collecting, and gifting in high-end consumption scenarios.

In addition to our red wine selection, our product portfolio also proudly includes the renowned Chinese Baijiu. Baijiu, a traditional Chinese spirit with a rich cultural heritage, represents another significant category in our portfolio. Similar to our red wines, our Baijiu offerings showcase a variety of flavor profiles and styles, reflecting the diverse regional traditions of Baijiu production. This expansion into the Baijiu market allows us to tap into the growing demand for authentic and premium Chinese spirits. Its premium status and limited production also contribute to its collectability and make it a sought-after option for discerning consumers and luxury gifting.

As of the date of this prospectus, we are not subject to any specific licensing requirements for the sale of alcoholic beverages within Hong Kong.

Luxury Seafood

Our luxury seafood product line features a curated selection of marine delicacies, renowned not only for their nutritional value but also for their versatility in culinary applications. We are committed to sourcing from the world’s most reputable origins, ensuring that each product meets the highest standards of quality.

Dried Abalone:

Our dried abalone is sourced from carefully selected abalone originating from nutrient-rich marine ecosystems. These abalone are processed and dried to preserve their inherent quality and concentrated flavor. The drying process results in a distinct texture and enhances the umami, making it a sought-after delicacy for culinary applications.

Fish Maw:

The primary raw material for fish maw is the swim bladder of deep-sea fish. We carefully select swim bladders from pelagic fish inhabiting the biodiverse waters of Southeast Asia and South America. The natural swim bladders of these migratory fish are highly valued for their abundant collagen content and springy texture. Our rigorous selection and processing procedures ensure the quality and nutritional value of our fish maw.

Other Products

We also offer a curated selection of complementary, high-quality products to meet the varied needs of our discerning customers. A key example is our Japanese Ramen, featuring noodles made with Hokkaido wheat flour, along with carefully prepared Chashu pork, soft-boiled marinated eggs (Ajitsuke Tamago), and chicken drumsticks. While these items represent a smaller segment of our overall business, this product line provides several advantages to our high-end ingredient supply chain. By offering a combination of premium and select everyday essentials, we create a distinctive positioning that enhances customer convenience and strengthens relationships.

Quality Control

Food safety and quality control are of paramount importance to our reputation and business. To ensure food safety and quality, we have established a comprehensive set of standards and requirements covering each facet of our supply chain, ranging from procurement, logistics, warehousing to packaging.

Procurement Process:

•        Wagyu Procurement:    Emphasizes purebred lineage, guaranteed grading, and complete cold chain integrity. We achieve this through:

•        Sourcing from certified suppliers.

•        Confirming specific cuts and processing customizations.

•        Seafood Procurement:    We prioritize sourcing seafood that meets high standards of quality and safety.

•        Premium Wine Procurement:    Centers on authenticity assurance, vintage consistency, and compliance with appropriate storage conditions.

Inventory and Transportation

Our inventory management focuses primarily on fine wines and spirits, and luxury seafood products. It’s important to note that Wagyu beef is generally shipped directly from suppliers to customers, and we maintain minimal inventory levels for wines and luxury seafood. Order quantities from our suppliers are based on inventory levels and existing customer orders, with slight adjustments to accommodate potential ad-hoc demand.

Inbound Management:

•        All inbound products undergo rigorous on-site and sensory inspections to ensure they meet our quality standards.

•        All products that pass inspection are recorded in detail upon receipt.

Inventory Management:

•        We strictly monitor the storage environment, including temperature, to ensure products remain in optimal condition during storage.

Inventory Flow Management:

•        We implement the Just in time (trying to keep minimum inventory level) inventory management principle to ensure that products received earlier are prioritized for dispatch, thereby minimizing product loss.

•        We conduct regular inventory counts, especially frequent checks of high-value items against system inventory, to ensure the accuracy of inventory records.

Outbound Management:

•        We match inventory with customer orders and prioritize dispatching the closest to expiry batches to ensure product freshness.

•        We accommodate product matching based on specific customer needs.

•        We meticulously record all outbound information, including dispatch time and carrier to ensure product traceability.

Customer Service

Our commitment to our customers and offering the best experience is reflected in the high level of service provided by our customer service staff.

Pricing Strategy

Our pricing strategy is designed to ensure competitiveness while maintaining profitability. We employ an internal formula based on cost-plus principles, which allows us to offer fair and competitive prices to our customers. The key components of our pricing strategy for premium food and beverage supply chain management business are as follows:

•        Cost-Plus Pricing Basis:    Our fundamental pricing methodology involves determining the total cost of goods sold (COGS), which includes the procurement costs of premium ingredients (such as Wagyu beef and luxury seafood) as well as fine wines and spirits, along with associated logistics, processing, and packaging expenses. A predetermined profit margin is then added to this cost base to arrive at the final selling price. As such, the cost of goods we procure is a critical determinant in our pricing decisions.

•        Competitive Market Positioning:    While cost-plus serves as our pricing foundation, we actively monitor market prices for comparable high-end food and beverage products. This enables us to strategically adjust our markups to maintain competitiveness within the premium market segment and achieve optimal market share.

•        Value-Based Considerations:    For certain exclusive or highly sought-after items, such as rare vintage wines or exceptionally high-grade Wagyu, we may incorporate value-based pricing considerations. This approach takes into account the perceived value, scarcity, and prestige associated with these products, allowing for price adjustments to reflect their unique market positioning.

•        Tiered Pricing and Product Segmentation:    We may implement tiered pricing strategies based on product grade, origin, aging (for wines and certain seafood), and packaging. This allows us to cater to a broader range of customer preferences and price sensitivities within the premium market. For example, different grades of Wagyu or different vintages of wine will be priced accordingly.

Competition

The premium food and beverage supply chain management solutions market in Hong Kong is relatively fragmented and highly competitive, with more than 1,000 market participants in Hong Kong in 2024.

The major market players in the premium food and beverage supply chain management solutions market in Hong Kong generally have extensive product coverage, from sea cucumber, abalone, wagyu beef to red wine. Comparative advantages of the leading premium food and beverage supply chain and brand management in Hong Kong include:

1)      Robust quality control ensures consistent product excellence, which enhances brand reputation while reducing the risk of food safety issues, fostering consumer trust and loyalty.

2)      Partnerships with established supplier networks provide access to high-quality ingredients, improving negotiation power for better pricing and terms, ultimately leading to cost savings and quicker responses to market demands.

3)      An experienced management team brings valuable industry expertise and insights, facilitating informed decision-making and operational efficiency through proven strategies.

4)      Efficient logistic services guarantee timely delivery of products, minimizing spoilage and inventory costs while enhancing customer satisfaction through reliable service.

Competitive Strengths

We Leverage Strategic Supplier Partnerships and Maintain a Resilient Supply Chain

Our supply chain resilience is anchored in long-term collaborations with established suppliers of premium ingredients, such as Wagyu beef producers and specialty seafood providers. These partnerships prioritize mutual commitments to quality and reliability, enabling us to secure consistent access to high-demand and scarce products for our B2B clients, including luxury hotels and distributors.

Cost efficiency is achieved through bulk purchasing strategies that leverage economies of scale. This approach allows us to negotiate favorable pricing without compromising quality, translating into competitive rates for clients. For example, centralized procurement of high-end red wine and seafood enables streamlined logistics and reduced per-unit costs. These savings are reinvested into value-added services, such as flexible payment terms for trusted partners, further strengthening client relationships.

Our supply chain resilience is reinforced by a multi-layered network of suppliers across key regions. By collaborating with numerous specialized providers, we ensure overlapping coverage for critical product categories. This geographic and product diversification allows us to swiftly redirect orders if a supplier faces temporary constraints, whether due to logistical delays or regional disruptions. Additionally, many suppliers themselves maintain diverse offerings, enabling us to bundle complementary products or clients seeking curated solutions.

We Focus on High Standards for Food Safety and Transparency Through Quality Control and Traceability Systems

We steadfastly believe that quality control and product safety are crucial to our reputation and business. Our commitment to quality begins with comprehensive inspection protocols spanning procurement, logistics, storage, and packaging. Every batch of ingredients undergoes multi-layered quality checks by trained staff, including random sampling upon arrival and continuous monitoring of storage conditions. This end-to-end oversight ensures consistent adherence to safety standards without direct involvement in production.

By integrating strict controls with technological transparency, we deliver reliable, audit-ready solutions for discerning buyers in the premium food sector. As of the date of this prospectus, we did not incur any significant fines or penalties from any relevant government authorities due to the quality or safety of our products, nor have we been required to conduct any significant product recalls.

We Capitalize on Hong Kong’s Logistics and Quality-Driven Market

Our location in Hong Kong provides us with a significant competitive edge within the Asia-Pacific luxury food market. Hong Kong is recognized as a global financial and logistics hub with a highly developed infrastructure. It provides us with unique access to efficient customs clearance, multimodal transportation networks, and real-time inventory management systems. The efficiency and reliability of Hong Kong’s logistics infrastructure enable us to manage our supply chain effectively, ensuring the swift and secure delivery of our products to our customers.

In addition, consumers in Hong Kong are becoming increasingly aware of the quality and authenticity of the food and beverages they consume. There is strong demand for premium products like premium meat, luxury seafood and fine wines and spirits, which are valued for their exclusivity, provenance, and exceptional quality. The shift is driven by a growing preference for ethically sourced, sustainably produced, and traceable goods. Our blockchain traceability system directly addresses this demand by providing verifiable origin data and ensuring quality assurance aligns with consumer expectations. The region’s high per capita income and sophisticated consumer base drive demand for premium products, aligning perfectly with our business model.

We Have an Experienced Team with Clearly Defined Role

Our teams drive efficiency and client satisfaction across the supply chain. First, the procurement team leverages deep market knowledge to negotiate favorable terms with local suppliers, which are importers of premium food products, ensuring reliable access to scarce products. By cultivating long-term partnerships and diversifying sourcing channels, they secure cost advantages that benefit B2B clients.

The sales team maintains existing client relationships while expanding our client base among high-end buyers seeking premium ingredients. Their expertise in anticipating client needs — like coordinating time-sensitive deliveries for high-profile events — enhances customer retention.

Our management team is composed of industry elites with strategic vision and rich management experience. Our Executive Director, Mr. Chan Bun and Chung Tat Fai, each possesses over decades of experience in business management, enabling us to better understand market trends, develop new products, and identify and capture new business opportunities. They formulate a development strategy that leads the sustainable development and enhances the Company’s market competitiveness. We believe that their active involvement in the day-to-day operations allows them to make timely decisions when needed.

We Build a Trustworthy Brand Through Consistent Actions

Since 2015, we have accumulated deep experience as a distributor of premium food and beverage ingredients, serving luxury hotels and discerning B2B clients through tailored supply chain solutions in Hong Kong. Our brand recognition is reinforced through targeted online campaigns and participation in global food industry exhibitions, where we showcase curated products like Wagyu beef and rare wines. This multi-channel visibility positions us as a go-to partner for high-end sourcing needs.

We also integrate social responsibility into our brand identity. We actively fulfill social responsibilities through initiatives like ethical sourcing and community engagement, enhancing our reputation as a socially conscious distributor.

Growth Strategies

Expand our Customer Base.

We plan to expand our market share in the industry by cultivating new customer relationships through the continued penetration of independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, and specialty food stores. We believe we have the opportunity to continue to gain market share in our existing markets by offering an extensive selection of high-end food products through our unique, collaborative, and educational sales efforts and efficient distribution solutions.

Strengthen Vertically Integrated Supply Chain

We will focus on establishing our own processing and packaging center and deploy advanced technologies such as low-temperature cold chain processing, liquid nitrogen freezing, and vacuum packaging to ensure that our products maintain optimal freshness and nutritional value during processing and transportation. In terms of warehouse management, we will adopt a smart warehouse management system to improve warehouse efficiency and accuracy through real-time monitoring and precise inventory management, thereby optimizing overall inventory turnover efficiency and reducing operating costs.

Leveraging Hong Kong’s advantages as an international logistics hub, we plan to establish partnerships with leading international logistics companies to build an efficient and globally encompassing distribution network. We will provide real-time logistics tracking services to ensure that customers can monitor the shipping status of their orders at any time. Simultaneously, we will expand our customer service team to promptly respond to and effectively resolve any issues that may arise during the logistics process, thereby ensuring customer satisfaction and minimizing potential complaints.

Enhance Premium Consumer Experience

We will establish high-end experience stores in prime locations within major cities, designed to offer consumers an immersive brand experience and a prestigious shopping environment. Each store will be staffed with experienced and knowledgeable sales associates who will provide personalized, one-on-one consultation services, guiding consumers to a deeper understanding of our product attributes and brand ethos, thereby enhancing the overall shopping experience and fostering brand affinity.

We will regularly host professional wine tasting sessions, led by seasoned sommeliers, to facilitate an in-depth exploration of the nuances of wines from diverse regions, varietals, and vintages. We will introduce a more diversified and compelling array of gift sets to cater to the varied needs of the gifting market across different occasions. Furthermore, we will offer customized service options, enabling consumers to curate personalized wine selections, complemented by professional tasting guides detailing the characteristics, tasting techniques, and food pairing suggestions for each wine, comprehensively elevating the consumer’s wine appreciation journey.

Expand Domestic and International Presence

We will actively explore business opportunities to progressively expand our influence in Mainland China and overseas markets. Within the Mainland China market, we will build upon our continued cultivation of existing markets by proactively seeking collaborations with regional distributors to achieve broader consumer reach. Concurrently, we will leverage opportunities such as participation in international food exhibitions to showcase our premium products and brand image to a global audience, thereby enhancing our brand recognition in international markets. Capitalizing on Hong Kong’s strategic advantages as an international logistics hub, we will collaborate closely with international logistics companies to establish an efficient and seamless global distribution network, and provide logistics tracking services to ensure that customers can monitor the real-time status of their product shipments, ultimately optimizing the overall customer experience.

Strengthen our sales and marketing activities.

We are continuously applying multifaceted marketing strategies, to build significant brand awareness and engage effectively with our target customer segments. To further enhance our market presence, we will intensify our sales and marketing efforts by actively participating in food exhibitions and partnering with high-end restaurants for tasting events, gathering direct feedback to refine our offerings. We also plan to collaborate with other reputable brands to broaden our market reach and elevate brand awareness. Moreover, we will strategically promote the concept of high-end ingredients to firmly establish our brand as synonymous with premium quality.

Our Suppliers

Our suppliers mainly consist of food ingredient supply companies. Since we maintain a variety of suppliers on the qualified list for different categories of supplies and can easily procure commodities from alternative suppliers at similar prices in the market, they are not reliant on any single source for procuring goods.

During fiscal years ended December 31, 2023 and 2024, we did not experience any significant disruptions to their operations due to raw material shortages, nor did we encounter any difficulties in procuring raw materials.

Below are the lists of our top five suppliers in the fiscal years ended December 31, 2023 and 2024.

•        Fiscal year ended December 31, 2023

Supplier	Purchase amount USD $’ 000	% of purchase
Supplier A	745.99	28.40
Supplier C	678.53	25.90
Supplier E	557.87	21.30
Supplier B	512.82	19.50
Supplier F	126.32	4.80
Total Purchase Amount of Top Five Suppliers	2,621.53	99.90

Total Purchase Amount	2,624.73	100.00

•        Fiscal year ended December 31, 2024

Supplier	Purchase amount USD $’ 000	% of purchase
Supplier A	3,130.12	57.40
Supplier B	1,128.52	20.70
Supplier E	534.25	9.80
Supplier C	438.46	8.00
Supplier D	221.85	4.10
Total Purchase Amount of Top Five Suppliers	5,453.19	100.00

Total Purchase Amount	5,455.36	100.00

The major factors that the Company considers when selecting suppliers are their product quality, reliability of supply, and pricing competitiveness. The Company maintains a long-term partnership with its suppliers and rarely changes them.

General terms with suppliers

The principal terms of the supply agreement are summarized as follows:

Principal term	Description
Pricing

Product prices are subject to the latest quotation provided by the Supplier monthly. The Supplier is obligated to submit a new price list on the first business day of each month; otherwise, the price from the previous month will be used.

Contract Term	3 years. After the contract period, under the same conditions, we have the priority to renew the contract.
Warranty

For quality issues, the Supplier is responsible for “three guarantees”), excluding damage during transportation or human-induced damage. For product replacement due to quantity issues, returns are processed first, then replacements, with return goods settled at 90% of the value; other returns are at original price. Return shipping costs are borne by us.

Credit and Payment terms

Payment is on a monthly basis. We must fully remit all payments to the Supplier’s designated account with 120 days. Failure to pay within this period constitutes a breach, allowing the Supplier to charge a daily interest of 0.02%.

Delivery arrangements

We are to provide a 7-day advance plan for each order. The Supplier will arrange for goods within 7 days of receiving an order if stock is insufficient. Shipping costs (if any) are borne by us, or we can arrange self-pickup.

Our Customers

Our customers primarily and substantially include catering-related distributors, five-star hotels, high-net-worth families and high-quality customers in luxury retail channels. We have strategically focused on business-to-business sales (B2B) which would allow us access to our customers’ sales network and consumer base that helps us maximize the reach of our products swiftly and effectively.

•        Fiscal year ended December 31, 2023

Customer	Sales amount USD $’ 000	% of sales
Customer A	965.28	36.18
Customer B	262.98	9.86
Customer G	248.53	9.31
Customer H	227.20	8.52
Customer F	226.72	8.50
Total Sales Amount of Top Five Customers	1,930.71	72.36

Total Sales Amount	2,668.09	100.00

•        Fiscal year ended December 31, 2024

Customer	Sales amount USD $’ 000	% of sales
Customer A	1,465.64	21.64
Customer E	1,210.29	17.87
Customer F	1,063.04	15.69
Customer C	755.50	11.15
Customer D	751.09	11.09
Total Sales Amount of Top Five Customers	5,245.56	77.44

Total Sales Amount	6,773.94	100.00

General terms with customers

Our customers place purchase orders with us on an as-needed basis. We entered into distributorship agreements with our food and beverage (the “F&B”) related distributor customers. The material terms of our distributorship agreements with our F&B related distributor customers are summarized as follows:

Principal term	Description
Product Description	The distributorship agreements set out the type of high-end food products to be supplied by us, including but not limited to: dried abalone, fish maw, frozen sea cucumber.
Contract Term

The initial term of the agreement varies from 2 – 4 years. The agreement will automatically renew for one additional year unless either party provides written notice of termination at least 30 days prior to the expiration date.

Pricing Mechanism

We fix the product prices for the first contract year. Prior to the commencement of each subsequent year, we shall submit a new price list to the customer. If no new price list is provided, the prices from the previous year shall apply.

Order & Payment

The customer shall submit written purchase orders specifying product quantities. Every transaction between us and our customers is supported by invoices. We issue monthly invoices, and the customer is required to make full payment within 120 days after invoice issuance. Unsettled delivery notes (verified by both parties) constitute outstanding receivables, with transportation costs borne by the customer.

Delivery Terms

We arrange shipment within 7 days after order receipt (subject to inventory availability). The customer bears all transportation fees unless it elects to self-collect. For damaged goods during transit, the customer must file claims with carriers, and we shall provide necessary assistance.

Principal term	Description
Quality Assurance

We warrant product quality against signed samples. The customer may raise written quality objections within 20 days after delivery. For qualified returns, we will (i) replace quantity-deficient products with a 10% price deduction, or (ii) refund at original prices for other defects, with return shipping costs paid by the customer.

Termination Rights

Either party may terminate the agreement immediately if the other party fails to remedy a material breach within 5 days after receiving written notice. Force majeure events (e.g., natural disasters, government policies) shall not constitute breaches.

Dispute Resolution	All disputes shall be resolved through negotiations. If unresolved, either party may initiate litigation at the courts of Hong Kong SAR.

Environmental Protection

Due to the nature of our business, our operational activities do not directly generate industrial pollutants. As such, we have not directly incurred any cost of compliance with applicable environmental protection rules and regulations as of the date of this prospectus and do not expect that we will directly incur significant costs for such compliance in the future.

As of the date of this prospectus, we have not come across any material non-compliance issues in respect of any applicable laws and regulations on environmental protection. We have not been subject to any administrative sanctions or penalties that have a material and adverse effect on our financial condition or business operation.

Our Employees

We employed a total of 9 full-time employees. The following table sets forth the number of its full-time employees by function as of the date of this prospectus:

Function	Number Employees as of the date of this prospectus
General Manager	1
Operation Director	1
Administrative and Finance Manager	1
Business Development Director	1
Administrative and Finance Officer	1
Office Assistant	1
Purchase Manager	1
Logistic and Inventory Officer	1
Chief Financial Officer	1

We enter into employment contracts and non-disclosure agreements with our full-time employees. We believe that we maintain a good working relationship with our employees, and we have not experienced material labor disputes in the past.

Insurance

We maintain employees’ compensation insurance for our directors and employees at our office with Zurich, which covers the liability to make payment in the case of death, injury or disability of all our employees under the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) and at common law for injuries sustained at work. We believe that our current insurance policies are sufficient for our operations.

Corporate Property

Property

As of the date of this prospectus, the Company does not own any property. The following table shows notable information for the properties the operating entities lease as of the date of this prospectus:

Location	Area (Square meter)	Current Use	Term of Use	Total Rental
OFFICE UNIT 502 ON 5TH FLOOR CHUNG YING BUILDING NOS.20.20A CONNAUGHT ROAD WEST NOS.39, 41 NEW MARKET ST. HK	60	For office use	5/1/2025 – 4/30/2027	HKD14,500 (USD1,859) per month

We believe the facilities the operating entities currently lease are adequate to meet their needs for the foreseeable future.

Intellectual Property

As the date of this prospectus, we do not possess any registered intellectual property rights, nor are there any applications for such rights currently pending.

Seasonality

During the past financial reporting periods, we did not experience any material seasonality in our business except for seasonal peaks in wines and luxury seafood before holidays such as Easter, New Year, and Chinese New Year. Sales of other products remain stable throughout the year. However, our performance in a specific financial period may not necessarily represent the expected performance in other financial periods. Additionally, there are several factors that could contribute to fluctuations in our performance over certain periods, including overall demand for our products, timing of new product launches and quantity of new products, as well as our production capacity and utilization rate.

Legal Proceedings

We are currently not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business or financial condition. However, we may be subject to various claims and legal actions arising in the ordinary course of business from time to time. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including management’s time and attention.

REGULATIONS

Our business operations are conducted in Hong Kong and are subject to Hong Kong laws and regulations. This section summarizes the most significant rules and regulations that affect our business activities in Hong Kong. In addition, this section summarizes the regulations of the Mainland China market in which the Company intends to operate.

Hong Kong

Public Health and Municipal Services Ordinance

The legal framework for food safety control in Hong Kong is set out in Part V of the Public Health and Municipal Services Ordinance (Chapter 132 of the Laws of Hong Kong) (the “Public Health Ordinance”) and the relevant sub-legislations thereunder. The Public Health Ordinance requires the manufacturers and sellers of food to ensure that their products are fit for human consumption and comply with the requirements in respect of food safety, food standards and labeling.

As the business of our Group principally involves sales of food in Hong Kong, our Group is subject to the Public Health Ordinance.

Section 50 of the Public Health Ordinance prohibits the manufacturing, advertising and sale in Hong Kong of food or drugs that are injurious to health. Anyone who fails to comply with this section commits an offence which carries a maximum penalty of HK$10,000 and imprisonment for three months.

Section 52 of the Public Health Ordinance provides that, subject to a number of defenses in section 53 of the same ordinance, if a seller sells to the prejudice of a purchaser any food or drug which is not of the nature, substance or quality of the food or drug demanded by the purchaser, the seller shall be guilty of an offence which carries a maximum penalty of HK$10,000 and imprisonment for three months.

According to section 54 of the Public Health Ordinance, any person who sells or offers or exposes for sale or has in his possession for the purpose of sale or preparation for sale or deposits with, or consigns to, any person for the purpose of sale or of preparation for sale, any food intended for, but unfit for, human consumption, or any drug intended for use by human but unfit for that purpose, shall be guilty of an offence. The maximum penalty for contravention of section 54 is a fine of HK$50,000 and imprisonment for six months.

Section 61 of the Public Health Ordinance provides that it shall be an offense for any person to give with any food or drug sold by him/her, or to display with any food or drug offered for sale by him/her, any label which falsely describes the food or drug or which is calculated to mislead as to its nature, substance or quality. Further, it shall also be an offense if any person publishes, or is a party to the publication of, an advertisement falsely describing any food or drug or that is likely to mislead as to the nature, substance or quality of any food or drug. However, the offender can rely on warranty as a defense.

Labelling Under the Food and Drugs (Composition and Labelling) Regulations (Chapter 132W of the Laws of Hong Kong), all pre-packed foods must legibly state on their packaging the following information:-

•        the food name or designation;

•        the list of ingredients;

•        the durability period;

•        statement of special conditions for storage or instruction for use;

•        name and address of manufacturer or packer; and

•        count, weight or volume

Certificate of origin

Under the Dutiable Commodities Regulations, any imported liquors for which a specific feature or characteristic is prescribed to that particular type of liquor, such as aroma, chemical properties, place of origin, production method etc., a certificate of origin shall accompany such liquor to certify the type, nature and quality of that liquor. In particular, the certificates of origin of brandy, whisky and rum shall contain all such information to enable the liquor to be readily identified.

Sale of Goods Ordinance (Chapter 26 Of The Laws Of Hong Kong)

The Sale of Goods Ordinance governs, among other things, the scope of certain implied terms or conditions and warranties generally relating to the safety and suitability of goods supplied under a contract for the sale of goods in Hong Kong. Warranties relating to the safety and suitability of goods supplied include that goods for sale must be of merchantable quality and as such are, among other things, free from defects, safe and durable. A breach of warranty by the seller under the Sale of Goods Ordinance may entitle the buyer to reject the goods, set up against the seller a diminution or extinction of the price or maintain an action against the seller for damages.

Trade Descriptions Ordinance

The Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong) makes it an offence for any person, in the course of trade or business, to (i) apply for a false trade description to any goods; (ii) supply or offer to supply any goods to which a false trade description is applied; or (iii) has in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied. Furthermore, pursuant to the same legislation, it is an offence for a person to import or export any goods to which a false trade description is applied.

OCCUPATIONAL SAFETY AND HEALTH ORDINANCE (CHAPTER 509 OF THE LAWS OF HONG KONG) (THE ‘‘OCCUPATIONAL SAFETY AND HEALTH ORDINANCE’’)

The Occupational Safety and Health Ordinance provides for the safety and health protection to employees in workplaces, both industrial and non-industrial.

Employers must as far as reasonably practicable ensure the safety and health in their workplaces by:

—     providing and maintaining plant and work systems that do not endanger safety or health;

—     making arrangement for ensuring safety and health in connection with the use, handling, storage or transport of plant or substances;

—     providing all necessary information, instruction, training, and supervision for ensuring safety and health;

—     providing and maintaining safe access to and egress from the workplaces; and

—     providing and maintaining a safe and healthy work environment.

Failure to comply with the above requirements constitutes an offence and the employer is liable on conviction to a fine of HK$200,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$200,000 and to imprisonment for six months.

The Commissioner for Labour may also issue improvement notices against noncompliance of the Occupational Safety and Health Ordinance or the Factories and Industrial Undertakings Ordinance or suspension notice against activity of workplace which may create imminent hazard to the employees. Failure to comply with such notices constitutes an offence punishable by a fine of HK$200,000 and HK$500,000 respectively and imprisonment of up to 12 months.

Employment Ordinance

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”) provides for the protection of the wages of employees and regulates the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”) provides for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, an employer is required to take out an insurance policy to insure against the injury risk of his or her employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance provides for a prescribed minimum hourly wage rate (set at HK$42.1 per hour as at the date of this prospectus) during the wage period for every employee engaged under a contract of employment under the Employment Ordinance. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the Minimum Wage Ordinance is void.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPF Schemes Ordinance”)

Employers are required to enroll their regular employees (except for certain exempt persons) aged between at least 18 but under 65 years of age and employed for 60 days or more in a Mandatory Provident Fund (“MPF”) scheme within the first 60 days of employment.

For both employees and employers, it is mandatory to make regular contributions into a MPF scheme. For an employee, subject to the maximum and minimum levels of income (set at HK$30,000 and HK$7,100 per month, respectively, as at the date of this prospectus), an employer will deduct 5% of the relevant income on behalf of an employee as mandatory contributions to a registered MPF scheme with a ceiling (set at HK$1,500 as at the date of this prospectus). Employer will also be required to contribute an amount equivalent to 5% of an employee’s relevant income to the MPF scheme, subject only to the maximum level of income (set at HK$30,000 as at the date of this prospectus).

The Mainland China

Consumer Protection

Pursuant to the Civil Code of the PRC, promulgated by the National People’s Congress of the PRC on May 28, 2020 and became effective on January 1, 2021, in the event of damages caused to other party due to product defect, the infringed party may seek compensation from the manufacturer of the products or from the seller of the products and shall have the right to request the manufacturer and the seller to bear tortious liability such as cessation of infringement, removal of obstruction, elimination of danger, etc.

Pursuant to the Law of the PRC on the Protection of Consumers’ Right and Interests promulgated by the Standing Committee of the National People’s Congress of the PRC on October 31, 1993 and further amended on October 25, 2013 and implemented on March 15, 2014, and the PRC Law on Products Quality promulgated by the Standing Committee of the National People’s Congress of the PRC on February 22, 1993 and last amended on December 29, 2018, consumers or other victims who suffer personal injury or property losses due to product defects may demand compensation from the producer as well as the seller. Nevertheless, if the responsibility for product defects lies with the producer, the sellers have the right to recover such compensation from the producer if they take the responsibility and make the compensation, and vice versa. Violations of the PRC Law on Products Quality may result in the imposition of fines. In addition, the seller or producer may be ordered to suspend operation and its business license may be revoked. Criminal liability may be incurred in serious cases.

Food Advertisement

According to the Advertising Law of the PRC promulgated by the Standing Committee of the National People’s Congress of the PRC on October 27, 1994 and most recently revised on April 29, 2021, advertisement shall not contain any false or misleading information, and shall not deceive or mislead customers. Each advertiser, advertising agent or advertisement publisher shall, when engaging in advertising activities, comply with laws and regulations, act in good faith, and conduct fair competition. In any advertisement, where there are statements regarding the performance, function, place of origin, use, quality, ingredients, price, producer, valid period and guarantees of the product, or the content, provider, form, quality, price and guarantees of the service, such statements shall be accurate, clear and explicit. Where a false advertisement is published in violation of the provisions of the Advertising Law of the PRC, the market regulatory department shall order cessation of publishing the advertisement, order the advertiser to eliminate adverse effects within the corresponding extent, and impose a fine of not less than 3 nor more than 5 times the advertising expenses on it or if the advertising expenses are incalculable or evidently low, a fine of not less than RMB200,000 nor more than RMB1 million on it.

Food Label

Pursuant to the Administrative Measures on Food Label promulgated by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC on August 27, 2007, and later revised and implemented on October 22, 2009, the food label shall state the name, production place, production date, expiry date, storage condition, net content, list of ingredients, the product standard code and manufacturer’s registered name, address and contact information. Further, for the food which requires the production license, the label should state its food production license number.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of the date hereof:

Name	Age	Position
Chung Tat Fai	45	Chief Financial Officer, Executive Director
Chan Bun	50	Chief Executive Officer, Executive Director
Woo Kevin Lok Tin*	39	Independent Director
Cheung Leung*	40	Independent Director
So Chi Kai*	41	Independent Director

The business and working experience and areas of responsibility of our directors and executive officers are set out below:

Chung Tat Fai is our Chief Financial Officer and Executive Director. Simultaneously, he is also the Sole Director and shareholder of Well Faith Business Consultants Limited, and the CFO of Oranco Inc. Mr. Chung started providing services as the interim CFO of Oranco Inc. on December 18, 2021 and officially became the CFO on September 18, 2022. Throughout his career, Mr. Chung has demonstrated significant expertise in financial management and leadership. Before joining Oranco, he served as the Finance Manager of Sino Energy International Holdings Group Limited (HKEX: 1096) from 2020 to 2022. From 2016 to 2020, Mr. Chung served as the Senior Manager of Zhonghui Anda CPA Limited. Mr. Chung also served as Manager at BDO Limited from January 5, 2015, to December 13, 2016. He held different positions at PricewaterhouseCoopers Limited (PwC) from October 24, 2005, to 2014, where he worked in the Assurance Practice and was promoted through several roles, with his last position being Manager from October 1, 2009. He also held various positions at Pentagon CPA Limited from 2004 to 2005, and at David Fong & Co., Certified Public Accountants between 2003 and 2004. Mr. Chung graduated from the University of New South Wales in Australia with a commerce degree with double majors in accounting and information systems. His professional experience and progression reflect a deep commitment to the field of finance and assurance.

Chan Bun is our Chief Executive Officer and Executive Director. Mr. Chan has acquired extensive experience in financial reporting. He was the Accounts Manager and Senior Accounts Clerk of Chest Apply (Asia) Limited from August 2018 to October 2023 and August 2015 to October 2016 respectively. He also worked for Zhu Hai Formula Racing Development (HK) Company Limited as the Senior Accounts Clerk between October 2016 and July 2018. Mr. Chan received Higher Diploma in Business Administration from the Vocational Training Council in 2015. Mr. Chan served as the Sales General Manager for King Health Investment Holdings Limited within the outsourced team in 2023. In February 2024, he held the position of Deputy General Manager of the company within the outsourced team. He was formally appointed as Finance Manager in January 2025 and promoted to General Manager in March 2025. Mr. Chan possesses extensive experience in corporate financial planning management, premium food sales, corporate market expansion, and strategic development.

Woo Kevin Lok Tin is our Independent Director. Mr. Woo is currently a Managing Associate in the Corporate practice of Ince & Co., a position he has held since August 2022. Prior to this, he was an Associate in the Corporate team of King & Wood Mallesons from September 2021 to May 2022. Mr. Woo also previously served as an Associate at Ince & Co from September 2019 to September 2021. He has extensive experience advising pre-IPO investors, listing applicants, and sponsors on initial public offerings and reverse takeovers, as well as advising both private and public companies on mergers and acquisitions, equity and debt fundraising, investment fund formation, and general corporate and securities regulatory matters. Mr. Woo received a PCLL postgraduate diploma from the University of Hong Kong in 2017, and a LLB degree with honors from the University of Birmingham in 2009.

Cheung Leung is our Independent Director. Mr. Cheung has currently been the Director of Corporate Finance Department of Hooray Capital Limited since March 20, 2023, mainly responsible for the business of the licensed corporation carrying out Type 6 (advising on corporate finance) regulated activity under the Securities and Future Ordinance of Hong Kong. Before this, he served in the position of Associate Director of the Corporate Finance Department at three different companies, respectively Akron Corporate Finance Limited from September 1, 2022, to November 18, 2022; RaffAello Capital Limited from May 3, 2021, to May 15, 2022; and Dakin Capital Limited from April 16, 2018, to April 30, 2021. Mr. Cheung has been the Assistant Vice President of the Corporate Finance Department of Guotai Junan (Hong Kong) Limited from November 5, 2012, to March 29, 2018. Mr. Cheung has also accumulated significant experience in accounting. He served as the Senior at the Audit Department at Deloitte

Touch Tohmatsu from January 3, 2012, to November 4, 2012. He also served at PKF Hong Kong Limited as the Assistant Manager II of the Audit Department from February 7, 2011, to December 30, 2011. He worked at Louis Lai & Luk Certified Public Accountants between July 27, 2009, and February 2, 2011, first as the Auditor Intermediate, and was promoted to the Audit Semi Senior on April 1, 2010. Mr. Cheung began his career as the Staff Accountant II at Shinewing (HK) CPA Limited, serving from September 3, 2007, to March 22, 2009. Mr. Cheung received a Bachelor of Business Administration (Honors) in Accountancy and Management Information Systems from the City University of Hong Kong in 2007.

So Chi Kai is our Independent Director. Mr. So has been serving as an independent non-executive director of Khoon Group Limited (HKEX: 924) since October 2023. He is also currently the Group Chief Financial Controller and Company Secretary of China Fortune Holdings Limited (HKEX: 110), where he has held leadership roles in strategic planning, financial reporting, risk management, and corporate governance since March 2018. Mr. So has extensive experience in financial reporting (including consolidated financial statements and M&A reporting), budgeting and forecasting, cash flow management, investor relations, and Hong Kong and PRC tax and compliance matters. He has participated in multiple IPO, M&A, and capital restructuring transactions, and has advised on listing rules compliance, connected transactions, and responses to HKEX and SFC inquiries. Mr. So holds a Bachelor of Arts (Honors) in Accountancy from the Hong Kong Polytechnic University. He is a member of the HKICPA and the ICAEW.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Employment Agreements and Director Agreements

Billion Enterprise International Limited entered into separate employment agreements and director agreements with: (a) Mr. Chung Tat Fai, the Chief Financial Officer and the Executive Director, on March 16, 2025; and (b) Mr. Chan Bun, the Administrative and Finance Manager, as well as the Chief Executive Officer and the Executive Director, on January 1, 2025, respectively (collectively, the Employment Agreements and Director Agreements) (Mr. Chung Tat Fai and Mr. Chan Bun, are collectively referred to as the Named Directors and Officers). Pursuant to the Employment Agreements and Director Agreements, each of our executive officers will serve for a period of 1 year from the effective date of the registration statement. We may terminate the employment without cause at any time upon one month’s advance written notice or payment in lieu.

Pursuant to the Employment Agreement, both Mr. Chung Tat Fai and Mr. Chan Bun will receive a commencing salary of HK$20,000 per month.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2024, we paid an aggregate of US$Nil to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Insider Participation Concerning Executive Compensation

Our principal shareholder, Ms. Zhang, has made all determinations regarding executive officer compensation since the inception of our Company. When our Compensation Committee is set up, it will be making all determinations regarding executive officer compensation.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board of Directors

Composition of our Board of Directors

Our board of directors consists of 5 directors as at the date of this prospectus. A director is not required to hold any shares in our Company to qualify to serve as a director. The Corporate Governance Rules of the Nasdaq generally require that a majority of an issuer’s board of directors consist of independent directors.

Our board of directors currently consists of 2 executive directors and 3 independent directors. Our board of directors has determined that each of Woo Kevin Lok Tin, Cheung Leung, and So Chi Kai is an “independent director” as defined under the Nasdaq rules. Our board of directors will be composed of a majority of independent directors at the effectiveness of this registration statement.

Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote, as a director in respect of any contract, proposed contract, arrangement, proposal or transaction notwithstanding that he may be interested therein provided such director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated.

Committees of the Board of Directors

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part, we intend to establish an Audit Committee, a Compensation Committee and a Nomination Committee under our Board of Directors. We intend to adopt a charter for each of the three committees upon the SEC’s declaration of the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Each committee’s members and functions are described below.

Audit Committee.

Our Audit Committee will consist of our 3 independent directors, and will be chaired by So Chi Kai. We have determined that each member of our Audit Committee will satisfy the requirements of Section 303A of the Corporate Governance Rules/Rule 5605(c)(2) of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that So Chi Kai qualifies as an “audit committee financial expert.” The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The Audit Committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.

Our Compensation Committee will consist of our 3 independent directors, and will be chaired by Cheung Leung. We have determined that each member of our Compensation Committee will satisfy the “independence” requirements of Rule 5605(c)(2) of the Nasdaq listing rules. Our Compensation Committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our Directors and Executive Officers. Our Chief Executive Officer may not be present at any committee meeting during which their compensation is deliberated upon. Our Compensation Committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nomination Committee.

Our Nomination Committee will consist of our 3 independent directors, and will be chaired by Woo Kevin Lok Tin. We have determined that each member of our Nomination Committee will satisfy the “independence” requirements of Rule 5605(c)(2) of the Nasdaq listing rules. The Nomination Committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The Nomination Committee is responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Code of Business Conduct and Ethics

In connection with this Offering, prior to the effectiveness of this registration statement, we will adopt a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company. These include, among others, a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our Post-offering memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions; and

•        appointing officers and determining the term of office of the officers.

Board Oversight of Cybersecurity Risks

The management of the operation and the business affairs of a Cayman Islands company lies within the power of its board of directors. Directors of companies incorporated under the Cayman Companies Act are subject to both statutory obligations under the Cayman Companies Act as well as fiduciary duties under the common law to the extent applicable to Cayman Islands companies. In addition to the statutory duties which include duties such as reporting obligations, the maintenance of internal company registers, accounting requirements, etc., directors of Cayman Islands companies owe fiduciary duties including the duty to act in good faith and in the best interests of the company as well as a duty to act with care, skill and diligence under English common law principles. Maintaining sufficient protection against the increasing risks associated with cybercrime is clearly one of the key challenges to the commercial world and in our view, it is one of the duties of the Company’s board of directors to oversee cybersecurity risks.

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. The board has delegated the responsibility of overseeing cybersecurity risks to the management of the Company and requires prompt reporting by the management to the board if any cybersecurity risks are detected. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Terms of Directors and Officers

Our officers are elected by the board of directors and will serve for a period of 1 year from the effective date of the registration statement. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our Post-offering memorandum and articles of association.

Under our Post-offering memorandum and articles of association, a director’s office shall be terminated forthwith if: (i) the director is prohibited by the law of the Islands from acting as a director; or (ii) the director is made bankrupt or makes an arrangement or composition with his creditors generally; or (iii) the director resigns his office by notice to the Company; or (iv) the director only held office as a director for a fixed term and such term expires; or (v) in the opinion of a registered medical practitioner by whom the director is being treated the director becomes physically or mentally incapable of acting as a director; or (vi) the director is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or (vii) the director is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (viii) without the consent of the other directors, the director is absent from meetings of directors for a continuous period of six months.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law allows us to indemnify our directors, officers and auditors acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our directors, officers and auditors.

Under our Post-offering memorandum and articles of association, we may indemnify each existing or former director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives, from and against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default and willful neglect.

Qualification

Under our Post-offering amended and restated articles of association, a director is not required to hold any shares in our Company by way of qualification. A director who is not a shareholder of our Company is nevertheless entitled to attend and speak at general meetings.

Meetings of Directors

The business of our company is managed by the directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. Every director shall be given notice, whether oral or written, of a meeting. A director who participates in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing that all persons participating in the meeting are able to hear and speak to each other throughout the meeting, is deemed to be present in person at the meeting. If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is. The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors. A question which arises at a board meeting shall be decided by a majority of votes, and if votes are equal the chairman may exercise a casting vote. Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote. A director present at a meeting of directors is presumed to have assented to any action taken at that meeting unless: the director’s dissent is entered in the minutes of the meeting; or the director has filed with the meeting before it is concluded signed dissent from that action; or the director has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent. A director who votes in favor of an action is not entitled to record the director’s dissent to it.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Foreign Private Issuer Exemption

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting

Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

•        Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

•        Exemption from the requirement that our board of directors be composed of independent directors.

•        Exemption from the requirement that our audit committee have a minimum of three members.

•        Exemption from the requirement that we hold annual shareholders’ meetings.

•        Exemption from the requirement that our board of directors have a Compensation Committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirement that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Cayman Companies Act applicable to us at the same time. If we rely on our home country’s corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices.

Because we are a foreign private issuer, the members of our Board of Directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligation to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

We are eligible to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules if more than 50% of our voting power is held by an individual, a group or another company. Pursuant to the Nasdaq corporate governance rules, in order for a group to exist, such shareholders must have publicly filed a notice that they are acting as a group (i.e., a Schedule 13D). We expect that more than 50% of our voting power will be held by an individual, a group or another company immediately following the consummation of this Offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this Offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our Shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering (Over-allotment option not exercised)		Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
Name of Beneficial Owners	Number	%	Number	%	Number	%
Directors and Executive Officers:
Chung Tat Fai	—	0	—	0	—	0
Chan Bun	—	0	—	0	—	0
Woo Kevin Lok Tin	—	0	—	0	—	0
Cheung Leung	—	0	—	0	—	0
So Chi Kai	—	0	—	0	—	0
All directors and executive officers as a group	—	0	—	0	—	0

5% shareholders:
Billion Fortune Overseas Limited(1)	12,512,000	68.0	12,512,000	62.6	12,512,000	61.8
Boss Plan Limited(2)	920,000	5.0	920,000	4.6	920,000	4.5

____________

(1)      Billion Fortune Overseas Limited, a business company incorporated under the laws of the British Virgin Islands, is controlled by Ms. Zhang. Pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, Ms. Zhang may be deemed to have voting and investment power with respect to the 12,512,000 Ordinary Shares held by Billion Fortune Overseas Limited. The registered address of Business Fortune Overseas Limited is Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands.

(2)      Boss Plan Limited, a business company incorporated under the laws of the British Virgin Islands, is controlled by Ms. Wang. Pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, Ms. Wang may be deemed to have voting and investment power with respect to the 920,000 Ordinary Shares held by Boss Plan Limited. The registered address of Boss Plan Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2023 and up to the date of this prospectus to which we have been a party and in which any members of our Board of Directors, any Executive Officers, or Principal Shareholder had, has or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “Management”.

Nature of Relationships with Related Parties

No.	Names of related parties	Relationship
1	Billion Fortune Overseas Limited	Principal shareholder
2	China Eco-farming Limited	Former related company, shareholder of Harmony Alliance before March 31, 2024
3	Shenzhen Shengshi Fuqiang Technology Co., Ltd.	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
4	Kingtop Asia Investment Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
5	Brilliant Element Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
6	China Smart Asia Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
7	Success Royal Investment Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
8	China AF Capital Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
9	China AF Finance Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
10	King Health International Holdings Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
11	Skyline Top Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
12	Seal Eco Recycling Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
13	Wide Graceful Holdings Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024
14	Goodlink Corporation Limited	Former related company, a fellow subsidiary of Harmony Alliance before March 31, 2024

Material Transactions with Related Parties

The Group entered into the following transactions with related parties for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024.

	For the years ended December 31,
	2022	2023	2024	2024
	HK$	HK$	HK$	US$
Purchases from Shenzhen Shengshi Fuqiang Technology Co., Ltd.	—	985,318	—	—
Management fee to China Eco-farming Limited (Note (i))	703,084	1,315,046	—	—
Management fee to Kingtop Asia Investment Limited (Note (ii))	410,667	552,926	1,584,000	203,077

____________

Notes:

(i)     Harmony Alliance was a subsidiary of China Eco-farming Limited before March 31, 2024. The former holding company charged management fee to Harmony Alliance for its share of administrative services provided on group basis.

(ii)     Kingtop Asia Investment Limited charged management fee to the Group for provision of office space, supplies of electricity and water, equipment usage, human resources management and other administrative services.

The Group had the following related party balances as of January 1, 2023, December 31, 2023, December 31, 2024 and June 30, 2025:

	As at January 1, 2023	As at December 31,			As at June 30, 2025
		2023	2024	2024
	HK$	HK$	HK$	US$	US$
Amounts due from former related companies
- China Eco-farming Limited (Note (iii))	1,526,706	2,654,318	—	—	—
- Kingtop Asia Investment Limited (Note (iv))	627,381	260,484	—	—	—
- Billion Element Limited	13,000	13,000	—	—	—
- Goodlink Corporation Limited	60,000	—	—	—	—
- China Smart Asia Limited	—	24,800	—	—	—
- Success Royal Investment Limited	—	17,000	—	—	—
	2,227,087	2,969,602	—	—	—

Amounts due to former related companies
- Kingtop Asia Investment Limited (Note (v))	352,924	369,424	24,467,821	3,136,899	—
- Shenzhen Shengshi Fuqiang Technology Co., Ltd. (Note (vi))	327,149	—	—	—	—
- China AF Finance Limited (Note (vii))	6,556,778	10,895,156	—	—	—
- Skyline Top Limited (Note (viii))	4,395,749	4,395,749	—	—	—
- Seal Eco Recycling Limited	200,000	200,000	—	—	—
- Wide Graceful Holdings Limited (Note (ix))	—	991,000	—	—	—
	11,832,600	16,851,329	24,467,821	3,136,899	—

____________

Notes:

(iii)    The Group advanced funds of HK$2,442,658 to and net off management fee payable of HK$1,315,046 to China Eco-farming Limited during the year ended December 31, 2023. The amount due from China Eco-farming Limited of HK$2,654,318 was assigned to Kingtop Asia Investment Limited during the year ended December 31, 2024.

(iv)    Billion Enterprise International Limited advanced funds of HK$186,029 to and net off management fee payable of HK$552,926 to Kingtop Asia Investment Limited during the year ended December 31, 2023. The amount due from Kingtop Asia Investment Limited of HK$260,484 was fully net off with the management fee payable during the year ended December 31, 2024.

(v)      Kingtop Asia Investment Limited advanced funds of HK$16,500 to Harmony Alliance during the year ended December 31, 2023. The Group had additional management fee payable of HK$1,323,516 (total management fee charged of HK$1,584,000, less amount being net off with receivable of HK$260,484), received funds advanced from Kingtop Asia Investment Limited of HK$8,992,843 and took up payables assigned from other former related companies of HK$13,782,038 during the year ended December 31, 2024.

(vi)    The Group had additional payable of HK$985,318 resulted from purchases from Shenzhen Shengshi Fuqiang Technology Co., Ltd. and the amount due to Shenzhen Shengshi Fuqiang Technology Co., Ltd. of HK$1,312,467 was assigned to China AF Finance Limited during the year ended December 31, 2023. There was no fund advanced from/to Shenzhen Shengshi Fuqiang Technology Co., Ltd. during the year ended December 31, 2024.

(vii)   China AF Finance Limited advanced funds of HK$3,025,911 to the Group and took up payable of HK$1,312,467 assigned from Shenzhen Shengshi Fuqiang Technology Co., Ltd. during the year ended December 31, 2023. The amount due to China AF Finance Limited of HK$10,895,156 was assigned to Kingtop Asia Investment Limited during the year ended December 31, 2024.

(viii)  There was no fund advanced from/to Skyline Top Limited during the year ended December 31, 2023. The amount due to Skyline Top Limited of HK$4,395,749 was assigned to Kingtop Asia Investment Limited during the year ended December 31, 2024.

(ix)    Wide Graceful Holdings Limited advanced funds of HK$991,000 to the Group during the year ended December 31, 2023. The amount due to Wide Graceful Holdings Limited of HK$991,000 was assigned to Kingtop Asia Investment Limited during the year ended December 31, 2024.

Policies and Procedures for Related Party Transactions

Our board of directors has created an audit committee in connection with this offering which will be tasked with review and approval of all related party transactions.

DESCRIPTION OF SHARES

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our Post-offering memorandum of association (“Memorandum”) and articles of association (“Articles”), as amended or restated from time to time, and the Companies Act (as revised) of the Cayman Islands, which is referred to as the “Cayman Companies Act below”, and the common law of the Cayman Islands. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can affect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as an exempted limited duration company; and

•        may register as a segregated portfolio company.

As of the date of this prospectus, our company’s authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. As of the date of this prospectus, 18,400,000 Ordinary Shares are issued and outstanding. Immediately upon the completion of this offering, assuming no exercise of the over-allotment option by the underwriters, there will be Ordinary Shares issued and outstanding (or Ordinary Shares if the underwriter exercises the over-allotment option to purchase additional Ordinary Shares in full).

Ordinary Shares

Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our Articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 20,000,000 ordinary shares issued and outstanding. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about [•].

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our Articles provide that dividends may be out of any funds of the Company lawfully available for distribution. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose subject to the restrictions of the Cayman Companies Act, provided that in no circumstances may we pay a dividend out of share premium account if, following the date on which the dividend is proposed to be paid, our company would be unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate annual or extraordinary general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a resolution in writing. On a poll, each shareholder is entitled to one (1) vote for each Ordinary Share on all matters that require a shareholder’s vote.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding at least one-third of the outstanding Ordinary Shares of our Company that is entitled to vote and present in person or by proxy. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a written requisition by any one or more shareholder(s) entitled to attend and vote at general shareholders’ meetings of our company holding not less than 10% of the total number of our issued and outstanding Ordinary Shares deposited at the registered office of our company. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires, where a poll is taken, the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires, where a poll is taken, the affirmative vote of not less than two-thirds of the votes attaching to the Ordinary Shares cast at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution will be required for important matters such as a change of company name or making amendments to our Memorandum or Articles. Holders of the Ordinary Shares may, among other things, subdivide or consolidate their shares by passing an ordinary resolution.

Election of directors

Directors may be appointed by an ordinary resolution of our shareholders or by a resolution of the directors of the Company

Meetings of directors

At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A director represented by an alternate director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares

Subject to our Articles relating to the transfer of Ordinary Shares and provided that such transfer complies with the applicable rules of the SEC, the Nasdaq and federal and state securities laws of the United States, our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in a common form or any other form prescribed by the Nasdaq or otherwise approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Shares which are not fully paid up or on which the Company has a lien.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may, on 14 clear days’ notice, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year as our board may determine.

Liquidation rights

If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Cayman Companies Act, pass an ordinary resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to set such value to any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)    to vest the whole or any part of the assets in trustees upon such trusts for the benefit of contributories as the liquidator shall think fit.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares

The Cayman Companies Act and our Articles permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Cayman Companies Act, our Memorandum and Articles and any applicable requirements imposed from time to time by the Nasdaq, the SEC. In accordance with our Articles, we may issue shares may, with the sanction of a special resolution passed by the shareholders, be issued on terms that are, or at the option of our Company or the holder is liable, to be redeemed. Under the Cayman Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, if authorized by the articles of association and subject to the Cayman Companies Act, out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there no longer be any issued shares of our Company (other than shares held as treasury shares), and (3) unless the manner of repurchase (if not so authorized under the Memorandum and Articles) has first been authorized by a resolution of our shareholders. Under the Articles, our Company may repurchase its own shares on the terms and in the manner which our directors determine at the time of such repurchase. In addition, under the Cayman Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no longer any issued shares of our Company (other than shares held as treasury shares).

Variations of Rights of Shares

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the shares of the class or series.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by an ordinary resolution passed by our shareholders:

•        increase or reduce (by cancellation of shares that have not been taken or agreed to be taken by any person) the authorized share capital of our Company;

•        subdivide our authorized and issued shares into a larger number of shares; and

•        consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares

Our Memorandum and Articles authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

No Preferred Shares

As of the date of this prospectus, we do not have any preferred shares authorized, issued or outstanding.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from that of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by the Grand Court of the Cayman Islands upon application of the constituent company that has issued the security.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except to be paid the fair value of that person’s shares, to participate in all proceedings until such dissenter’s determination of fair value is reached, and the right to obtain relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a non-controlling shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

•        an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•        an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

•        an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect. Our Articles provide to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

To the extent permitted by the Cayman Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Duties of Directors

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association. Our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, any of our directors may be removed by ordinary resolution of our shareholders. The office of a director of our Company shall also be vacated if the director becomes bankrupt or makes any arrangement or composition with his creditors, is found to be or becomes of unsound mind, or resigns his office by notice in writing to our Company.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that are approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally.

The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super majority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, our Company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its shareholders or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, the rights attached to any class or series of shares may, unless otherwise provided in the Articles or the terms of issue of the shares of that class or series, be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class or series, or with the sanction of a resolution passed by at least a two-thirds majority of the shares of that class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the class or series.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our Memorandum and Articles may be altered or amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Powers to Issue Shares

Under our Memorandum and Articles, subject to any applicable provisions in our Memorandum, and without prejudice to any special rights previously conferred on the holders of existing shares, any share of our Company may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as our Company may from time to time by special resolution determine, and subject to the Cayman Companies Act, any share of our Company may, with the sanction of a special resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

Subject as otherwise provided in our Articles, all shares for the time being and from time to time unissued shall be under the control of our board of directors, and may be re-designated, allotted, issued or otherwise disposed of in such manner, to such persons and on such terms as our board of directors, in their absolute discretion, may think fit. Our directors may issue shares in separate classes and may issue shares of any class in different series.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

Listing

We plan to list the Ordinary Shares on the Nasdaq Capital Market under the symbol “BGHL”.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is V Stock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 1,600,000 Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Ordinary Shares, and while we plan to apply to list our Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market for our Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares. Further, since a large number of our Ordinary Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Ordinary Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

Our directors, executive officers and affiliates have agreed with the Representative, for a period of 6 months after the closing of this offering, subject to certain exceptions, not to offer, sell or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Ordinary Shares of the Company. Additionally, the shareholders Billion Fortune Overseas Limited and Boss Plan Limited have agreed to enter into similar lock-up agreements for a period of six months after the closing of this offering. These customary exceptions include transfers to immediate family members, trusts, or charitable organizations, and transfers by operation of law.

In addition, the Company has agreed for a period of 6 months after the closing of this offering, not to, except in connection with this offering, offer, sell or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, other than post-effective amendments to the Registration Statement of which this prospectus is a part. See “Underwriting — Lock-Up Agreements.”

We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares outstanding prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following description is not intended to constitute a complete analysis of all tax considerations relating to the acquisition, ownership, and disposition of our Shares. You should consult your own tax advisor concerning the tax considerations of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

Cayman Islands Taxation

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding tax will be required on the payment of a dividend or capital to any holder of the Ordinary Shares nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. There are no foreign exchange controls or foreign exchange regulations or currency restrictions in the Cayman Islands.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Hong Kong Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding or selling Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisors regarding the tax consequences of purchasing, holding or selling Ordinary Shares. Under the current laws of Hong Kong:

•        No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Ordinary Shares.

•        Revenue gains from the sale of Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

•        Gains arising from the sale of Ordinary Shares, where the purchases and sales of Ordinary Shares are affected outside of Hong Kong such as, for example, on the New York Stock Exchange, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Ordinary Shares.

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property (such as the ordinary shares).

Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax.

As from year of assessment of 2018/2019 onwards, Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000.

Material United States Federal Income Tax Considerations

Persons considering an investment in our Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Ordinary Shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        financial institutions or financial services entities;

•        underwriters;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        grantor trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        governments or agencies or instrumentalities thereof;

•        certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        passive foreign investment companies;

•        controlled foreign corporations;

•        the Company’s officers or directors;

•        holders who are not U.S. Holders;

•        persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the British Virgin Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NYSE MKT. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gains from the disposition of the Ordinary Shares are subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other un-booked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We have entered into an underwriting agreement dated __, 2025 with American Trust Investment Services, Inc. (the “Representative”), acting as the lead or managing underwriter with respect to the Ordinary Shares subject to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Ordinary Shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of shares
American Trust Investment Services, Inc.	[•]
Total	1,600,000

The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ over-allotment option described below.

The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Over-Allotment Option

We have granted to the underwriters a 30-day option to purchase up to an aggregate of 240,000 additional Ordinary Shares (or 15% of the number of Ordinary Shares offered in the offering) at the IPO price per Ordinary Share less underwriting discounts. The underwriters may exercise this option for 30 days from the closing of this offering solely to cover sales of Ordinary Shares by the underwriters in excess of the total number of Ordinary Shares set forth in the table above. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table. If any of the additional Ordinary Shares are purchased, the underwriters will offer the additional Ordinary Shares at the IPO price of each Ordinary Share.

Discounts, Commission and Expenses

The underwriting discounts and commissions are 7.0% of the initial public offering price.

The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Total
	Per Share		No Exercise		Full Exercise
Public offering price	US$	5.0	US$	8,000,000	US$	9,200,000
Underwriting discounts and commissions to be paid by us	US$	0.35	US$	560,000	US$	644,000
Proceeds, before expenses, to us	US$	4.65	US$	7,440,000	US$	8,556,000

In connection with and upon closing of the offering contemplated herein, we will also pay to the Representative a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received by us from the sale of the Ordinary Shares.

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including, but not limited to: (i) the costs of preparing, printing and filing the registration statement with the SEC, including amendments and supplements thereto, and post effective amendments, as well as the filings with FINRA and Nasdaq, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Representative may reasonably request; (ii) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the Representative may reasonably request; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative; (iv) the fees of counsel and accountants for the Company, including fees associated with any blue sky filings where applicable; (v) fees associated with the Company’s transfer agent; (vi) fees, if necessary, associated with translation services; and (vii) accountable expenses of the Representative (including fees and expenses of its counsel up to a maximum of US$100,000) whether or not the offering is consummated up to a maximum of $120,000.

We have paid the Representative a US$50,000 advance (the “Advance”) to be credited against the accountable expenses actually incurred by the Representative upon the successful completion of this offering and reimbursed the Representative US$50,000 for their legal expenses. Any Advance received by the Representative will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriters’ discount and commissions and non-accountable expense allowance will be approximately US$810,000.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of six (6) months from the closing of this offering, to provide investment banking services to the Company on an exclusive basis and on terms that are the same or more favorable to the Company comparing to terms offered to the Company by other underwriters/placement agents (the “Right of First Refusal”), which is exercisable in the Representative’s sole discretion. For purposes of this Right of First Refusal, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; and (b) acting as placement agent or initial purchaser in connection with any private offering of securities of the Company. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5).

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Company has agreed to set up an escrow account with a third-party escrow agent in the United States and will fund such account with US$100,000 that may be utilized by the underwriters to fund certain indemnification obligations of the Company to the underwriters and other indemnified persons as described herein and in the Underwriting Agreement, arising during the 12-month period following the closing of the offering. The escrow account will be interest bearing, and we will be free to invest the assets in low-risk investments (e.g., bonds, mutual funds, money market funds, etc.). All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. The Company will pay the reasonable fees and expenses of the escrow agent.

Tail Financing

If within 6 months from the effective date of termination or expiration of the engagement letter, the Company completes a public or private offering of its securities with any investor(s) introduced to the Company by the Representative during the term of the engagement letter, then the Company shall pay the Representative a tail fee equal to the compensation that would have been payable had the Representative participated in such transaction, provided that such investor(s) were first introduced to the Company by the Representative and documented in writing during the term of the engagement letter. This provision is intended to comply with FINRA Rule 5110(g)(5)(B). If the Company terminates the engagement letter for cause — defined as the Representative’s material breach of its obligations or willful failure to perform the services contemplated herein — no tail fee (or other post-termination compensation) shall be payable. Any tail fee must be reasonable in relation to the underwriting or placement services originally contemplated and shall not exceed the cash fee rate set forth in the engagement letter. No tail fee is owed for any transaction consummated after the tail period.

Lock-Up Agreements

We and our directors, officers and affiliates will enter into customary “lock-up” agreements in favor of the Representative pursuant to which we, and any of our successors, our directors, officers and affiliates will agree, for a period of 6 months from the closing of the offering, not to (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, other than post-effective amendments to the Registration Statement of which this prospectus is a part. The shareholders Billion Fortune Overseas Limited and Boss Plan Limited will enter into similar lock-up agreements for a period of six months from the closing of the offering.

The lock-up agreements are subject to customary exceptions, including transfers:

•        as a bona fide gift or gifts, or for charitable contributions;

•        to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party;

•        to a partnership, limited liability company, or other entity of which the lock-up party and/or the immediate family of the lock-up party are the only members or partners; or

•        by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement.

In all cases, the transferees must agree to be bound by the terms of the lock-up agreement, and no public filing or announcement reporting the transfer is required or will be made.

Nasdaq Capital Market Listing

We intend to apply to have our Ordinary Shares approved for listing on The Nasdaq Capital Market under the symbol “BGHL.” We make no representation that such application will be approved or that our Ordinary Shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, we will not close this offering unless such Ordinary Shares will be listed on the Nasdaq Capital Market at the completion of this offering.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors.

Any underwriter who is a qualified market maker on the Nasdaq Capital Market may engage in passive market making transactions on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the Business Day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our Ordinary Shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for our Ordinary Shares will develop and continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on the Nasdaq Capital Market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Determination of Offering Price

The principal factors to be considered in determining the public offering price include:

•        the information set forth in this prospectus and otherwise available to the Representative;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our company;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The assumed public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Ordinary Shares or that the Ordinary Shares will trade in the public market at or above the public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in these securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq listing fee and the filing fee payable to FINRA, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,470
Nasdaq Capital Market Listing Fee	5,000
FINRA Filing Fee	3,088
Legal Fees and Other Expenses	355,000	*
Accounting Fees and Expenses	200,000	*
Printing and Engraving Expenses	22,000	*
Transfer Agent Expenses	10,000	*
Miscellaneous Expenses	213,442	*
Total	810,000	*

____________

*        To be filed by amendment

LEGAL MATTERS

Concord & Sage PC is acting as counsel to our Company regarding U.S. securities law matters. The validity of the Ordinary Shares offered as a matter of Cayman Islands law hereby will be passed upon for us by Ogier. Certain legal matters with respect to U.S. federal law in connection with this Offering will be passed upon for the underwriter by DeMint Law, PLLC. Legal matters as to Hong Kong law will be passed upon for us by SH Wong & Co. We may rely upon Ogier with respect to matters governed by Cayman Islands law and SH Wong & Co with respect to matters governed by Hong Kong law.

EXPERTS

The combined financial statements for the years ended December 31, 2024 and 2023 and for each of the fiscal years then ended included in this prospectus have been so included in reliance on the report of AssentSure PAC, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing. The office of AssentSure PAC is located at 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, may have a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Hong Kong. All of the current director and executive officers of our Company, namely, Chung Tat Fai, Chan Bun, Woo Kevin Lok Tin, Cheung Leung, and So Chi Kai are nationals or residents of Hong Kong, and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Concord & Sage PC as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Cayman Islands

We rely on the opinion of Ogier, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce judgments of courts of the United States against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; and

•        entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also received an opinion from Ogier that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

1.      is given by a foreign court of competent jurisdiction;

2.      imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.      is final and conclusive;

4.      is not in respect of taxes, a fine or a penalty;

5.      was not obtained by fraud; and

6.      is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Hong Kong

According to SH Wong & Co, our counsel as to Hong Kong law, and their opinion which will be attached to this prospectus as Exhibit 5.2, there is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the United States, as such judgments of United States courts will not be directly enforced in Hong Kong. However, under common law, a foreign judgment (including one from a federal or state court in the United States) obtained against the Company may generally be treated by the courts of Hong Kong as a cause of action in itself and sued upon as a debt between the parties. In a common law action for enforcement of a foreign judgment, the judgment creditor has to prove that (a) the judgment is in personam; (b) the judgment is in the nature of a monetary award; (c) the judgment is final and conclusive on the merits and has not been stayed or satisfied in full; and (d) the judgement is from a court of competent jurisdiction. The defenses available to the defendant in a common law action for enforcement of a foreign judgment include breach of natural justice, fraud and contrary to public policy of Hong Kong. In order to enforce the foreign judgment at common law, fresh proceedings must be initiated in Hong Kong, which involves issuing a Writ of Summons and Statement of Claim attaching the foreign judgment as proof of the debt.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Ordinary Shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Billion Group Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Billion Group Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related combined statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ AssentSure PAC

We have served as the Company’s auditor since 2025.

Singapore

PCAOB ID# 6783

May 30, 2025

BILLION GROUP HOLDINGS LIMITED

COMBINED BALANCE SHEETS

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
ASSETS
Current assets
Cash and cash equivalents	32,114	250,491	81,662
Inventories	28,887	225,320	2,561,960
Accounts receivable, net	5,474,011	42,697,286	12,263,998
Other current assets	22,315	174,057	—
Amounts due from former related companies	—	—	2,969,602
Total current assets	5,557,327	43,347,154	17,877,222
Total assets	5,557,327	43,347,154	17,877,222

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	1,284,337	10,017,835	8,932,974
Accrued expenses and other current liabilities	64,468	502,847	432,610
Amounts due to former related companies	3,136,899	24,467,821	16,851,329
Current tax liabilities	125,000	975,000	—
Total current liabilities	4,610,704	35,963,503	26,216,913
Total liabilities	4,610,704	35,963,503	26,216,913

Shareholders’ equity
Ordinary shares US$0.0001 par value, 500,000,000 shares authorized, nil shares issued and outstanding as of December 31, 2024 and 2023 (Note *)	—	—	—
Other reserves	1,060,484	8,271,768	8
Accumulated losses	(113,861)	(888,117)	(8,339,699)
Total shareholders’ equity/(deficit)	946,623	7,383,651	(8,339,691)
Total liabilities and shareholders’ equity	5,557,327	43,347,154	17,877,222

____________

Note:

*        Giving retrospective effect to the Share Issue as detailed in note 12 to the combined financial statements.

The accompanying notes are an integral part of the combined financial statements.

BILLION GROUP HOLDINGS LIMITED

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Revenues	6,773,938	52,836,714	20,811,124

Cost of revenues – third parties	5,456,836	42,563,319	16,550,256
Cost of revenues – related party	—	—	845,646
Total cost of revenues	5,456,836	42,563,319	17,395,902

Gross profit	1,317,102	10,273,395	3,415,222

Operating expenses	235,082	1,833,642	2,597,901
Administrative expenses	2,340	18,248	9,879
Total operating and administrative expenses	237,422	1,851,890	2,607,780
Income from operations	1,079,680	8,421,505	807,442

Other income	651	5,077	23,265
Income before income tax expenses	1,080,331	8,426,582	830,707
Income tax expenses	125,000	975,000	—
Net income, representing total comprehensive income	955,331	7,451,582	830,707

Earnings per share:
Basic and diluted earnings per share (Note *)	0.05	0.37	0.04

Weighted average number of ordinary shares outstanding:
– Basic and diluted (Note *)	20,000,000	20,000,000	20,000,000

____________

Note:

*        Giving retrospective effect to the Share Issue as detailed in note 12 to the combined financial statements.

The accompanying notes are an integral part of the combined financial statements.

BILLION GROUP HOLDINGS LIMITED

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Number of ordinary shares (Note *)	Ordinary share (Note *)	Other reserves	Accumulated losses	Total shareholders’ equity
		HK$	HK$	HK$	HK$
Balance as of December 31, 2022	20,000,000	—	8	(9,170,406)	(9,170,398)
Net income	—	—	—	830,707	830,707
Balance as of December 31, 2023	20,000,000	—	8	(8,339,699)	(8,339,691)
Issue of shares of a subsidiary	—	—	77,992	—	77,992
Additional paid-in capital of a subsidiary (Note **)	—	—	8,193,768	—	8,193,768
Net income	—	—	—	7,451,582	7,451,582
Balance as of December 31, 2024	20,000,000	—	8,271,768	(888,117)	7,383,651

Balance as of December 31, 2024 (in US$)		—	1,060,484	(113,861)	946,623

____________

Notes:

*        Giving retrospective effect to the Share Issue as detailed in note 12 to the combined financial statements.

**      Pursuant to the sale and purchase agreement of shares in Harmony Alliance dated March 31, 2024, in the event the total proceeds from disposal of assets or recovery of accounts receivable of Billion Enterprise International Limited fall short of the total liabilities (the “Shortfall”) as shown on the audited financial statements of Billion Enterprise International Limited for the year ended December 31, 2023, China Eco-farming Limited as the seller undertook to reimburse the buyers for the Shortfall. The Shortfall amounted to HK$8,193,768 was assigned by the buyers to the Group as additional paid-in capital.

The accompanying notes are an integral part of the combined financial statements.

BILLION GROUP HOLDINGS LIMITED

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Cash flows from operating activities
Net income	955,331	7,451,582	830,707
Adjustments:
Current tax liabilities	125,000	975,000	—
Provision for write-down on inventories	674	5,260	—
Changes in operating assets and liabilities:
Inventories	298,896	2,331,380	(2,561,960)
Accounts receivable, net	(3,901,704)	(30,433,288)	(5,573,006)
Other current assets	(22,315)	(174,057)	150
Amounts due from former related companies	380,718	2,969,602	(742,515)
Accounts payable	139,084	1,084,861	3,179,205
Accrued expenses and other current liabilities	9,006	70,237	(141,600)
Amounts due to former related companies	976,472	7,616,492	5,018,729
Net cash (used in)/provided by operating activities	(1,038,838)	(8,102,931)	9,710

Cash flows from financing activities
Proceeds from issuance of shares of a subsidiary	9,999	77,992	—
Proceeds from additional paid-in capital of a subsidiary	1,050,484	8,193,768	—
Net cash provided by financing activities	1,060,483	8,271,760	—

Net increase in cash and cash equivalents	21,645	168,829	9,710
Cash and cash equivalents, beginning of the year	10,469	81,662	71,952
Cash and cash equivalents, end of the year	32,114	250,491	81,662

Supplemental disclosure of cash flows information
Cash paid during the year for income tax	—	—	—

The accompanying notes are an integral part of the combined financial statements.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

(a)     Description of business

Billion Group Holdings Limited (the “Company”) is a limited liability company incorporated in incorporated in the Cayman Islands on May 6, 2025. The principal activity of the Company is investment holding. The Company and its subsidiaries are collectively referred to as the “Group”. As of the date of this report, details of its subsidiaries are as follows:

Company name	Place and date of incorporation	Capital	Attributable equity interest	Principal activities
Harmony Alliance Holdings Limited (“Harmony Alliance”)	Established in British Virgin Islands on July 31, 2015	Share capital of US$10,000	100% (Direct)	Investment holding
Billion Enterprise International Limited (formerly known as King Health Investment Holdings Limited) (Note (i))	Established in Hong Kong on January 9, 2015	Share capital of HK$10,000	100% (Indirect)	Trading of food products

____________

Note:

(i)      The change of company name of the subsidiary was effective in 2025.

The Company will acquire 100% equity interest in Harmony Alliance which is expected to be completed by end of July 2025. As part of the reorganization, the Company will issue 999 ordinary shares at par value of US$0.0001 each for the share swap with the shareholders of Harmony Alliance.

The Company, Harmony Alliance and Billion Enterprise International Limited are controlled by the same controlling shareholder before and after the reorganization; therefore, the reorganization is considered a recapitalization of entities under common control. The recapitalization of the Group was accounted for at historical cost, with no goodwill or intangible assets recorded, and the combined financial statements are presented as if the aforementioned transactions were effective as of the beginning of the first period presented. Results and operations for the periods presented comprise those of the previous separate entities combined from January 1, 2023.

(b)    Basis of presentation under common control business combination

A business combination involving entities under common control is a business combination in which all the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. For such common control business combinations, the merger accounting principles are applied to include the assets, liabilities, results, changes in equity and cash flows of the combining entities in the combined financial statements.

In applying merger accounting, components of financial statements of the combining entities or businesses for the reporting periods in which the common control combination occurs are included in the combined financial statements of the combined entities as if the combination had occurred from the date when the combining entities or businesses first came under the control of the controlling party or parties.

A single uniform set of accounting policies is adopted by the combined entities. Therefore, the combined entity recognized the assets, liabilities and equity of the combining entities or businesses at the carrying amounts recognized previously in the combined financial statements of the controlling party or parties prior to the common control combination. The carrying amounts are included as if such combined financial statements had been prepared by the controlling party or parties, including adjustments required to conform to the combined entity’s accounting policies and applying those policies to all periods presented.

There is no recognition of any goodwill or excess of the acquirer’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of the common control combination. The effects of all transactions between the combining entities or businesses, whether occurring before or after the combination, are eliminated in preparing the combined financial statements of the combined entity.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The combined financial statements include the financial statements of Harmony Alliance and Billion Enterprise International Limited.

Subsidiaries are all entities over which the Group has control. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

For acquisition of subsidiaries under common control, the identifiable assets and liabilities were accounted for at their carrying values, in a manner similar to the pooling-of-interest method of consolidation.

In preparing the combined financial statements, transactions, balances and unrealized gains on transactions between the combining entities are eliminated. Unrealized losses are also eliminated but are considered an impairment indicator of the assets transferred.

The accompanying combined financial statements have been prepared in accordance with the U.S. generally accepted accounting principles or GAAP on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the combined financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Group be unable to continue as a going concern.

(c)     Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in combined financial statements for detailing the Group’s business segments. Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews combined results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group operates in one reportable segment and solely within Hong Kong. The Group does not distinguish between markets or segments for the purpose of internal reporting. Accordingly, no segment or geographic information has been presented.

(d)    Use of estimates

The preparation of these combined financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Area requiring a significant degree of estimation include allowance for credit losses.

(e)     Financial instruments

Financial instruments of the Group primarily consist of cash and cash equivalents, accounts receivable, other current assets, amounts due with former related companies, accounts payable and accrued expenses and other current liabilities. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

The Group has no derivative financial instruments.

(f)     Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g)    Revenue recognition

Sales of food products are for cash or otherwise agreed-upon credit terms. Our payment terms vary by customer. Our revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and our obligation have been fulfilled, which is when the ownership of the related goods are transferred to the customer. We have elected to treat transportation as a fulfillment activity. Revenue is measured as the amount of consideration we expect to receive in exchange for our products. Our sales terms do not allow for a right of return except for matters related to any defects on our part.

Principal vs. Agent Considerations

In accordance with the guidance under ASC 606, the Group has assessed whether it acts as a principal or an agent in transactions involving customers and food suppliers. The Group has concluded that it acts as a principal, as it controls the underlying food products before they are transferred to the end users (customers).

The Group obtains control of the food products before they are transferred to end users (customers), and it has the ability to direct the food suppliers to supply the food products as well as logistics services. The Group is contractually responsible for fulfilling the performance obligations to the customers under separate agreements. As such, the Group controls the specified goods before they are transferred to the customer.

(h)    Accounts receivable, net

Accounts receivable are stated at the amount the Group expects to collect. The Group maintains allowances for credit losses for estimated losses. In accordance with ASC 326 Financial Instruments — Credit Losses, the Group estimates the allowance for expected credit losses based on expected future uncollectible accounts receivable using forecasts of future economic conditions, in addition to information about past events and current conditions.

Management considers the following factors when determining the collectability of specific accounts: historical experience, creditworthiness of the clients, aging of the receivables, and other specific circumstances related to the accounts. Allowance for credit losses is made and recorded into administrative expenses based on the aging of accounts receivable and on any specifically identified receivables that may become uncollectible. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

There is no allowance for credit losses or write-off during the years ended December 31, 2024 and 2023.

(i)     Inventories

Inventories consist of finished products. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the First-In-First-Out method. The Group routinely evaluates the net realizable value of the inventories in light of current market conditions and market trends and records a write-down against the cost of inventories should the net realizable value fall below the cost. The Group recognized provision for write-down on inventories of HK$5,260 and nil during the years ended December 31, 2024 and 2023, respectively.

(j)     Operating leases

We determine if an arrangement is a lease at inception. Payments under our lease arrangements are fixed. Right-of-use (“ROU”) assets and lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is incremental borrowing rate, because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. The Group generally uses the base, non-cancelable, lease term when determining the ROU assets and

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

lease liabilities. ROU assets also include any prepaid lease payments and lease incentives. The current portion of operating lease liabilities is included in accrued expenses and other current liabilities. Should there be long term portion, the non-current lease liabilities will be included in operating lease liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

(k)    Convenience translation

Translations of the combined balance sheets, combined statements of operations and comprehensive income and combined statements of cash flows from HK$ into US$ as of and for the year ended December 31, 2024 are solely for the convenience of the reader and were calculated at the rate of HK$7.80 = US$1, based on the pegged rate determined by the Hong Kong’s linked exchange rate system. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2024, or at any other rate.

(l)     Income taxes

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“temporary differences”). Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As at December 31, 2024 and 2023, the Group had no uncertain income tax position. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(m)   Fair value measurement

The Group defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group follows the provisions of ASC 820, “Fair Value Measurements and Disclosures”. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs, other than quoted prices in level, that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the asset or liability.

The carrying value of financial instruments included in current assets and liabilities approximate their fair values because of the short-term nature of these instruments.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n)    Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. As at December 31, 2024 and 2023, the Group had no such potential material loss contingency.

(o)    Recently issued accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the CODM and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The Group adopted this guidance for the year beginning January 1, 2024 and the adoption of this standard does not have a material impact on the combined financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU will likely result in the required additional disclosures being included in our combined financial statements, once adopted.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization, within relevant income statement captions. This ASU also requires disclosure of the total amount of selling expenses along with the definition of selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Adoption of this ASU can either be applied prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the financial statements. Early adoption is also permitted. This ASU will likely result in the required additional disclosures being included in our combined financial statements, once adopted.

The Group is reviewing the impact of these accounting pronouncements but does not currently expect the adoption of these to have a material impact on its combined financial statements.

2.      REVENUES

Revenues represent the invoiced sales of products to customers.

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Revenues
Sales of goods, recognized at a point in time	6,773,938	52,836,714	20,811,124

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

2.      REVENUES (cont.)

All revenue is derived in Hong Kong. A concentration analysis of the revenue is as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Customer A	22%	36%
Customer B	0%	10%
Customer C	11%	0%
Customer D	11%	0%
Customer E	18%	0%
Customer F	16%	9%

3.      OTHER INCOME

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Exchange gain	—	—	9,252
Sundry income	651	5,077	14,013
	651	5,077	23,265

4.      INVENTORIES

Inventories consist of the following:

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Finished goods	29,561	230,580	2,561,960
Provision for write-down on inventories	(674)	(5,260)	—
	28,887	225,320	2,561,960

The Group routinely evaluates the net realizable value of the inventories in light of current market conditions and market trends. The Group recognized provision for write-down on inventories of HK$5,260 and nil during the years ended December 31, 2024 and 2023, respectively.

5.      ACCOUNTS RECEIVABLE, NET

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Accounts receivable	5,474,011	42,697,286	12,263,998

The Group normally allows credit terms to customers ranging from 60 to 90 days. The Group seeks to maintain strict control over its accounts receivable. Overdue accounts receivable is reviewed regularly by the Board of Directors. There was no allowance for credit losses or write-off during the years ended December 31, 2024 and 2023. As of the date of this report, all accounts receivable as of December 31, 2024 has been collected.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

5.      ACCOUNTS RECEIVABLE, NET (cont.)

A concentration analysis of accounts receivable is as follows:

	As at December 31, 2024	As at December 31, 2023
Customer A	20%	23%
Customer B	0%	12%
Customer C	11%	0%
Customer D	10%	0%
Customer E	22%	0%
Customer F	18%	11%
Customer G	3%	10%
Customer H	2%	14%

6.      OTHER CURRENT ASSETS

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Advance payment to a supplier	22,315	174,057	—

The advance payment resulted from overpaid payable for purchases of goods during the year ended December 31, 2024. The balance was fully utilized by netting off trade payable to the supplier in early 2025.

7.      AMOUNTS DUE FROM FORMER RELATED COMPANIES

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Amount due within 1 year	—	—	2,969,602

The former related companies had common shareholder with Harmony Alliance before March 31, 2024.

The amounts due from former related companies were interest-free, unsecured and repayable on demand. There was no allowance for credit losses or write-off during the years ended December 31, 2024 and 2023.

8.      CASH AND CASH EQUIVALENTS

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Cash held in banks and on hand	32,114	250,491	81,662

Cash and cash equivalents were maintained in Hong Kong.

Cash held in banks earns interest at floating rates based on daily bank deposit rates.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

9.      ACCOUNTS PAYABLE

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Accounts payable	1,284,337	10,017,835	8,932,974

The Group normally obtains credit terms of 60-90 days from suppliers.

A concentration analysis of accounts payable is as follows:

	As at December 31, 2024	As at December 31, 2023
Supplier A	80%	28%
Supplier B	0%	34%
Supplier C	2%	31%
Supplier D	17%	0%

A concentration analysis of the suppliers based on the purchases made during the years is as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Supplier A	57%	28%
Supplier B	21%	20%
Supplier C	8%	26%
Supplier E	10%	21%

10.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Accrued expenses	32,999	257,394	187,577
Other payables	31,469	245,453	245,033
	64,468	502,847	432,610

11.    AMOUNTS DUE TO FORMER RELATED COMPANIES

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Amounts due within 1 year	3,136,899	24,467,821	16,851,329

The former related companies had common shareholder with Harmony Alliance before March 31, 2024.

The amounts due were interest-free, unsecured and repayable on demand.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

12.    EQUITY AND CAPITAL MANAGEMENT

Combined balance sheets as at December 31, 2024, December 31, 2023 and December 31, 2022

	Pre-Share Issue	Adjustments	Post-Share Issue
Number of shares
– authorized	—	500,000,000	500,000,000
– issued and fully paid	—	20,000,000	20,000,000
Value (US$)	—	—	—

Combined statements of operations and comprehensive income for the year ended December 31, 2024

	Pre-Share Issue	Adjustments	Post-Share Issue
Earnings per share (HK$)
– basic and diluted	—	0.37	0.37

Weighted average number of shares in issue for the year
– basic and diluted	—	20,000,000	20,000,000

Combined statements of operations and comprehensive income for the year ended December 31, 2023

	Pre-Share Issue	Adjustments	Post-Share Issue
Earnings per share (HK$)
– basic and diluted	—	0.04	0.04

Weighted average number of shares in issue for the year
– basic and diluted	—	20,000,000	20,000,000

On May 6, 2025, the Company was incorporated in Cayman Islands with 1 ordinary share issued at par value of US$0.0001. The authorized capital shares of the Company were 500,000,000.

As part of the reorganization, the Company will then allot and issue 999 ordinary shares at par value of US$0.0001 each for the share swap with the shareholders of Harmony Alliance. Thereafter the Company will further allot and issue 19,999,000 ordinary shares at par value of US$0.0001 each (the “Share Issue”).

As of the date of this report, the Company had 1 ordinary share of US$0.0001 issued and outstanding.

Each share has a nominal value of US$0.0001 per share.

Earnings per share is calculated by dividing the net income attributable to owners of the Company by the weighted average number of shares in issue throughout the financial periods. The effects of all potential shares are anti-dilutive. The Company used weighted average of 20,000,000 shares for the purpose of calculating earnings per share on the assumption that the issuance of share of the Company had been effective throughout the years ended December 31, 2024 and 2023.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

13.    INCOME TAX EXPENSES

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Current taxes	125,000	975,000	—
Deferred taxes	—	—	—
Income tax expenses	125,000	975,000	—

Cayman Islands

Under the current and applicable laws of Cayman Islands, the Company is not subject to tax on income or capital gains under this jurisdiction.

British Virgin Islands

Harmony Alliance was incorporated in the British Virgin Islands. Under the current and applicable laws of British Virgin Islands, Harmony Alliance is not subject to tax on income or capital gains under this jurisdiction.

Hong Kong

Billion Enterprise International Limited was incorporated in Hong Kong and is subject to taxes in Hong Kong under the two-tiered profits tax rates at 8.25% of the first HK$2,000,000 (equivalent to US$256,410) estimated assessable profits and 16.5% of the remaining estimated assessable profits.

A reconciliation of the difference between the expected income tax expenses computed at Hong Kong Profits Tax rate of 16.5% and the Group’s reported income tax expenses is set out below:

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Income before income tax	1,080,331	8,426,582	830,707
Computed taxation at the effective tax rate of 16.5%	178,255	1,390,386	137,067
Tax effect of preferential tax rate	(21,154)	(165,000)	—
Tax effect of expenses that are not deductible	309	2,412	2,939
Tax effect of utilization of tax losses	(32,522)	(253,673)	(140,006)
Tax reduction	(192)	(1,500)	—
Others	304	2,375	—
Income tax expenses	125,000	975,000	—

The Group had no material unutilized net operating loss under Hong Kong Tax Regime nor other unrecognized temporary differences as at December 31, 2024 and 2023.

Under relevant Hong Kong tax laws, tax case is normally subject to investigation by the tax authority for up to 6 years of assessment prior to the current year of assessment, unless in case of fraud or willful evasion, then the investigation can be extended to cover 10 years of assessment. For most taxpayers with simple affairs, the amendment period for an income tax assessment is 2 years from the date that a taxpayer issued with an assessment, while those with more complex affairs would extend to 4 years from the date that a taxpayer issued with an assessment.

As of December 31, 2024 and 2023, the Group had no open tax investigation from the tax authority.

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

14.    SEGMENT INFORMATION

Reportable Segments

The Group operates as a single reportable segment, which is consistent with how the CODM, the Chief Executive Officer, allocates resources and assesses performance. The Group’s operations are centralized and integrated, with financial results reviewed and managed on a consolidated basis. Accordingly, management has determined that the Group has one reportable segment under ASC Topic 280, Segment Reporting.

Measure of Segment Profit or Loss

The CODM reviews financial information on a consolidated basis, using Operating Income as the primary measure of segment performance. Operating Income is defined as revenues less cost of revenues and operating expenses, excluding interest income, interest expense and income taxes.

Significant Segment Expense Categories Provided to CODM

The CODM regularly receives and reviews the following expense categories, which are included in the segment’s measure of profit or loss.

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Revenues	6,773,938	52,836,714	20,811,124
Cost of revenues	5,456,836	42,563,319	17,395,902

Operating expenses
– Transportation charges	7,692	60,000	31,500
– Management fee	203,077	1,584,000	1,867,971
– Travelling expenses	2,200	17,158	37,378
– Entertainment	11,479	89,540	648,637
– Motor vehicle expenses	—	—	5,289
– Warehouse rent	10,634	82,944	7,126

Administrative expenses
– Audit fee	1,282	10,000	—
– Business registration fee	286	2,230	150
– Sundry expenses	772	6,018	9,729

Other income	651	5,077	23,265

Income tax expenses	125,000	975,000	—

Net income	955,331	7,451,582	830,707

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

15.    RELATED PARTY BALANCES AND TRANSACTIONS

Nature of relationships with related parties

Name	Relationship with the related parties
China Eco-farming Limited	Shareholder of Harmony Alliance before March 31, 2024
Shenzhen Shengshi Fuqiang Technology Co., Ltd.	A fellow subsidiary of Harmony Alliance before March 31, 2024
Kingtop Asia Investment Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
Billion Element Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
China Smart Asia Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
Success Royal Investment Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
China AF Capital Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
China AF Finance Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
King Health International Holdings Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
Skyline Top Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
Seal Eco Recycling Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024
Wide Graceful Holdings Limited	A fellow subsidiary of Harmony Alliance before March 31, 2024

Transactions with related parties

	Year Ended December 31, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
	US$	HK$	HK$
Purchases from Shenzhen Shengshi Fuqiang Technology Co., Ltd.	—	—	985,318
Management fee to China Eco-farming Limited (Note **)	—	—	1,315,046
Management fee to Kingtop Asia Investment Limited (Note **)	203,077	1,584,000	552,926

____________

Note:

**      The former related companies provided office space, human resources management, supplies of electricity and water, equipment usage and other office supplies under the management fee contracts.

Balances with related parties

	As at December 31, 2024	As at December 31, 2024	As at December 31, 2023
	US$	HK$	HK$
Amounts due from former related companies	—	—	2,969,602
Amounts due to former related companies	3,136,899	24,467,821	16,851,329

BILLION GROUP HOLDINGS LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

16.    COMMITMENTS AND CONTINGENCIES

At the end of each reporting period, the Group had no significant contingent liabilities, capital and other commitments.

17.    RISKS AND UNCERTAINTIES

Credit risk

Credit risk is the potential financial loss to the Group resulting from the failure of a customer or a counterparty to settle its financial and contractual obligations to the Group, as and when they fall due. As the Group does not hold any collateral, the maximum exposure to credit risk is the carrying amounts of accounts receivable, amounts due from former related companies and cash and cash equivalents presented on the balance sheets. The Group has no other financial assets which carry significant exposure to credit risk.

Interest rate risk

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. The Group had no significant interest-bearing deposits or loans as at December 31, 2024 and 2023. The Group has not used any derivative financial instruments to manage its interest risk exposure.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

Typically, the Group ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 60 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

18.    SIGNIFICANT SUBSEQUENT EVENTS

These combined financial statements were approved by the Director and were available for issuance on May 30, 2025 and the Group has evaluated subsequent events through to the date of this Report. No subsequent events required disclosure in or adjustments to these combined financial statements except for the following:

In May 6, 2025, the Company was incorporated as an exempted company under the laws of the Cayman Islands with limited liability and as an offshore holding company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriter was involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Ordinary Shares	Consideration
Ogier Global Subscriber (Cayman) Limited	May 6, 2025	1	$0.0001
Billion Fortune Overseas Limited	May 12, 2025	1	$0.0001
Billion Fortune Overseas Limited	June 25, 2025	679	$0.0001
Boss Plan Limited	June 25, 2025	50	$0.0001
Destiny Wealth Investments Limited	June 25, 2025	49	$0.0001
Talent Enhance Limited	June 25, 2025	48	$0.0001
Daily Benefit Inc.	June 25, 2025	45	$0.0001
Major Trader Limited	June 25, 2025	40	$0.0001
Land Precious Limited	June 25, 2025	39	$0.0001
Clever Express Limited	June 25, 2025	38	$0.0001
ZGM Global Limited	June 25, 2025	11	$0.0001
Billion Fortune Overseas Limited	August 22, 2025	12,511,320	$0.0001
Boss Plan Limited	August 22, 2025	919,950	$0.0001
Destiny Wealth Investments Limited	August 22, 2025	901,551	$0.0001
Talent Enhance Limited	August 22, 2025	883,152	$0.0001
Daily Benefit Inc.	August 22, 2025	827,955	$0.0001
Major Trader Limited	August 22, 2025	735,960	$0.0001
Land Precious Limited	August 22, 2025	717,561	$0.0001
Clever Express Limited	August 22, 2025	699,162	$0.0001
ZGM Global Limited	August 22, 2025	202,389	$0.0001

Item 8. Exhibits and Financial Statement Schedules.

(a)     The following documents are filed as part of this registration statement:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1†	Form of Underwriting agreement
3.1†	Memorandum and Articles of Association, as currently in effect
4.1†	Specimen certificate evidencing Ordinary Shares
5.1†	Opinion of Ogier regarding the validity of the Ordinary Shares being registered
5.2†	Hong Kong Legal Opinion of SH Wong & Co. in relation to Billion Group Holdings Limited
8.1†	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1†	Form of Indemnification Agreement between the registrant and its officers and directors
10.2†	Form of Director Agreement between the registrant and its directors
10.3†	Form of Independent Director Agreement between the registrant and its independent directors
10.4†	Form of Employment Agreement between the registrant and its officers
10.5†	Office Lease Contract, by and between Wong Mei Sim and Billion Enterprise International Ltd dated as of May 1, 2025
10.6†	English translation of food supply contract between Billion Enterprise International Limited and Customer A dated as of March 25, 2023
10.7†	English translation of food supply contract between Billion Enterprise International Limited and Customer B dated as of March 25, 2023
10.8†	English translation of food supply contract between Billion Enterprise International Limited and Customer E dated as of March 25, 2023
10.9†	English translation of food supply contract between Billion Enterprise International Limited and Customer F dated as of March 25, 2023
10.10†	English translation of sales contract between Supplier A and Billion Enterprise International Limited dated as of January 1, 2023
10.11†	Form of Ordinary Shares Lock-up Agreement
10.12†	Form of Company Shares Lock-Up Agreement
21.1†	List of Subsidiaries
23.1†	Consent of AssentSure PAC, an independent registered public accounting firm
23.2†	Consent of Frost & Sullivan Limited
24.1†	Power of attorney
107†	Filing Fee Table

____________

†        Previously filed.

*        To be filed by amendment.

**      Filed herewith.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the combined financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on September 25, 2025.

Billion Group Holdings Limited
By:	/s/ Chan Bun
Name:	Chan Bun
Title:	Chief Executive Officer and Executive Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THOSE PRESENT, that each person whose signature appears below hereby constitutes and appoints each of Chung Tat Fai and Chan Bun, his or her true and lawful agent, proxy, and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto; (2) act on, sign, and file such certificates, instruments, agreements, and other documents as may be necessary or appropriate in connection therewith; (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act; and (4) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying, and confirming all that such agent, proxy, and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Chung Tat Fai	Chief Financial Officer	September 25, 2025
Name: Chung Tat Fai	(Executive Director, Principal Accounting and Financial Officer)
/s/ Chan Bun	Chief Executive Officer	September 25, 2025
Name: Chan Bun	(Executive Director)
/s/ Woo Kevin Lok Tin	Independent Director	September 25, 2025
Name: Woo Kevin Lok Tin
/s/ Cheung Leung	Independent Director	September 25, 2025
Name: Cheung Leung
/s/ So Chi Kai	Independent Director	September 25, 2025
Name: So Chi Kai

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Billion Group Holdings Limited, has signed this registration statement or amendment thereto in Diamond Bar, California on September 25, 2025.

Authorized U.S. Representative Concord & Sage PC
By:	/s/ Kyle Leung
Name:	Kyle Leung
Title:	Partner on behalf of Concord & Sage PC